                                 [GLOBAL LOGO]

                          GLOBAL ELECTION SYSTEMS INC.

                             ARRANGEMENT INVOLVING

                          GLOBAL ELECTION SYSTEMS INC.

                                      and

                             DIEBOLD, INCORPORATED

                   NOTICE OF EXTRAORDINARY GENERAL MEETING OF

                  SHAREHOLDERS OF GLOBAL ELECTION SYSTEMS INC.

                                      AND

        MANAGEMENT INFORMATION CIRCULAR OF GLOBAL ELECTION SYSTEMS INC.

  Unless otherwise stated, the information herein is given as of September 21,
                                     2001.

                                                                 GLOBAL ELECTION SYSTEMS INC.
(Global Election Logo)                                                      1611 WILMETH ROAD
                                                                           MCKINNEY, TX 75069

                                                              September 26, 2001

Dear Shareholder:

     The Board of Directors cordially invites you to attend an extraordinary meeting (the "Meeting") of holders ("Global Shareholders") of common shares ("Global Common Shares") of Global Election Systems Inc. ("Global") to be held at 10:00 a.m. (Vancouver Time) on October 26, 2001 in the Oak Room of the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia.

     At the Meeting, you will be asked to approve a proposed plan of arrangement (the "Arrangement") involving Global pursuant to the terms of an arrangement agreement (the "Arrangement Agreement") dated as of September 10, 2001 between Global, Diebold, Incorporated ("Diebold") and Diebold Acquisition Ltd., a wholly-owned subsidiary of Diebold ("SubCo"). The Arrangement will result in Global becoming a wholly-owned subsidiary of Diebold. Pursuant to the terms of the Arrangement, each Global Common Share will be exchanged for U.S.$0.227 (the "Cash Consideration") along with shares of Diebold common stock ("Diebold Common Shares"), equal to an exchange ratio (the "Exchange Ratio") determined by dividing (x) 0.908 by (y) the average of daily volume weighted average prices (based on a trading day from 9:30 a.m. to 4:00 p.m. New York City time) of the Diebold Common Shares on the New York Stock Exchange for the ten consecutive trading days ending with the trading day immediately preceding the effective time of the Arrangement, provided that the Exchange Ratio shall not be less than
0.02421 or greater than 0.03027. Cash (without interest) will be issued in respect of any fractional Diebold Common Shares in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a Diebold Common Share multiplied by the closing trading price of a Diebold Common Share on the New York Stock Exchange on the trading day immediately preceding the Effective Time. Based on the U.S.$/Cdn.$ exchange rate on September 21, 2001 and the average closing price of Diebold Common Shares on the New York Stock Exchange for the ten consecutive trading days ending on September 21, 2001, the Cash Consideration and the Exchange Ratio provides the equivalent of approximately Cdn.$1.78 to Global Shareholders for each Global Common Share held by them.

     At the Meeting, you will also be asked to approve the issuance to Diebold of up to an additional 16,306,922 Global Common Shares in connection with (i) Diebold's exercise of its right to convert all or a portion of its U.S.$5,000,000 convertible loan to Global into Global Common Shares, (ii) Diebold's exercise of a warrant to purchase up to 250,000 Global Common Shares, and (iii) Diebold's exercise of an option to purchase up to 4.5 million Global Common Shares pursuant to a contract manufacturing agreement between Diebold and Global.

     The U.S. national election of November 2000 had a significant and disruptive impact on the election industry and on Global's results of operations and financial condition. As we reported to you earlier, Global encountered strong customer resistance to making purchasing decisions as local officials waited for the possibility of matching funds from national or state governments. Due to this unprecedented event, Global's cash reserves were effectively exhausted. Revenues during the third and fourth quarters of fiscal 2000 were approximately U.S.$8,935,000; for the same period in fiscal 2001, revenues were approximately U.S.$4,055,000 (excluding revenues in the amount of $911,000 from a subsidiary acquired during fiscal 2001). As a result, Global was required to include going concern disclosure in its financial statements relating to, among other matters, Global's inability to carry on normal operations without a significant infusion of capital. Global is currently in default of its payment obligations under certain terms of its outstanding loans.

     During the third and fourth fiscal quarters of fiscal 2001, Global sought to raise money through debt or equity financing sufficient to sustain the Company until internally generated funds could again finance the Company's operations on an on-going basis. Global was unsuccessful in those efforts. Several companies explored joint venture alternatives with Global, but all failed to provide the necessary significant capital infusion. Two companies performed significant due diligence during this period investigating the possibility of purchasing Global. Diebold presented the offer to purchase Global which you are asked to approve at the Extraordinary Meeting. The other entity chose not to bid.

     Presently, Global finds itself unable to bid on requests for proposals on a stand-alone basis or to perform contracts, if awarded, due to its financial and operational status. Without an acquisition by a significantly stronger entity or an infusion of substantial capital, Global will be unable to continue operations.

     On August 30, 2001, J.J.B. Hilliard, W.L. Lyons, Inc., financial advisor to Global, delivered to Global's board of directors (the "Board of Directors") its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Transaction Consideration being offered in the Arrangement is fair, from a financial point of view, to Global Shareholders. Evans and Evans Inc., an independent valuator, has delivered to the Board of Directors its opinion that as of June 30, 2001, the fair market value of 100% of the issued and outstanding Global Common Shares is between U.S.$18.6 million and U.S.$20.1 million.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ARRANGEMENT IS FAIR TO GLOBAL SHAREHOLDERS AND THAT THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF GLOBAL AND GLOBAL SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ARRANGEMENT. EACH MEMBER OF THE BOARD OF DIRECTORS HAS INDICATED TO GLOBAL THAT HE INTENDS TO VOTE ALL OF THE GLOBAL COMMON SHARES OWNED BY HIM IN FAVOR OF THE ARRANGEMENT.

     For the Arrangement to proceed, it must be approved by not less than 75% of the votes cast by Global Shareholders who attend, or who are represented at, the Meeting in person or by proxy. The approval described in the preceding sentence will also serve as the approval by a majority of votes of Global Shareholders required by subsection 252(8) of the Company Act (British Columbia) (the "Majority of the Minority Vote"), as there are no affiliates of Global who hold Global Common Shares, no Global Shareholders who will, as a result of the Arrangement, be entitled to consideration for each Global Share greater than that available to other Global Shareholders, and no Global Shareholder who alone, or in combination with others, effectively controls Global who has entered into or has agreed to enter into an understanding to support the Arrangement. The attached Management Information Circular (the "Circular") contains a detailed description of the Arrangement, the Arrangement Agreement, information concerning each of Global and Diebold and other information that will help you make an informed decision. We urge you to read the sections entitled "Information Concerning Global -- Global's Risk Factors", "Diebold's Risk Factors", "Arrangement Risk Factors" and "The Arrangement
Agreement -- Termination Fee and Expenses" for a description of potential risks, uncertainties and costs you should consider in evaluating the Arrangement.

     A Letter of Transmittal for use by Global Shareholders will be sent to all Global Shareholders following the final approval of the Arrangement. Global Shareholders will not receive certificates for the Diebold Common Shares to which they are entitled under the Arrangement until they return a properly completed Letter of Transmittal, together with the certificates representing their Global Common Shares and all other required documentation, to Pacific Corporate Trust Company ("Pacific Corporate Trust") at the address specified on the last page of the Letter of Transmittal.

     In order to vote on the Arrangement, you should complete and submit the enclosed form of proxy, as described below.

     We hope that you will be able to attend the Meeting. Whether or not you are able to attend, it is still important that you be represented at the Meeting. We encourage you to complete the enclosed form of proxy and deposit it with Pacific Corporate Trust not later than 5:00 p.m. (Vancouver Time) on October 24, 2001 (see page 1 of the Circular). Voting by proxy will not prevent you from voting in person if you attend the Meeting, but will ensure that your vote will be counted if you are unable to attend.

     If you are a non-registered holder of Global Common Shares and have received this letter and the Circular from your broker or another intermediary, please complete and return the proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided with it. Failure to do so may result in your Global Common Shares not being eligible to be voted at the Meeting.

     The attached Circular is also being delivered to holders of options and warrants to acquire Global Common Shares for information purposes.

     Subject to obtaining court and certain other regulatory approvals, if Global Shareholders approve the Arrangement, it is anticipated that the Arrangement will be completed in the fourth quarter of calendar 2001.

Sincerely,


/s/ Brian W. Courtney                                    /s/ Robert J. Urosevich
BRIAN W. COURTNEY,                                       ROBERT J. UROSEVICH,
Chief Executive Officer                                  President and Chief Operating Officer

[Global Logo]

                          GLOBAL ELECTION SYSTEMS INC.
                               1611 Wilmeth Road
                                McKinney, Texas
                                  U.S.A. 75069

                   NOTICE OF EXTRAORDINARY MEETING OF MEMBERS

     NOTICE IS HEREBY GIVEN that an extraordinary meeting (the "Meeting") of holders ("Global Shareholders") of Global Election Systems Inc. ("Global") common shares ("Global Common Shares") will be held in the Oak Room of the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia, on Friday, the 26th day of October, 2001, at the hour of 10 o'clock in the morning (Vancouver time), for the following purposes:

          1. To consider pursuant to an interim order of the Supreme Court of British Columbia and, if thought fit, to pass, with or without variation, a special resolution (the "Arrangement Resolution"), the full text of which is set forth in Appendix A to the accompanying Management Information Circular, to authorize, approve and adopt a statutory plan of arrangement (the "Arrangement") pursuant to Section 252 of the Company Act (British Columbia), as more particularly described in the accompanying Management Information Circular;

          2. To consider and, if thought fit, to pass an ordinary resolution to approve the issuance to Diebold, Incorporated ("Diebold") of up to an additional 16,306,922 Global Common Shares (in excess of 4,388,418 Global Common Shares already issuable to Diebold) pursuant to (a) Diebold's exercise of its right to convert all or a portion of its U.S.$5,000,000 convertible loan to Global into Global Common Shares; (b) Diebold's exercise of a warrant to purchase up to 250,000 Global Common Shares; and
     (c) Diebold's exercise of an option to purchase up to 4,500,000 Global Common Shares pursuant to a contract manufacturing agreement between Diebold and Global, as amended, all as more particularly described in the accompanying Management Information Circular; and

          3. To transact such other business as may properly come before the Meeting, or any adjournment or postponement thereof.

     Accompanying this Notice is a Management Information Circular, including Global's audited consolidated financial statements for the fiscal year ended June 30, 2001, and a form of proxy for Global Shareholders. The accompanying Management Information Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

     Whether or not Global Shareholders are able to attend the Meeting, they should date, sign and return the enclosed form of proxy to Global, care of Pacific Corporate Trust Company, Attention: Proxy Department, 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8, in the envelope provided for that purpose. To be effective, a form of proxy must be duly executed and deposited with Pacific Corporate Trust Company at the address above, not later than 5:00 p.m. (Vancouver Time), on the day that is two Business Days prior to the Meeting, or any adjournment or postponement thereof. Proxies may also be deposited with the Chairman of the Meeting, immediately prior to the commencement of the Meeting, or any adjournment or postponement thereof.

     Pursuant to the Arrangement Agreement and the order of the Supreme Court of British Columbia dated September 25, 2001 (the "Interim Order"), registered holders of Global Common Shares have been granted the right to dissent in respect of the Arrangement Resolution. The right to dissent provided for in the Interim Order is similar, but not identical to, the dissent rights in the Company Act (British Columbia). A Dissenting Shareholder is required to comply with the dissent procedures (which are described in the Management

Information Circular under the heading "Dissenting Shareholders' Rights"). Failure to comply strictly with the dissent procedures may result in the loss or unavailability of any right of dissent.

     Take notice that pursuant to the Arrangement and the Interim Order, you may until 5:00 p.m. on October 18, 2001 give Global a Notice of Dissent by registered mail addressed to the Company's registered office at Gowling Lafleur Henderson LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia V7X 1J1, Attention: Brett Kagetsu, with respect to the Arrangement Resolution. As a result of giving a Notice of Dissent you may, on receiving a notice of intention to act as contemplated by section 207 of the BCCA, require Global to purchase all your shares in respect of which the Notice of Dissent was given.

     However, in the event that greater than 10% of the Global Common Shares are the subject of valid dissents, Diebold will not be required to proceed with the Arrangement.

     DATED at McKinney, Texas on September 26, 2001.

                                          By Order of the Board of Directors

                                          /s/ Brian W. Courtney

                                          BRIAN W. COURTNEY
                                          Chief Executive Officer

                          GLOBAL ELECTION SYSTEMS INC.

                        MANAGEMENT INFORMATION CIRCULAR

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
SUMMARY.....................................................     1
  Date, Place and Purpose of the Meeting....................     1
  The Arrangement...........................................     1
  The Share Issuance........................................     2
  Recommendations of the Board of Directors.................     2
  Opinion of Global's Financial Advisor.....................     2
  Valuation.................................................     2
  Income Tax Considerations for Global Shareholders.........     2
  Global Election Systems Inc. .............................     3
  Diebold, Incorporated.....................................     3
  SubCo.....................................................     3
  Diebold After the Arrangement.............................     3
  Selected Global Historical Consolidated Financial
     Information............................................     4
  Selected Diebold Historical Consolidated Financial
     Information............................................     6
  The Arrangement Agreement.................................     7
  Dissent Rights............................................     8
  Approvals Required........................................     8
  Accounting Treatment......................................     9
  Risk Factors..............................................     9
FORWARD-LOOKING STATEMENTS..................................    10
GLOSSARY OF TERMS...........................................    11
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES..............    17
EXCHANGE RATES..............................................    18
INFORMATION CONCERNING THE MEETING..........................    18
  General...................................................    18
  Solicitation of Proxies...................................    18
  Entitlement to Vote.......................................    19
  Signing and Deposit of Proxies............................    19
  Revocation of Proxies.....................................    19
  Voting of Proxies.........................................    19
  Voting Shares and Principal Holders Thereof...............    20
  Security Ownership of Directors and Management............    20
  Vote Required.............................................    20
  Interest of Management....................................    21
  Escrowed Shares...........................................    21
  Dissenting Shareholders' Rights...........................    21
  Procedures................................................    22
THE ARRANGEMENT.............................................    23
  Recommendations of the Board of Directors.................    25
  Opinion of Global's Financial Advisor.....................    26

                                                               PAGE
                                                               ----
  Discounted Cash Flow Analysis.............................    26
  Comparable Companies Analysis.............................    27
  Price and Volume Analysis.................................    27
  Other Analyses............................................    28
  Summary Valuation.........................................    28
  Valuation Opinion.........................................    28
  Shareholder Approval......................................    30
  Court Approval and Completion of the Arrangement..........    30
  Accounting Treatment......................................    31
  Stock Exchange Listing....................................    31
  Resale of Diebold Common Shares Received in the
     Arrangement............................................    31
  SubCo.....................................................    32
  Expenses..................................................    32
THE ARRANGEMENT AGREEMENT...................................    32
  Effective Date of the Arrangement.........................    32
  Representations and Warranties............................    32
  Covenants of Global.......................................    32
  Covenants of Diebold......................................    33
  Conditions to Closing.....................................    34
  Termination...............................................    35
  Termination Fee and Expenses..............................    36
  Option Agreement..........................................    37
ARRANGEMENT MECHANICS.......................................    38
  General...................................................    38
  Treatment of Global Options...............................    39
SELECTED GLOBAL HISTORICAL FINANCIAL INFORMATION............    40
  Annual Information........................................    40
  Management's Discussion and Analysis......................    42
INFORMATION CONCERNING GLOBAL...............................    46
  Incorporation.............................................    46
  Corporate Structure.......................................    46
  Business of Global........................................    47
  Research And Development..................................    49
  Competition...............................................    49
  Manufacturing.............................................    50
  Intellectual Property.....................................    50
  Government Regulation.....................................    51
  Warranties................................................    51
  Environmental Compliance..................................    51
  Employees.................................................    52
  Global's Risk Factors.....................................    52
  Description of Property...................................    53
  Legal Proceedings.........................................    53
  Description of Share Capital..............................    55

                                                               PAGE
                                                               ----
  Principal Indebtedness....................................    55
  Principal Shareholders....................................    56
  Rights To Purchase Securities.............................    56
  Prior Sales...............................................    57
  Dividend Record...........................................    57
  Directors and Officers....................................    58
  Executive Compensation....................................    61
  Indebtedness of Directors and Officers....................    65
  Auditors, Transfer Agent and Registrar....................    65
  Material Contracts........................................    66
INFORMATION CONCERNING DIEBOLD..............................    66
  Incorporation.............................................    67
  Corporate Structure.......................................    67
  Business of Diebold.......................................    67
  Legal Proceedings.........................................    68
  Description of Share Capital..............................    68
  Principal Indebtedness....................................    69
  Principal Shareholders....................................    69
  Options to Purchase Securities............................    70
  Dividend Record...........................................    71
  Directors and Officers....................................    71
  Auditors, Transfer Agent and Registrar....................    75
  Material Contracts........................................    75
DIEBOLD SELECTED HISTORICAL FINANCIAL STATEMENTS............    75
  Annual Information........................................    75
  Quarterly Information.....................................    75
  Management's Discussion and Analysis......................    75
DIEBOLD AFTER THE ARRANGEMENT...............................    75
  General...................................................    75
  Directors and Officers....................................    75
  Share Capital Matters.....................................    76
COMPARATIVE MARKET PRICE DATA...............................    76
  Global Common Shares......................................    76
  Diebold Common Shares.....................................    77
REGULATORY MATTERS..........................................    77
  Investment Canada Act.....................................    77
  Securities Laws...........................................    77
INCOME TAX CONSIDERATIONS FOR GLOBAL SHAREHOLDERS...........    78
  Certain Canadian Federal Income Tax Considerations........    78
  Certain United States Federal Income Tax Considerations to
     U.S. Holders...........................................    82
  Certain United States Federal Income Tax Considerations
     for Non-U.S. Holders...................................    83
DIEBOLD'S RISK FACTORS......................................    85
ARRANGEMENT RISK FACTORS....................................    87
COMPARISON OF SHAREHOLDERS' RIGHTS..........................    88

                                                               PAGE
                                                               ----
DISSENTING SHAREHOLDERS' RIGHTS.............................    88
WHERE YOU CAN FIND INFORMATION..............................    89
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON AT THE
  MEETING...................................................    90
  Approval of Issuance of Additional Global Common Shares
     Pursuant to Bridge Loan, Bridge
     Loan Warrants and Contract Manufacturing Agreement.....    90
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS..............    90
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.....    91
LEGAL MATTERS...............................................    91
CONSENT OF VALUATOR.........................................    91
PARTICULARS OF OTHER MATTERS................................    91
APPROVAL OF PROXY CIRCULAR BY THE BOARD OF DIRECTORS........    92
APPENDICES
  APPENDIX A -- FORM OF ARRANGEMENT RESOLUTION..............   A-1
  APPENDIX B -- INTERIM ORDER AND NOTICE OF APPLICATION.....   B-1
  APPENDIX C -- ARRANGEMENT AGREEMENT.......................   C-1
  APPENDIX D -- OPINION OF HILLIARD LYONS...................   D-1
  APPENDIX E -- OPINION OF EVANS & EVANS....................   E-1
  APPENDIX F -- COMPARISON OF SHAREHOLDERS' RIGHTS..........   F-1
  APPENDIX G -- GLOBAL CONSOLIDATED FINANCIAL STATEMENTS....   G-1
  APPENDIX H -- DIEBOLD'S ANNUAL REPORT ON FORM 10K OR THE
                FISCAL YEAR ENDED DECEMBER 31, 2000.........   H-1
  APPENDIX I -- DIEBOLD'S QUARTERLY REPORT ON FORM 10Q FOR
                THE QUARTER ENDED MARCH 31, 2001............   I-1
  APPENDIX J -- DIEBOLD'S QUARTERLY REPORT ON FORM 10Q FOR
                THE QUARTER ENDED JUNE 30, 2001.............   J-1
  APPENDIX K -- DIEBOLD'S ANNUAL MEETING PROXY STATEMENT ON
                FORM 14A FILED ON MARCH 15, 2001............   K-1
  APPENDIX L -- SECTION 207 OF THE BRITISH COLUMBIA COMPANY
                ACT -- DISSENT RIGHTS.......................   L-1

     The information concerning Diebold contained in this Circular, including the appendices, has been taken from, or is based upon, publicly available documents and records on file with the United States Securities and Exchange Commission (the "SEC"), other public sources and information provided directly by Diebold where indicated herein. Although Global has no knowledge that would indicate that any statements contained herein, which have been taken from or are based on such documents and records, are untrue or incomplete, Global assumes no responsibility for the accuracy of the information contained in such documents, or for any failure by Diebold to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Global.

     No person is authorized to give any information or to make any representation not contained in this Circular, and if given or made, such information or representation should not be relied upon. This Circular does not constitute an offer to sell, or a solicitation of any offer to purchase, the securities offered by this Circular, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer. Neither the delivery of this Circular nor any distribution of the securities offered pursuant to this Circular shall, under any circumstance, create any implication that there has been no change in the information set forth herein since the date of this Circular. Global is not providing Global Shareholders with any legal, business, tax or other advice. Global Shareholders should consult their own advisers as needed to answer any legal, business or tax issues raised in this Circular.

     Global Shareholders should be aware that the public disclosure documents of Diebold have been filed in accordance with the securities laws of the United States, and these requirements may differ from those of the provinces and territories of Canada. In addition, financial statements included or incorporated by reference in the public disclosure documents of Diebold have been prepared in accordance with the United States generally accepted accounting principles and not prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to the financial statements of Global.

     The solicitation of proxies and the transactions contemplated herein involve the securities of a Canadian company and are being effected in accordance with Canadian corporate and securities laws. U.S. holders of Global Common Shares should be aware that requirements under such Canadian laws may differ from requirements under U.S. corporate and securities laws relating to U.S. corporations, and that this Circular has not been filed with the SEC or the securities regulatory authority of any state within the United States.

     THE DIEBOLD COMMON SHARES TO BE ISSUED IN THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE WITHIN THE UNITED STATES, NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE WITHIN THE UNITED STATES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                    SUMMARY

     The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, contained elsewhere in this Circular, including the Appendices. Global Shareholders should read the entire Circular, including the Appendices. Capitalized terms used in this summary are defined in the Glossary or elsewhere in this Circular.

DATE, PLACE AND PURPOSE OF THE MEETING

     The Meeting will be held in the Oak Room of the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia on October 26, 2001 at 10:00 a.m. (Vancouver Time). The purpose of the Meeting is to consider and, if thought fit, to pass a special resolution approving the Arrangement and an ordinary resolution approving the issuance of up to an additional 16,306,922 Global Common Shares to Diebold (in excess of 4,388,418 Global Common Shares currently issuable to Diebold) pursuant to (a) the conversion of the Bridge Loan, (b) the exercise of the Bridge Loan Warrants, and (c) up to 4,500,000 Global Common Shares upon the conversion of certain payables at the option of Diebold under the Contract Manufacturing Agreement (collectively, the "Share Issuance"). See "Information Concerning the Meeting -- General."

THE ARRANGEMENT

     The Arrangement provides for the acquisition of Global by either Diebold or a direct wholly-owned subsidiary of Diebold in a transaction in which each Global Shareholder (other than Global Shareholders who properly exercise their Dissent Rights) will receive, for each Global Common Share held, (x) a number of Diebold Common Shares equal to the Exchange Ratio and (y) U.S.$0.227. Following approval of the Arrangement by the Global Shareholders and the Court, a Letter of Transmittal must be properly completed and signed by Global Shareholders and returned, with all required documentation, to the Depositary in order for Global Shareholders to receive the Diebold Common Shares and Cash Consideration to which they are entitled under the Arrangement. See "Information Concerning the Meeting -- Procedures".

     The Arrangement provides that the Diebold Common Shares to be issued as part consideration in exchange for Global Common Shares will be delivered by Diebold through the Depositary in exchange for the Global Common Shares held by such Global Shareholder.

     Pursuant to agreements with certain holders of Global Options, certain holders have irrevocably agreed to exercise all or part of their options immediately after the Effective Time in exchange for payment to the holders of such Global Options of an amount in respect thereof (x) in cash equal to the product of (1) the Cash Consideration and (2) the number of Global Common Shares subject to such Global Options and (y) in shares of Diebold Common Stock equal to the product of (1) the Exchange Ratio and (2) the number of Global Common Shares subject to such Global Options (such payment to be made net of applicable withholding taxes and the aggregate exercise price payable upon exercise of such Global Options or, if the aggregate exercise price of such Global Options exceeds the aggregate Cash Consideration payable in respect thereof, subject to the payment by the holder of such Global Options to Global of such positive difference). Pursuant to such agreements, Global Options not exercised will be cancelled.

     Each Global Warrant that is not exercised prior to the Effective Time will be cancelled in exchange for payment to the holders of such Global Warrants of an amount in respect thereof (x) in cash equal to the product of (1) the Cash Consideration and (2) the number of Global Common Shares subject to such Global Warrant and (y) in shares of Diebold Common Stock equal to the product of (1) the Exchange Ratio and (2) the number of Global Common Shares subject to such Global Warrant (such payment to be made net of applicable withholding taxes and the aggregate exercise price payable upon exercise of such Global Warrant or, if the aggregate exercise price of such Global Warrant exceeds the aggregate Cash Consideration payable in respect thereof, subject to the payment by the holder of such Global Warrant to Global of such positive difference). For a detailed description of the steps involved in completing the Arrangement, see "Arrangement Mechanics".

THE SHARE ISSUANCE

     The Share Issuance provides for the issuance to Diebold of up to an additional 16,306,922 Global Common Shares (in excess of 4,388,418 Global Common Shares currently issuable to Diebold) pursuant to (a) the conversion of the Bridge Loan, (b) the exercise of the Bridge Loan Warrants, and (c) up to 4,500,000 Global Common Shares pursuant to the Contract Manufacturing Agreement. The number of Global Common Shares issuable upon the conversion of the Bridge Loan and pursuant to the exercise of an option to convert certain payables under the Contract Manufacturing Agreement will vary depending on the amount of money owed by Global to Diebold pursuant to such agreements and the trading price of the Global Common Shares at the time of such conversion. The failure to approve the Share Issuance will cause Global to breach its obligations under its agreements with Diebold which will result in an acceleration of Global's payment obligations. Global is currently unable to satisfy such payment obligations.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     Due to the extraordinary market conditions existing in the election equipment and services industry since the U.S. 2000 election, Global has experienced a worsening liquidity situation. Without consummation of the Arrangement, or an immediate infusion of substantial capital, Global's ability to continue operations is highly unlikely.

     THE BOARD OF DIRECTORS HAS DETERMINED UNANIMOUSLY THAT THE ARRANGEMENT IS FAIR TO THE GLOBAL SHAREHOLDERS AND THAT THE TRANSACTIONS ARE IN THE BEST INTERESTS OF GLOBAL AND THE GLOBAL SHAREHOLDERS, HAS APPROVED UNANIMOUSLY THE ARRANGEMENT AND THE SHARE ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT THE GLOBAL SHAREHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION AND THE SHARE ISSUANCE RESOLUTION AT THE MEETING. EACH MEMBER OF THE BOARD OF DIRECTORS HAS INDICATED TO THE COMPANY THAT HE INTENDS TO VOTE ALL OF THE GLOBAL COMMON SHARES OWNED BY HIM IN FAVOR OF THE ARRANGEMENT AND THE SHARE ISSUANCE. SEE "THE
ARRANGEMENT -- RECOMMENDATION OF THE BOARD OF DIRECTORS".

     The Company urges all Global Shareholders to carefully review the information contained in this Circular, particularly Global's Consolidated Financial Statements (Appendix G), the fairness opinion of Hilliard Lyons (Appendix D) and the Valuation (Appendix E). The Board of Directors urges each Global Shareholder to vote in favor of the Arrangement and the Share Issuance.

OPINION OF GLOBAL'S FINANCIAL ADVISOR

     In connection with the Arrangement, the Board of Directors received a written opinion from its financial advisor, Hilliard Lyons. The Fairness Opinion states that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Transaction Consideration is fair, from a financial point of view, to the Global Shareholders. The Fairness Opinion does not constitute a recommendation to any Global Shareholder as to how such Global Shareholder should vote at the Meeting. The full text of the Fairness Opinion is attached as Appendix D to this Circular and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitation on the review undertaken by Hilliard Lyons in providing its opinion. See "The Arrangement -- Opinion of Global's Financial Advisor".

VALUATION

     On September 21, 2001, Evans & Evans, Inc. delivered the Valuation to Global opining that the fair market value of 100% of the issued and outstanding Global Common Shares was between U.S.$18.6 million and U.S.$20.1 million as of June 30, 2001. A complete copy of the Valuation is attached as Appendix E to this Circular.

INCOME TAX CONSIDERATIONS FOR GLOBAL SHAREHOLDERS

     The exchange of Global Common Shares in connection with the Arrangement will generally be taxable to Global Shareholders who are Canadian Residents, other Non-U.S. Holders or U.S. Holders. All Global Shareholders, including Canadian Residents, U.S. Holders and others, should carefully read the information under the heading "Income Tax Considerations for Global Shareholders" and should consult their personal tax advisors.

GLOBAL ELECTION SYSTEMS INC.

     The registered office of Global is located at Gowling Lafleur Henderson LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1. Global's principal executive office is located at 1611 Wilmeth Road, McKinney, Texas, 75069, U.S.A.

     Global is a manufacturer and distributor of computerized electronic election management systems. Global's signature products are the AccuVote optical scan voting system and the paperless AccuVote touch screen voting system. For further information, see "Information Concerning Global".

     The Global Common Shares are traded on the TSE under the symbol "GSM" and the AMEX under the symbol "GLE".

DIEBOLD, INCORPORATED

     Diebold was incorporated under the laws of the State of Ohio in August, 1876, succeeding a proprietorship established in 1859. Diebold's corporate headquarters are located at P.O. Box 3077, 5995 Mayfair Road, North Canton, Ohio, 44720-8077, U.S.A.

     Diebold develops, manufactures, sells and services self-service transaction systems, electronic and physical security systems, various products used to equip bank facilities, software and integrated systems for global financial and commercial markets. Sales of systems and equipment are made directly to customers by Diebold's sales personnel and by manufacturer's representatives and distributors. Diebold has over 12,500 employees worldwide and has operations in North and South America, as well as in Europe, Asia, Australia and South Africa. For further information, see "Information Concerning Diebold".

     Diebold's Common Shares are traded on the NYSE under the symbol "DBD".

SUBCO

     SubCo was incorporated under the BCCA on August 29, 2001 and is a direct wholly-owned subsidiary of Diebold. SubCo will not carry on any business prior to the Effective Time, other than in connection with the Transactions, and has no material assets or liabilities. The authorized capital of SubCo is 1,000,000 common shares without par value, of which one hundred common shares are outstanding and are owned by Diebold.

DIEBOLD AFTER THE ARRANGEMENT

     Upon completion of the Arrangement, Diebold will continue to be a public company incorporated under the Laws of the State of Ohio and Global will be a subsidiary of Diebold. Diebold does not currently intend to apply to list the Diebold Common Shares on the TSE or the AMEX. See "Diebold After the Arrangement".

SELECTED GLOBAL HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected audited financial information for Global for the periods indicated. This table should be read in conjunction with Global's Consolidated Financial Statements included as Appendix G to this Circular. Global's ability to continue as a going concern is in doubt. See "Selected Global Historical Financial Information -- Management's Discussion and Analysis" and Note l(a) of the Notes to Global Consolidated Financial Statements. The Consolidated Financial Statements are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP reconciled with U.S. GAAP.

                 GLOBAL ELECTION SYSTEMS INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                          AS OF AND FOR THE YEAR ENDED JUNE 30,
                                                         ----------------------------------------
                                                             2001          2000          1999
                                                         ------------   -----------   -----------
                                                                        (AUDITED)
OPERATING RESULTS
REVENUE
  Sales and operating income...........................  $ 12,116,114   $20,195,209   $18,198,041
  Other income.........................................        47,772        41,618       112,106
                                                         ------------   -----------   -----------
                                                           12,163,886    20,236,828    18,310,147
                                                         ------------   -----------   -----------
COSTS AND EXPENSES
Cost of sales and operating expenses...................     7,887,181    10,336,767     8,997,955
  Selling, administrative and general expenses.........    10,721,398     6,510,887     6,129,777
  Research and development expenses....................     2,140,366       696,042       857,057
  Amortization.........................................     1,292,230       372,480       388,400
  Interest.............................................       883,604       543,535       325,748
                                                         ------------   -----------   -----------
                                                           22,924,779    18,459,711    16,698,937
                                                         ------------   -----------   -----------
INCOME (LOSS) BEFORE THE UNDERNOTED....................   (10,760,893)    1,777,117     1,611,210
  Revaluation of used equipment........................            --      (524,698)     (873,101)
                                                         ------------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES......................   (10,760,893)    1,252,419       738,109
  Provision for income taxes...........................            --            --       (22,064)
  Provision for future income taxes....................       145,000      (145,000)           --
                                                         ------------   -----------   -----------
NET INCOME (LOSS) FOR THE YEAR.........................  $(10,615,893)  $ 1,107,419   $   716,045
                                                         ------------   -----------   -----------
EARNINGS (LOSS) PER SHARE -- U.S. FUNDS
  Basic................................................  $      (0.53)  $      0.06   $      0.04
  Fully diluted........................................  $        N/A   $      0.06   $      0.04
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING............................................    19,944,255    18,550,521    18,483,264

                                                          AS OF AND FOR THE YEAR ENDED JUNE 30,
                                                         ----------------------------------------
                                                             2001          2000          1999
                                                         ------------   -----------   -----------
                                                                        (AUDITED)
CURRENT ASSETS
  Cash and short-term deposits.........................  $  1,154,658   $ 1,446,613   $   621,220
  Accounts receivable..................................     3,288,005     6,204,048     4,341,403
  Contracts receivable.................................     1,028,486     6,512,549    10,281,722
  Work-in progress.....................................       418,113       822,211           -0-
  Deposits and prepaid expenses........................       424,242       286,248       291,298
  Inventory............................................     5,608,828     5,352,216     4,606,923
  Current portion of agreements receivable.............        97,276       178,808       285,965
                                                         ------------   -----------   -----------
TOTAL CURRENT ASSETS...................................    12,019,608    20,802,693    20,428,531
Agreements Receivable..................................       344,364        15,876       205,539
Deferred Costs.........................................            --       587,852            --
Capital Assets.........................................     2,591,952       540,293       376,081
Other Assets...........................................     2,088,555       549,750       776,250
                                                         ------------   -----------   -----------
TOTAL ASSETS...........................................  $ 17,044,479   $22,496,464   $21,786,401
                                                         ------------   -----------   -----------

CURRENT LIABILITIES
  Accounts payable and accrued liabilities.............  $  5,172,159   $ 3,953,980   $ 2,287,467
  Customer deposits....................................     1,140,000            --            --
  Deferred revenue.....................................       550,102       348,692     1,027,718
  Current portion of loans payable.....................     4,381,299     1,768,373     6,738,500
  Current portion of capital lease obligations.........       540,502            --            --
                                                         ------------   -----------   -----------
TOTAL CURRENT LIABILITIES..............................    11,784,062     6,071,045    10,053,685
Future Income Taxes....................................            --       145,000            --
Loans Payable..........................................       666,666     3,600,000       250,113
Capital Lease Obligations..............................       948,425            --            --
                                                         ------------   -----------   -----------
TOTAL LIABILITIES......................................  $ 13,399,153   $ 9,816,045   $10,303,798
                                                         ------------   -----------   -----------

SHAREHOLDERS' EQUITY
SHARE CAPITAL
  Authorized:
     100,000,000 common voting shares, without par
       value
     20,000,000 convertible voting preferred shares,
       without par value
  Issued and fully paid:
     20,695,340 (18,583,672) common shares.............    11,798,062    10,217,262    10,126,865
RETAINED EARNINGS (DEFICIT)............................    (8,152,736)    2,463,157     1,355,738
                                                         ------------   -----------   -----------
TOTAL SHAREHOLDERS' EQUITY.............................     3,645,326    12,680,419    11,482,603
                                                         ------------   -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $ 17,044,479   $22,496,464   $21,786,401
                                                         ------------   -----------   -----------

SELECTED DIEBOLD HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected audited financial information for Diebold for the periods indicated. This table should be read in conjunction with the Diebold Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, attached to this Circular as Appendix H. The Diebold Consolidated Financial Statements have been prepared in accordance with U.S. GAAP.

                     DIEBOLD, INCORPORATED AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                           AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               2000           1999           1998
                                                           ------------   ------------   ------------
                                                                           (AUDITED)
                                                                  (U.S. DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS AND RATIOS)
OPERATING RESULTS
Net sales................................................   $1,743,608     $1,259,177     $1,185,707
Gross profit.............................................      559,155        456,812        406,250
Net income...............................................      136,919        128,856         76,148
Basic earnings per share (Note A)........................         1.92           1.86           1.10
Diluted earnings per share (Note A)......................         1.92           1.85           1.10
                                                            ----------     ----------     ----------
DIVIDEND AND COMMON SHARE DATA
Basic weighted-average number of shares (Note A).........       71,296         69,359         68,960
Diluted weighted-average number of shares (Note A).......       71,479         69,562         69,310
Common dividends paid....................................   $   44,271     $   41,668     $   38,631
Common dividends paid per share (Note A).................         0.62           0.60           0.56
                                                            ----------     ----------     ----------
YEAR-END FINANCIAL POSITION
Current assets...........................................   $  804,363     $  647,936     $  543,548
Current liabilities......................................      566,792        382,407        235,533
Net working capital......................................      237,571        265,529        308,015
Property, plant and equipment, net.......................      174,946        160,724        147,131
Total assets.............................................    1,585,427      1,298,831      1,004,188
Long-term debt, less current maturities..................       20,800         20,800         20,800

---------------

Note A -- After adjustment for stock splits.

                           DIEBOLD QUARTERLY RESULTS
                      (NUMBERS FOR THE THREE MONTHS ENDED)

                                QUARTER ENDED         QUARTER ENDED         QUARTER ENDED         QUARTER ENDED
                                  JUNE 30,              MARCH 31,           SEPTEMBER 30,         DECEMBER 31,
                             -------------------   -------------------   -------------------   -------------------
                               2001       2000       2001       2000       2000       1999       2000       1999
                             --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
                                             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..................  $215,942   $242,834   $188,458   $180,384   $479,950   $312,778   $476,964   $365,920
Gross profit...............   133,038    142,219    117,157    116,823    149,040    113,817    153,357    130,900
Net income*................    27,790     35,833      7,557     31,260     34,901     32,654     34,925     35,516
Basic earnings per
  share*...................      0.39       0.50       0.11       0.44       0.49       0.47       0.49       0.50
Diluted earnings per
  share*...................      0.39       0.50       0.11       0.44       0.49       0.47       0.49       0.50

---------------

* The sums of the quarterly figures do not equal annual figures due to rounding or differences in the weighted-average number of shares outstanding during the respective periods.

THE ARRANGEMENT AGREEMENT

  COVENANTS REGARDING NO SOLICITATION

     Global agreed in the Arrangement Agreement to immediately cease and cause to be terminated and to cause its subsidiaries to cease and cause to be terminated any discussions or negotiations with any Person with respect to any Alternative Proposal and has requested the return or destruction of all confidential information provided by Global to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Global pertaining to an Alternative Proposal.

     Global also agreed to immediately notify Diebold of any request for information or proposal relating to an Alternative Proposal, the material terms and conditions of such request or Alternative Proposal and the identity of the Person making the request or Alternative Proposal. Global has also agreed to deliver to Diebold a copy of such written inquiry or proposal and copies of information provided to or by any third party relating thereto and to keep Diebold informed of the status and material details of any such request or Alternative Proposal.

     In addition, Global has agreed that neither Global nor any of its subsidiaries will directly or indirectly solicit, initiate or encourage submissions of proposals or offers from any Person relating to or that could reasonably be expected to lead to, or facilitate or encourage any effort or attempt with respect to, any Alternative Proposal or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or enter into any agreement relating to, any Alternative Proposal.

  SUPERIOR PROPOSAL

     Global may, however, prior to the date of the Meeting, in response to an unsolicited written proposal with respect to an Alternative Proposal from a Person that did not result from a breach of Global's covenants and that the Board of Directors of Global determines, in its good faith and reasonable judgment, and after consultation with and the receipt of a written opinion of Hilliard Lyons that such proposal is a Superior Proposal, enter into a customary confidentiality agreement, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such Person, but only if the Board of Directors determines, in its good faith and reasonable judgment after consultation with and the receipt of a written opinion from its outside legal counsel, that taking such action is required to comply with the fiduciary duties of the Board of Directors under applicable Laws.

     If prior to the Meeting, in response to an unsolicited written proposal with respect to an Alternative Proposal from a Person that did not result from a breach of Global's covenants under the Arrangement Agreement and that the Board of Directors determines, in its good faith and reasonable judgment, (1) after consultation with and the receipt of a written opinion of Hilliard Lyons, that such proposal is a Superior Proposal, and (2) after consultation with and the receipt of a written legal opinion from its outside legal counsel that the withdrawal or modification of its approval or recommendation of the Arrangement or the Arrangement Agreement or to approve or recommend such Superior Proposal is required to comply with the fiduciary duties of the Board of Directors under applicable Law, the Board of Directors may withdraw or modify its approval or recommendation of the Arrangement or the Arrangement Agreement or approve or recommend such Superior Proposal; provided, however, that Global gives Diebold at least ten business days' prior written notice of its Board of Directors' intention to take such action so that Diebold can make a counterproposal. Certain actions taken by Global in respect of an Alternative Proposal or in breach of this covenant would result in the payment by Global to Diebold of the Termination Fee.

  CONDITIONS TO THE ARRANGEMENT

     The obligations of Diebold and Global to complete the Arrangement are subject to the satisfaction or waiver of certain customary conditions set forth in the Arrangement Agreement, including obtaining approval of the Arrangement Resolution by Global Shareholders, approval of the Arrangement by the Court and there being no order by a governmental authority which enjoins or prohibits the ownership by Diebold of the Global

Common Shares or the Arrangement. In addition to the mutual obligations of Global and Diebold, Global's obligation to complete the Arrangement is subject to the satisfaction or waiver of certain additional conditions, including the approval for listing, subject to official notice of issuance, of the Diebold Common Shares to be issued pursuant to the Arrangement on the NYSE. In addition to the mutual obligations of Global and Diebold, Diebold's obligation to complete the Arrangement is subject to certain additional conditions, including without limitation, there being no amendment, supplement or modification of the Arrangement by the Court or any Governmental Authority in a manner unacceptable to Diebold, no more than 10% of the Global Common Shares being the subject of the exercise of Dissent Rights, the execution of intellectual property agreements by certain persons, the absence of any appeal to the Interim Order and Final Order and there being no material adverse change to Global. See "The Arrangement Agreement -- Conditions to Closing".

  TERMINATION AND TERMINATION FEE

     The Arrangement Agreement may be terminated at any time prior to the Effective Time, upon the mutual written consent of Global and Diebold or the occurrence of certain other events which are outlined under the heading "The Arrangement Agreement -- Termination".

     The Termination Fee will be payable to Diebold by Global on the occurrence of certain events described below under the heading "The Arrangement
Agreement -- Termination Fee and Expenses". In a number of circumstances including, without limitation the failure of the Global Shareholders to approve the Arrangement Resolution at the Meeting, a termination of the Arrangement Agreement by Diebold as a result of a breach by Global of its representations, warranties or obligations set forth in the Arrangement Agreement, a material adverse change in respect of Global or a determination by Diebold that Global does not own or have licenses to use all intellectual property necessary to conduct its business as presently conducted, Global is obligated to pay Diebold a cash fee of U.S.$1,000,000 plus an amount equal to all out-of-pocket costs and expenses of Diebold.

DISSENT RIGHTS

     Global Registered Shareholders have been granted a contractual right to dissent from the Arrangement Resolution and any Global Registered Shareholder who dissents in compliance with the Plan of Arrangement will be entitled, if the Arrangement becomes effective, to be paid by Global the fair value of the Global Common Shares held by such Global Registered Shareholder. Any Global Registered Shareholder who wishes to dissent must deliver a Notice of Dissent to Global in care of Gowling Lafleur Henderson LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1. Attention: Brett Kagetsu, so as to be received no later than 5:00 p.m. (Vancouver Time) on October 18, 2001. In the event that greater than 10% of the Global Common Shares are the subject of valid dissents pursuant to the Dissent Procedures, Diebold will not be required to proceed with the Arrangement. See "Dissenting Shareholders' Rights".

APPROVALS REQUIRED

  SHAREHOLDER APPROVAL

     At the Meeting, the Global Shareholders will be asked to approve, among other things, the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by at least 75% of the votes cast by Global Shareholders present in person or voting by proxy at the Meeting. The approval described in the preceding sentence will also serve as the approval by a majority of votes of Global Shareholders required by subsection 252(8) of the BCCA (the "Majority of the Minority Vote"), as there are no affiliates of Global who hold Global Common Shares, no Global Shareholders who will, as a result of the Arrangement, be entitled to consideration for each Global Common Share greater than that available to other Global Shareholders, and no Global Shareholder who alone, or in combination with others, effectively controls Global who has entered into or has agreed to enter into an understanding to support the Arrangement. See "The Arrangement -- Shareholder Approval".

  COURT APPROVAL

     The Arrangement, as it will be effected under the BCCA, requires approval by the Court pursuant to the Final Order. Prior to the mailing of this Circular, Global obtained the Interim Order providing for the calling and holding of the Meeting, the conferring of Dissent Rights and certain procedural matters. Subject to the approval of the Arrangement Resolution by the Global Shareholders at the Meeting, the hearing in respect of the Final Order is expected to take place on November 1, 2001 at 10:00 a.m. (Vancouver Time). See "The
Arrangement -- Court Approval and Completion of the Arrangement".

  REGULATORY APPROVALS

     The completion of the Arrangement is subject to, among other things, obtaining certain governmental consents and approvals. Diebold and Global have commenced the necessary measures to satisfy all regulatory requirements. See "Regulatory Matters". While there can be no assurances that the necessary Regulatory Approvals will be obtained prior to the Meeting, or at all, Diebold and Global are seeking to obtain such Regulatory Approvals and to satisfactorily resolve all regulatory requirements prior to the time of the Meeting.

  U.S. SECURITIES LAWS

     The issuance of Diebold Common Shares pursuant to the Arrangement will not be registered under the 1933 Act or the Securities Laws of any state of the United States and will be effected in reliance upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act and exemptions provided under the Securities Laws of each state of the United States in which U.S. Holders reside.

     The Diebold Common Shares received as partial consideration in exchange for Global Common Shares in the Arrangement will be freely transferable under the United States Securities Laws, except for Diebold Common Shares held by Persons who are deemed to be "affiliates" (as that term is defined under the 1933 Act) of Global. The shares of such persons may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2) or (3) promulgated under the 1933 Act or as otherwise permitted under the 1933 Act. See "The Arrangement -- Resale of Diebold Common Shares Received in the
Arrangement -- United States".

  CANADIAN SECURITIES LAWS

     Application has been or will be made for rulings and orders of Securities Authorities in Canada to exempt, where required, the issuance of the Diebold Common Shares that are issuable under the Arrangement, from the prospectus and registration requirements of applicable Canadian Securities Laws and, where required, to permit resale of such Diebold Common Shares received provided that the first trade of such Diebold Common Shares is executed through the facilities of a stock exchange or market outside of Canada and is made in accordance with the rules of the stock exchange on which it is made. See "The
Arrangement -- Resale of Diebold Common Shares Received in the
Arrangement -- Canada". Application will be made to have Global cease to be a reporting issuer in both Canada and the United States upon completion of the Arrangement.

ACCOUNTING TREATMENT

     The Transactions will be accounted for by Global using the purchase method of accounting in accordance with U.S. GAAP.

     See "The Arrangement -- Accounting Treatment".

RISK FACTORS

     There are certain risk factors that should be carefully considered by Global Shareholders in evaluating whether to approve the Arrangement. See "Information Concerning Global Election Systems Inc. -- Global Risk Factors", "Diebold Risk Factors" and "Arrangement Risk Factors".

                           FORWARD-LOOKING STATEMENTS

     This Circular, together with the attached appendices, contain forward-looking statements within the meaning of Section 27A of the 1933 Act and
Section 21E of the Exchange Act. Words such as "will", "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify these forward-looking statements. Specifically, and without limiting the generality of the foregoing, all statements included in this Circular that address activities, events or developments that Diebold or Global expects or anticipates will or may occur in the future, including such things as future capital (including the amount and nature thereof), business strategies and measures to implement such strategies, competitive strengths, goals, expansion and growth, or the references to the future success of Diebold, its subsidiaries and the companies, joint ventures or partnerships in which it has equity investments are forward-looking statements. Actual results could differ materially from those reflected in the forward-looking statements as a result of certain factors, including those described in "Information Concerning Global -- Global's Risk Factors", "Diebold's Risk Factors" and "Arrangement Risk Factors"; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Diebold; competitive actions by other companies; changes in Laws; and other factors, many of which are beyond the control of Diebold.

     All written and oral forward-looking statements attributable to Diebold or Global, or Persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Readers of this Circular are cautioned not to place undue reliance on forward -- looking statements contained herein, which reflect the analysis of the management of Diebold and Global, as appropriate, only as of the date of this Circular. Neither Diebold nor Global undertakes any obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events.

                               GLOSSARY OF TERMS

     Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Words importing the singular number shall include the plural and vice versa, and words importing any gender shall include all genders. These defined terms are not always used in the consolidated financial statements and other financial information included herein.

"1933 ACT"                       Means the United States Securities Act of 1933,
                                 as amended.

"ACQUISITION AGREEMENT"          Means any letter of intent, agreement in
                                 principle, plan, arrangement or agreement relating to an Alternative Proposal.

"AFFILIATE"                      Has the meaning ascribed thereto in the BCCA
                                 except as otherwise indicated in this Circular.

"ALTERNATIVE PROPOSAL"           Means any inquiry, proposal or offer from any
                                 Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income, properties or assets of Global and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Global or any of its subsidiaries, (ii) tender offer or exchange offer that if consummated would result in any Person beneficially owning
                                 15% or more of any class of equity securities of Global or any of its subsidiaries, or (iii) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving
                                 Global or any of its subsidiaries, other than the transactions contemplated by the
                                 Arrangement Agreement.

"AMEX"                           Means the American Stock Exchange.

"ARRANGEMENT"                    Means the arrangement to be undertaken in
                                 accordance with the Plan of Arrangement, subject to any amendment or variation made in accordance with the Arrangement Agreement.

"ARRANGEMENT AGREEMENT"          Means the Arrangement Agreement dated as of
                                 September 10, 2001 between Diebold, SubCo and
                                 Global, as amended, supplemented and/or
                                 restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

"ARRANGEMENT RESOLUTION"         Means the special resolution of the Global
                                 Shareholders to approve the Arrangement
                                 substantially in the form contained in Appendix
                                 A hereto.

"BCCA" Means the Company Act (British Columbia), as the same may be amended or re-enacted or any successor legislation thereto.

"BOARD OF DIRECTORS"             Means the board of directors of Global.

"BRIDGE LOAN"                    Means the U.S.$5,000,000 in convertible debt
                                 provided by Diebold to Global pursuant to the bridge loan agreement, dated as of June 29, 2001, as amended by Amendment No. 1 dated
                                 August 3, 2001.

"BRIDGE LOAN DOCUMENTS"          Means, collectively, the Bridge Loan Agreement,
                                 dated as of June 29, 2001, as amended by Amendment No. 1 dated August 3, 2001, the
                                 Collateral and Guarantee Agreement, dated as of June 29, 2001, and the Warrant to Purchase
                                 Common Shares, dated as of August 3, 2001, each executed by Global and Diebold.

"BRIDGE LOAN WARRANTS"           Means the warrant entitling Diebold to purchase
                                 250,000 Global Common Shares on or before June
                                 29, 2006 at an exercise price per share of U.S.$1.135.

"BUSINESS DAY"                   Means any day other than a Saturday, Sunday or
                                 Canadian or U.S. federal or British Columbia provincial holiday or a day on which banks are not open for business in Vancouver, British
                                 Columbia or New York, New York.

"CANADIAN GAAP"                  Means Canadian generally accepted accounting
                                 principles.

"CANADIAN RESIDENT"              Means a Person who is not a non-resident of
                                 Canada for the purposes of the Canadian Tax
                                 Act.

"CANADIAN TAX ACT"               Means Income Tax Act (Canada), as now in effect
                                 and as it may be amended from time to time prior to the Effective Date.

"CASH CONSIDERATION"             Means for each Global Common Share, U.S.$0.227.

"CCRA"                           Means the Canada Customs and Revenue Agency.

"CDN.$" OR "CANADIAN $"          Means Canadian dollars.

"CDS"                            Means The Canadian Depository for Securities
                                 Limited.

"CIRCULAR"                       Means the Notice and this management
                                 information circular, including all appendices hereto.

"CODE" Means the United States Internal Revenue Code of 1986, as now in effect and as it may be amended from time to time prior to the Effective Date, including the treasury rules and regulations promulgated thereunder.

"CONTRACT MANUFACTURING
AGREEMENT"                       Means the contract manufacturing agreement
                                 dated June 19, 2001, as amended August 9, 2001, between Global and Diebold regarding the manufacturing, designing and development of certain Global products by Diebold.

"COURT"                          Means the Supreme Court of British Columbia.

"CURRENT MARKET PRICE"           Means, in respect of a Diebold Common Share,
                                 the closing price of the Diebold Common Shares on the NYSE on the trading day immediately preceding the Effective Date, converted into Canadian dollars based on the noon United
                                 States dollar/Canadian dollar exchange rate as quoted by the Bank of Canada on such day.

"DEPOSITARY"                     Means Pacific Corporate Trust Company, as
                                 depositary in respect of the exchange of certificates evidencing Global Common Shares for certificates evidencing Diebold Common
                                 Shares.

"DIEBOLD COMMON SHARES"          Means the common stock, par value U.S.$1.25 per
                                 share, of Diebold.

"DIEBOLD CONSOLIDATED
FINANCIAL STATEMENTS             Means the audited consolidated financial
                                 statements of Diebold as set forth in the Diebold 10-K attached to this Circular as Appendix H.

"DIEBOLD EXPENSES"               Means an amount equal to all out-of-pocket
                                 costs and expenses of Diebold incurred in connection with the Arrangement Agreement, the Option Agreement and the transactions contemplated hereby and thereby and any litigation associated therewith (including, without limitation, all
                                 SEC filing fees and all fees and expenses payable to accountants, counsel, consultants and due diligence expenses).

"DIEBOLD GOVERNING DOCUMENTS"    Means Diebold's Certificate of Amended Articles
                                 of Incorporation.

"DIEBOLD, INCORPORATED" OR
"DIEBOLD"                        Means Diebold, Incorporated, a corporation duly
                                 incorporated under the Laws of the State of Ohio.

"DIEBOLD PARTIES"                Means Diebold, SubCo and any other subsidiary
                                 of Diebold that may be organized by Diebold to effectuate the Arrangement.

"DIEBOLD PROXY STATEMENT"        Means the Proxy Statement for the annual
                                 meeting of stockholders of Diebold held on April 26, 2001, a copy of which is attached as Appendix K hereto.

"DIEBOLD 10-K"                   Means Diebold's annual report on Form 10-K for
                                 the year ended December 31, 2000, a copy of which is attached as Appendix H hereto.

"DISSENT PROCEDURES"             Has the meaning set out in Section 3 of the
                                 Plan of Arrangement.

"DISSENT RIGHTS"                 Means the rights of dissent in respect of the
                                 Arrangement described in Section 3 of the Plan of Arrangement.

"DISSENTING SHAREHOLDER"         Means a Global Registered Shareholder who
                                 dissents in respect of the Arrangement in strict compliance with the Dissent Procedures.

"EFFECTIVE DATE"                 Means the date on which a certified copy of the
                                 Final Order with the Plan of Arrangement and such other documents as are required to be filed under the BCCA to give effect to the Arrangement have been accepted for filing under
                                 Section 252 of the BCCA by the Registrar appointed under the BCCA, which shall, at Diebold's option, be following the expiration of any appeal period with respect to the Interim Order or the Final Order under the BCCA.

"EFFECTIVE TIME"                 Means the time on the Effective Date when the
                                 Arrangement will become effective according to its terms.

"EXCHANGE ACT"                   Means the United States Securities Exchange Act
                                 of 1934, as amended, and the rules and
                                 regulations of the SEC promulgated thereunder.

"EXCHANGE RATIO"                 Means the ratio of Diebold Common Shares to be
                                 exchanged for each whole Global Common Share equal to the quotient (rounded to the nearest
                                 1/100,000) determined by dividing (x) 0.908 by
                                 (y) the average of daily volume weighted average prices (based on a trading day from 9:30 a.m. to 4:00 p.m. (New York City time) of the Diebold Common Shares on the NYSE as reported by Bloomburg Financial LP using the AQR function for the ten consecutive trading days ending with the trading day immediately preceding the Effective Time provided, that the Exchange Ratio shall not be less than 0.02421 or greater than 0.03027.

"FAIRNESS OPINION"               Means the opinion of Hilliard Lyons as of
                                 August 30, 2001 attached as Appendix D to this
                                 Circular.

"FINAL ORDER"                    Means the final order of the Court approving
                                 the Arrangement.

"GLOBAL" OR THE "COMPANY"        Means Global Election Systems Inc., a
                                 corporation amalgamated under, and governed by, the BCCA.

"GLOBAL BOARD RECOMMENDATION"    Means the recommendation of the Board of
                                 Directors that the Global Shareholders vote in favor of the Arrangement Resolution and the Share Issuance Resolution.

"GLOBAL COMMON SHARES"           Means the issued and outstanding common shares
                                 in the capital of Global.

"GLOBAL CONSOLIDATED FINANCIAL
STATEMENTS"                      Means the audited consolidated financial
                                 statements of Global for the year ended June
                                 30, 2001.

"GLOBAL DISCLOSURE LETTER"       Means the letter of Global to Diebold dated as
                                 of September 10, 2001 attached to this Circular as Appendix G.

"GLOBAL GOVERNING DOCUMENTS"     Means the memorandum and articles of Global.

"GLOBAL OPTIONHOLDER"            Means a holder of Global Options.

"GLOBAL OPTIONS"                 Means any options or other rights to acquire
                                 Global Common Shares (excluding warrants) except those held by Diebold.

"GLOBAL REGISTERED
SHAREHOLDER"                     Means a holder of Global Common Shares as shown
                                 in the register maintained by or on behalf of Global for the Global Common Shares.

"GLOBAL SHAREHOLDER APPROVAL"    Means an affirmative vote for the Arrangement
                                 of not less than 75% of the votes cast by the holders of Global Common Shares, being entitled to vote, which vote also constitutes the approval of the Global Common Shares in accordance with Section 252(8) of the BCCA, in person or by proxy, at the Meeting.

"GLOBAL SHAREHOLDERS"            Means the holders of Global Common Shares.

"GLOBAL USA"                     Means Global Election Systems, Inc., a Delaware
                                 corporation and wholly-owned subsidiary of the Company.

"GLOBAL WARRANTS"                Means any warrants to acquire Global Common
                                 Shares other than those held by Diebold.

"GOVERNMENTAL AUTHORITY"         Means any nation or government, any state,
                                 provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any quasi-governmental, supranational, statutory, environmental or securities regulatory entity and any stock exchange, court or arbitral body.

"HILLIARD LYONS"                 Means J.J.B. Hilliard, W.L. Lyons Inc.

"INTERIM ORDER"                  Means an order of the Court providing for,
                                 among other things, the calling and holding of the Meeting, the form of which is substantially contained in Appendix B.

"INVESTMENT CANADA ACT"          Means the Investment Canada Act, as now in
                                 effect and as it may be amended from time to time prior to the Effective Date.

"IRS"                            Means the United States Internal Revenue
                                 Service.

"ITA" Means the Income Tax Act (Canada), as now in effect and as it may be amended from time to time prior to the Effective Date.

"LAWS" Means any federal, foreign, state, provincial or local statute, law, rule, regulation, ordinance, code, permit, bylaw, license, policy or rule of common law or any rules, regulations and policies promulgated by a Governmental Authority having jurisdiction.

"LETTER OF TRANSMITTAL"          Means the letter of acceptance and transmittal
                                 for use by Global Shareholders to be sent to all Global Shareholders following the final approval of the Arrangement.

"MATERIAL ADVERSE EFFECT"        Means any change, effect, violation,
                                 inaccuracy, event or condition (other than a change in general economic conditions) that, individually or together with all such changes, effects, violations, inaccuracies, events or conditions, has had or could reasonably be expected to (a) have a material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise) of Global or Diebold and its subsidiaries, taken as a whole, (b) have a material adverse effect on the validity or enforceability of the Arrangement Agreement, the Option Agreement or any of the other
                                 Transaction Documents or the rights or
                                 remedies, taken as a whole, of Global or Diebold hereunder or thereunder, or (c) prevent or materially delay Global's or Diebold's ability to consummate the transactions contemplated by the Arrangement Agreement, the Option Agreement or in any other Transaction
                                 Document.

"MEETING"                        Means the meeting of Global Shareholders,
                                 including any adjournment thereof, to approve, among other things, the Arrangement.

"NON-REGISTERED GLOBAL
SHAREHOLDER"                     Means a Person who is a beneficial owner of
                                 Global Common Shares, but not a Global
                                 Registered Shareholder.

"NON-U.S. HOLDERS"               Means holders, including beneficial owners, of
                                 Global Common Shares who are not U.S. Holders.

"NOTICE OF EXTRAORDINARY
MEETING" AND "NOTICE"            Means the notice dated September 26, 2001 of
                                 the Meeting.

"NOTICE OF DISSENT"              Means a written objection to the Arrangement
                                 Resolution completed and delivered by a Global
                                 Registered Shareholder in accordance with the Dissent Procedures.

"NYSE"                           Means the New York Stock Exchange, Inc.

"OPTION AGREEMENT"               Means the Common Share Option Agreement between
                                 Global and Diebold, dated as of September 11, 2001.

"ORDER" Means any judgment, injunction, judicial or administrative order or decree.

"PACIFIC CORPORATE TRUST"        Means Pacific Corporate Trust Company.

"PERSON" Includes any individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee, executor, administrator or other legal representative or other entity.

"PLAN OF ARRANGEMENT"            Means the plan of arrangement set forth in
                                 Appendix C attached to this Circular subject to any amendment or variation made in accordance with the Plan of Arrangement or made at the direction of the Court in the Interim
                                 Order or the Final Order.

"PROPOSED AMENDMENTS"            Means all specific proposals to amend the ITA
                                 and the regulations thereto publicly announced by or on behalf of the Minister of Finance
                                 (Canada) prior to the date of this Circular.

"RECORD DATE"                    Means September 7, 2001.

"REGISTRAR"                      Means the Registrar of Companies performing
                                 duties as registrar under the BCCA.

"REGULATORY APPROVALS"           Means those sanctions, rulings, consents,
                                 orders, exemptions, permits and other approvals
                                 (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental
                                 Authority.

"SEC"                            Means the United States Securities and Exchange
                                 Commission.

"SECURITIES AUTHORITIES"         Means the appropriate securities commissions or
                                 similar regulatory authorities in Canada and each of the provinces and territories thereof and, if applicable, in the United States
                                 (including the SEC) and each of the states thereof, including the TSE, the AMEX and the NYSE.

"SECURITIES LAWS"                Means collectively, the BCCA, the Securities
                                 Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, the Exchange Act, applicable
                                 "blue sky" or securities Laws of the United
                                 States of any state thereof and any other applicable securities Laws, all as the same have been or may be from time to time be amended, as well as the rules, regulations, by-laws and policies of the TSE, the AMEX and the NYSE.

"SHARE ISSUANCE RESOLUTION"      Means the ordinary resolution to approve the
                                 issuance to Diebold of up to an additional
                                 16,306,922 Global Common Shares (in excess of
                                 4,388,418 Global Common Shares already issuable to Diebold).

"SPECTRUM"                       Means Spectrum Print & Mail Services, Ltd., a
                                 Delaware corporation and wholly-owned
                                 subsidiary of the Company.

"SUBCO" Means Diebold Acquisition Ltd., a company incorporated under, and governed by, the BCCA and a direct wholly-owned subsidiary of Diebold.

"SUBSIDIARY"                     Has the meaning set forth in the BCCA.

"SUPERIOR PROPOSAL"              Means any Alternative Proposal in respect of
                                 all or substantially all of the Global Common
                                 Shares not solicited by Global and which did not otherwise result from a breach of Section
                                 5.2 of the Arrangement Agreement that meets each of the following conditions: (i) any required financing in connection with such Alternative Proposal shall have been demonstrated to the satisfaction of the Board of Directors of Global, acting in good faith, to be reasonably likely to be obtained, (ii) such Alternative Proposal is not subject to a due diligence condition following execution of the Acquisition Agreement, (iii) such
                                 Alternative Proposal includes
                                 take-out financing that would permit the Company to satisfy all of its obligations under the Bridge Loan Documents immediately following the execution of the Acquisition Agreement related thereto, and (iv) such Alternative
                                 Proposal, if consummated in accordance with its terms, would result in a transaction (a) more favorable to the Global Common Shareholders than the Plan of Arrangement and the transactions contemplated by the Bridge Loan
                                 Documents and the Contract Manufacturing
                                 Agreement, taken as a whole, and (b) having a value per Global Common Share greater than the value per Global Common Share provided by the Plan of Arrangement as determined in good faith by the Board of Directors of Global.

"TERMINATION DATE"               Means March 31, 2002.

"TERMINATION FEE"                Means an amount in cash equal to the sum of
                                 U.S.$1,000,000 and the Diebold Expenses, payable by Global to Diebold in the circumstances described under "The Arrangement
                                 Agreement -- Termination Fee and Expenses".

"TRANSACTIONS"                   Means the transactions contemplated by the
                                 Arrangement Agreement, and includes the
                                 Arrangement.

"TRANSACTION CONSIDERATION"      Means, for each Global Common Share, (i) a
                                 number of fully paid and non-assessable Diebold
                                 Common Shares equal to the Exchange Ratio and
                                 (ii) the Cash Consideration.

"TRANSACTION DOCUMENTS"          Means, collectively, the Arrangement Agreement,
                                 the Option Agreement and each other agreement or certificate delivered in connection with the transactions contemplated by the Arrangement
                                 Agreement or the Option Agreement.

"TSE"                            Means The Toronto Stock Exchange.

"U.S. DOLLARS", "U.S.$" OR "$"   Means United States dollars.

"U.S. GAAP"                      Means United States generally accepted
                                 accounting principles.

"U.S. HOLDERS"                   Means holders, including beneficial owners, of
                                 Global Common Shares who are (i) citizens or residents of the United States (ii) corporations, partnerships and other entities created or organized under the Laws of the United States or a political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source and (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States Persons are authorized to control all substantial decisions of the trust. If a partnership owns Global
                                 Common Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

"VALUATION"                      Means the valuation opinion of Evans & Evans
                                 Inc. dated as of September 21, 2001.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

     The Global Consolidated Financial Statements contained in this Circular are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP. The Diebold

Consolidated Financial Statements and data of Diebold contained in this Circular are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

                                 EXCHANGE RATES

     In this Circular, dollar amounts are expressed either in Canadian dollars (Cdn.$) or U.S. dollars (U.S.$ or $). Unless otherwise indicated, all dollar amounts herein are expressed in U.S. dollars.

     The following table sets forth, for each period indicated, the high, low, average and end of period exchange rates for one Canadian dollar expressed in U.S. dollars, based upon the noon buying rate of the Bank of Canada.

                                           HIGH       LOW     AVERAGE RATE(1)   END OF PERIOD
                                          ------     ------   ---------------   -------------
                                                  (U.S. DOLLARS PER CANADIAN DOLLAR)
YEAR ENDED DECEMBER 31
2000....................................  0.6969     0.6410       0.6724           0.6669
1999....................................  0.6925     0.6535       0.6744           0.6925
1998....................................  0.7105     0.6341       0.6714           0.6504
1997....................................  0.7487     0.6945       0.7197           0.6999
1996....................................  0.7513     0.7285       0.7329           0.7301
MONTH ENDED 2001
August 31...............................  0.6554     0.6448       0.6494           0.6448
July 31.................................  0.6636     0.6462       0.6536           0.6525
June 30.................................  0.6617     0.6498       0.6560           0.6605
May 31..................................  0.6548     0.6436       0.6487           0.6500
April 30................................  0.6517     0.6319       0.6421           0.6508
March 31................................  0.6502     0.6340       0.6416           0.6340
February 28.............................  0.6697     0.6494       0.6572           0.6527
January 31..............................  0.6692     0.6595       0.6652           0.6669

---------------

(1) The average rates reflect either the average of the noon buying rates on the last Business Day of each month during the relevant year end periods or the average of the noon buying rates for each Business Day during the relevant month end periods, as applicable.

     On September 21, 2001, the exchange rate for one Canadian dollar expressed in U.S. dollars was $0.6367, based upon the noon buying rate of the Bank of Canada.

                       INFORMATION CONCERNING THE MEETING

GENERAL

     This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Global and the Board of Directors. The Meeting will be held in the Oak Room of the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver Time) on October 26, 2001, as set forth in the Notice of Extraordinary Meeting.

SOLICITATION OF PROXIES

     THE MANAGEMENT OF GLOBAL IS SOLICITING PROXIES FOR USE AT THE MEETING AND HAS DESIGNATED THE INDIVIDUALS LISTED ON THE ENCLOSED FORM OF PROXY AS PERSONS WHOM GLOBAL SHAREHOLDERS MAY APPOINT AS THEIR PROXYHOLDERS. IF A GLOBAL REGISTERED SHAREHOLDER WISHES TO APPOINT AN INDIVIDUAL NOT LISTED ON THE ENCLOSED FORM OF PROXY TO REPRESENT HIM OR HER AT THE MEETING, THE GLOBAL SHAREHOLDER MAY DO SO EITHER BY CROSSING OUT THE NAMES ON THE ENCLOSED FORM OF PROXY AND INSERTING THE NAME OF THAT OTHER INDIVIDUAL IN THE BLANK

SPACE PROVIDED ON THE ENCLOSED FORM OF PROXY OR BY COMPLETING ANOTHER ACCEPTABLE FORM OF PROXY. The proxyholder must attend the Meeting in order to vote on behalf of the Global Shareholder. A proxy nominee need not be a Global Shareholder. If the Global Shareholder is not an individual, its proxy must be executed by a duly authorized officer or properly appointed attorney.

     Global is paying for this solicitation, which is being made by mail. Proxies may also be solicited personally or by telephone by directors, officers or regular employees of Global, at normal cost.

     The Company has requested brokers and nominees who hold Global Common Shares in their names to furnish the Circular and accompanying materials to their customers and to request authority to execute the proxy. Global will reimburse these brokers and nominees for their related reasonable out-of-pocket expenses.

ENTITLEMENT TO VOTE

     Each Global Registered Shareholder at the close of business (Vancouver
Time) on the Record Date is entitled to attend the Meeting in person or by proxy and to cast one vote for each Global Common Share held by him or her on the Record Date.

     Neither Global Optionholders nor holders of Global Warrants are entitled to vote at the Meeting.

SIGNING AND DEPOSIT OF PROXIES

     Whether or not Global Shareholders are able to attend the Meeting, they should date, sign and return the enclosed form of proxy to Global, care of Pacific Corporate Trust Company, Attention: Proxy Department, 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8, in the envelope provided for that purpose. To be effective, a form of proxy must be duly executed by such Global Shareholder or by an attorney authorized in writing or, if the Global Shareholder is not an individual, by a duly authorized officer or attorney thereof and deposited with Pacific Corporate Trust Company at the address above, not later than 5:00 p.m. (Vancouver Time) on the date which is not less than two Business Days preceding the Meeting. Proxies may also be deposited with the Chairman of the Meeting, immediately prior to the commencement of the Meeting.

REVOCATION OF PROXIES

     Any Global Shareholder giving a proxy has the right to revoke it at anytime before it is acted upon (a) by depositing an instrument in writing executed by such Global Shareholder or by an attorney authorized in writing, or, if the Global Shareholder is not an individual, by a duly authorized officer or attorney thereof, (i) at Global's registered office, Gowling Lafleur Henderson, LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1, Attention: Brett Kagetsu, at anytime up to and including 5:00 p.m. (Vancouver Time) on the last Business Day preceding the Meeting, or (ii) with the Chairman of the Meeting on the day of and prior to the Meeting; or (b) in any other manner permitted by law.

VOTING OF PROXIES

     On any vote or poll, the management representatives named in the enclosed form of proxy will vote the Global Common Shares represented by proxy in accordance with the instructions of the Global Registered Shareholder who appointed them. IF THERE ARE NO INSTRUCTIONS OR IF THE INSTRUCTIONS ARE NOT CLEAR ON ANY VOTE OR POLL, THEY WILL VOTE THE GLOBAL COMMON SHARES IN FAVOR OF ALL MATTERS IDENTIFIED IN THE NOTICE TO BE DEALT WITH AT THE MEETING, INCLUDING THE ARRANGEMENT RESOLUTION AND THE RESOLUTION TO APPROVE THE SHARE ISSUANCE. THE ENCLOSED FORM OF PROXY, WHEN PROPERLY COMPLETED AND SIGNED, CONFERS DISCRETIONARY AUTHORITY ON THE APPOINTED INDIVIDUALS TO VOTE AS THEY SEE FIT ON ANY AMENDMENT OR VARIATION TO ANY OF THE MATTERS IDENTIFIED IN THE NOTICE AND ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING. AS OF THE DATE HEREOF, NEITHER THE BOARD OF DIRECTORS NOR MANAGEMENT OF GLOBAL IS AWARE OF ANY VARIATION, AMENDMENT OR OTHER MATTER TO BE PRESENTED FOR A VOTE AT THE MEETING. HOWEVER, IF ANY OTHER MATTERS WHICH ARE NOT NOW KNOWN TO THE BOARD OF DIRECTORS OR MANAGEMENT OF GLOBAL SHOULD PROPERLY COME BEFORE THE MEETING, THEN THE MANAGEMENT REPRESENTATIVES INTEND TO VOTE IN ACCORDANCE WITH THE JUDGMENT OF THE MANAGEMENT OF GLOBAL.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     As of the Record Date, Global had outstanding 20,695,340 Global Common Shares, each such share being entitled to one vote.

     Other than Diebold, the directors and officers of Global are not aware of any Person who beneficially owns, directly or indirectly, or exercises control or direction over, 10% or more of the Global Common Shares.

     See "Interests of Insiders in Material Transactions".

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents the number of Global Common Shares beneficially owned, directly or indirectly, or controlled or directed by, Global's directors, nominees and executive officers (with sole voting and investment power, except as otherwise indicated) as of September 21, 2001. Beneficial ownership has been determined in accordance with Section 95 of the Securities Act (British Columbia) and Rule 13d-3 under the Exchange Act.

                                                                 OPTIONS       TOTAL SHARES   PERCENT
                                                  NUMBER OF    EXERCISABLE     BENEFICIALLY   OF CLASS
NAME OF BENEFICIAL OWNER                          SHARES(1)   WITHIN 60 DAYS      OWNED         (%)
------------------------                          ---------   --------------   ------------   --------
Robert J. Urosevich.............................     46,023      120,000          166,023        .8
Brian W. Courtney...............................     50,000      200,000          250,000       1.2
Clinton H. Rickards.............................    998,619      100,000        1,098,619       5.3
David Brown.....................................  1,237,067          Nil        1,237,067       6.0
John W. Larmer II...............................        100       50,000           50,100        .2
S. Michael Rasmussen............................        Nil      200,000          200,000       1.0
Jeffrey Dean(2).................................  1,600,000          Nil        1,600,000       7.7
Talbot Iredale..................................        Nil          Nil              Nil        --
Larry Dix.......................................      4,750       50,000           54,750        .3
Barry Herron....................................    120,000       50,000          170,000        .8
Moe Sokulski....................................    127,700      100,000          227,700       1.1
Brian O'Connor..................................        Nil          Nil              Nil        --

---------------

(1) Shares listed are Global Common Shares currently owned beneficially, and do not include options or warrants exercisable within 60 days.

(2) Shares listed are owned by Mr. Dean's wife, Deborah M. Dean, with whom Mr. Dean shares voting and investment power.

VOTE REQUIRED

     Subject to any further order of the Court, the Arrangement Resolution must be approved by the affirmative vote of at least 75% of the votes cast thereon by Global Shareholders present in person or voting by proxy at the Meeting. The approval described in the preceding sentence will also serve as the approval by a majority of votes of Global Shareholders required by subsection 252(8) of the BCCA (the "Majority of the Minority Vote"), as there are no affiliates of Global who hold Global Common Shares, no Global Shareholders who will, as a result of the Arrangement, be entitled to consideration for each Global Share greater than that available to other Global Shareholders, and no Global Shareholder who alone, or in combination with others, effectively controls Global who has entered into or has agreed to enter into an understanding to support the Arrangement.

     The other matters to be approved at the Meeting must be approved by the affirmative vote of a majority of the votes cast thereon by Global Shareholders present in person or voting by proxy at the Meeting.

     Clinton H. Rickards, a member of the Board of Directors, and Deborah M. Dean have entered into voting agreements with Diebold with respect to an aggregate of 2,698,619 Global Common Shares (including 100,000 option shares) pursuant to which they have agreed to vote such shares in favor of the Arrangement. Neither Mr. Rickards nor Ms. Dean received any consideration in connection with such voting agreements.

INTEREST OF MANAGEMENT

     Management of Global is unaware of any material interest of any director or officer of Global, or any associate or affiliate of any such individual or of Global in any transaction since the beginning of the last completed fiscal year of Global or in any proposed transaction or in connection with the Arrangement that has materially affected or will materially affect Global or any of its affiliates. Except as otherwise described in this Circular, there are no agreements or arrangements between Diebold or Global and any director, officer or employee of Global and its subsidiaries in respect of the Arrangement.

ESCROWED SHARES

     As of the date of this Circular, a total of 500,000 Global Common Shares are held in escrow as follows:

                                                   NO. OF COMMON SHARES
NAME OF BENEFICIAL HOLDER                             HELD IN ESCROW      PERCENTAGE OF CLASS
-------------------------                          --------------------   -------------------
Deborah M. Dean..................................        500,000                 2.42%

     Global, its wholly-owned subsidiary and Ms. Dean have entered into an escrow agreement dated September 29, 2000 (the "Escrow Agreement") with Borden Ladner Gervais LLP pursuant to which 500,000 Global Shares (the "Escrowed Shares") of the 1,600,000 Global Shares issued by Global to Ms. Dean, pursuant to a share purchase agreement dated September 29, 2000, whereby Global purchased 100% of the issued and outstanding shares of Spectrum Print and Mail Services, Ltd, are subject to escrow. The Escrowed Shares are held in escrow as part of an indemnification right provision contained in the share purchase agreement. The Escrowed Shares will be released from escrow on September 30, 2002 provided that Global has not issued any successful claims against Ms. Dean which would result in the transfer of the Escrowed Shares from escrow back to the treasury of Global. The Escrow Agreement is being amended to permit the Escrowed Shares to be tendered in accordance with the Arrangement mechanics and for the Transaction Consideration applicable to such Escrowed Shares to be returned to escrow.

DISSENTING SHAREHOLDERS' RIGHTS

     Pursuant to the provisions of the Arrangement Agreement, Global Registered Shareholders have been granted the right to dissent with respect to the Arrangement Resolution. If the Arrangement becomes effective, a Dissenting Shareholder will be entitled to be paid the fair value of the Global Common Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Arrangement Resolution is adopted. This right to dissent is described in this Circular under "Dissenting Shareholders' Rights", and in the Plan of Arrangement included in Appendix C to this Circular. The Dissent Procedures require that a Global Registered Shareholder who wishes to dissent must deliver a Notice of Dissent to Global, in care of Gowling Lafleur Henderson LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49722, Vancouver, British Columbia, V7X 1J1, Attention: Brett Kagetsu, so as to be received by Gowling Lafleur Henderson LLP no later than 5:00 p.m. (Vancouver Time) on October 18, 2001. It is important that Global Registered Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the BCCA, which are inapplicable to the Transactions. Failure to comply strictly with the Dissent Procedures may result in the loss or unavailability of any Dissent Right. In the event that greater than 10% of the Global Common Shares are the subject of valid dissents pursuant to the Dissent Procedures, Diebold will not be required to proceed with the Arrangement. See "Dissenting Shareholders' Rights".

PROCEDURES

  GENERAL

     A Letter of Transmittal will be mailed to Global Shareholders following the Effective Time. The Letter of Transmittal, when properly completed and duly executed and returned to the Depositary, together with a certificate or certificates representing Global Common Shares and all other required documents, will enable each Global Shareholder to obtain the Cash Consideration, a certificate or certificates representing that whole number of Diebold Common Shares to which the Global Shareholder is entitled under the Arrangement and a cash amount payable in lieu of a fraction of Diebold Common Shares, if any.

     Global Shareholders who do not forward to the Depositary properly completed Letters of Transmittal, together with a certificate or certificates representing their Global Common Shares and all other required documents, will not receive the Cash Consideration and the certificates representing the Diebold Common Shares to which they are otherwise entitled until proper delivery is made.

     After the Effective Time and upon the return of the Letter of Transmittal together with the certificate or certificates representing the Global Common Shares, such certificate(s) shall only represent the right to receive the Transaction Consideration.

     Furthermore, Global Shareholders who do not surrender their certificate(s) representing Global Common Shares will not be recorded on the register of holders of Diebold Common Shares until they do so.

     Any use of the mail to transmit a share certificate and a related Letter of Transmittal is at the risk of the Global Shareholder. If these documents are mailed, it is recommended that registered mail, with (if applicable) return receipt requested, be used.

     Certificates representing the appropriate number of Diebold Common Shares issuable to a former Global Shareholder who has complied with the procedures set out above, together with the Cash Consideration and a cash amount payable in lieu of a fraction of a Diebold Common Share, if any, will, as soon as practicable after the Effective Date: (i) be forwarded to the holder at the address specified in the Letter of Transmittal by first class mail; or (ii) be made available at the offices of Pacific Corporate Trust Company at 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8 for pickup by the holder, as requested by the holder in the Letter of Transmittal.

     Where a certificate representing Global Common Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately complete the Letter of Transmittal as fully as possible and deliver it together with a statutory declaration or an affidavit of lost certificate to the Depositary in accordance with instructions in the Letter of Transmittal. The Depositary has been instructed to comply with replacement requirements which are set out in Section 2 of the Plan of Arrangement.

     Global Shareholders whose Global Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary should contact that intermediary for instructions and assistance in delivering share certificates representing those Global Common Shares and should do so promptly if they wish to exercise Dissent Rights.

     Upon return of the Letter of Transmittal and share certificates, the Global Shareholder waives his rights of dissent under Section 3.1 of the Arrangement Agreement.

  FRACTIONAL SHARES

     No certificates or scrip representing fractional Diebold Common Shares will be issued or delivered upon the surrender for exchange of certificates representing Global Common Shares and no dividend, stock split or other change in the capital structure of Diebold will relate to any such fractional security and such fractional interests will not entitle the owner thereof to exercise any rights as a security holder of Diebold. In lieu of any such fractional securities, each Person otherwise entitled to a fractional interest in a Diebold Common Share will receive a cash payment from the Depositary equal to the product of (i) such fractional interest multiplied by (ii) the Current Market Price, rounded up to the nearest whole cent. Diebold will from time to time as necessary provide the Depositary with funds sufficient to satisfy these obligations.

     The aggregate number of Diebold Common Shares for which no certificates are issued as a result of the foregoing provisions will be deemed to have been surrendered by the Depositary for no consideration to Diebold as and when the cash payment in lieu of the fractional interest referred to above has been made, or on the first anniversary of the Effective Date to the extent no such payment has been made.

                                THE ARRANGEMENT

     In January 2001, Global began a process of assessing its future capital needs in light of the increased attention to its markets and products as a result of the 2000 U.S. presidential election. Global's senior management and the Board of Directors examined a number of strategic alternatives with respect to the future of Global. Members of management, in consultation with the Board of Directors, had already had limited informal preliminary discussions with a number of possible strategic partners, including Diebold.

     In February 2001, the management team of Global, in consultation with the Board of Directors, approached Hilliard Lyons regarding the possibility of raising capital in order to meet the influx of new business anticipated over the next twelve to eighteen months. During the course of these discussions with Hilliard Lyons, a variety of strategic alternatives were discussed including but not limited to short term financing for current orders, long term financing to accommodate market expansion and sale of the Company to a strategic or financial acquiror.

     After meeting on February 19, 2001, the Board of Directors decided to engage Hilliard Lyons to seek short and long term financing, and requested that Hilliard Lyons make a proposal to act as Global's financial advisor in the event Global received an acquisition offer. In addition, the Board of Directors asked Hilliard Lyons to investigate a possible acquisition opportunity that was currently being contemplated by Global. The engagement letter was executed on February 28, 2001.

     During March 2001, Hilliard Lyons approached a number of short term debt investors on behalf of Global to provide funds for working capital. When Hilliard Lyons and Global's management determined that Global was not in a position to repay additional debt financing, Hilliard Lyons and members of the Board of Directors began to actively seek equity investors. On March 20, 2001, in consultation with the Board of Directors, Hilliard Lyons contacted an institutional strategic equity investor in regard to a possible merger of Global and one of the institutional investor's portfolio companies. The proposal was made contingent upon a long term equity and debt investment in Global. This proposal was later abandoned by the Board of Directors due to the deteriorating financial condition of both the elections systems market and of the potential acquisition candidate. On March 28, 2001, Hilliard Lyons also made a presentation to the Board of Directors in regard to possible valuation ranges in regard to a strategic partnership or sale of Global. Following this meeting, the Board of Directors decided to explore the strategic sale of Global on a more formal basis, and instructed Hilliard Lyons to solicit a number of potential acquirors, including Diebold.

     On April 5, 2001, Global announced that it secured a $4.0 million (CDN) (approximately $2.6 million USD) one year loan bearing a 10% annual interest rate with 600,000 warrants granted at a strike price of $3.00 (CDN) or approximately $1.95 (USD) from Jones, Gable and Company, Ltd., a Toronto securities firm. See "Information Concerning Global -- Principal Indebtedness". In addition, Global issued a press release announcing its determination to seek additional capital in order to maintain current operations in light of its depleted cash flow.

     Global had initially contacted Diebold in the spring of 2000 regarding the possibility of a joint venture arrangement, including contract manufacturing of Global's products by Diebold. At that time, Diebold declined the opportunity to partner with Global. In December 2000, Diebold sought general information from Global with respect to the election systems industry. In late January 2001, Diebold again contacted Global and indicated that Diebold was interested in entering the election systems market. On January 25, 2001, Diebold and Global entered into a confidentiality agreement and began discussions regarding a relationship between the companies. In February, four Diebold executives visited Global's McKinney headquarters and generally discussed with Global's management a potential strategic partnership or other business combination. On April 4 and 5, 2001, Diebold made its first formal due diligence visits to Global.

     During April and May, 2001, Global entered into a number of additional confidentiality agreements with prospective strategic partners and financial investors, and together with its legal and financial advisors conducted discussions, due diligence proceedings and negotiations with a number of prospective strategic partners, purchasers and financial investors, including Diebold. During that period, Global was able to secure a preliminary indication of interest from Diebold, another potential strategic partner and one financial investor seeking to make an equity investment in Global. Following a due diligence meeting at Global's McKinney offices, the Board of Directors, in conjunction with management and its legal and financial advisors, decided to issue a press release announcing its preliminary discussions with potential strategic partners. The Board of Directors took this action as a precautionary measure due to higher than average volumes in its AMEX and TSE traded shares, and issued the release on May 22, 2001.

     Also on May 22, 2001, Global received a term sheet from a financial investor for up to $5.0 million (USD) in convertible preferred stock. The Board of Directors decided to proceed with this financing and to seek a firm letter of intent from the remaining strategic investors. In the first two weeks of June, these strategic acquirors, including Diebold, conducted additional due diligence. On June 12, 2001, Diebold submitted an initial indication of interest pursuant to a letter of intent. This indication was for $1.50 (USD) per share with no defined form of consideration. No other party submitted a letter of intent or otherwise expressed a desire to continue the process of evaluating a transaction with Global.

     Upon further consultation with the Company management, and its legal and financial advisors, and after a June 14, 2001 meeting of the board of directors of Diebold, Diebold submitted a non-binding letter of intent ("LOI") on June 19, 2001 to acquire all of Global's shares valuing Global's shares in a stock-for-stock acquisition at $1.50 (USD) per share, to make a $5.0 million
(USD), 12%, six month convertible bridge loan with warrants to purchase up to 250,000 Global Common Shares at $1.50 (USD) per share ("Bridge Loan") and to enter into a contract manufacturing agreement ("Contract Manufacturing Agreement") to manufacture certain Global products. Diebold's willingness to proceed was subject to Global agreeing to a 30-day exclusivity period and agreeing to pay a termination fee if the transaction was not consummated. Diebold's LOI was not contingent upon any financing. On June 20, 2001, the Board of Directors unanimously decided to abandon the financial investor's term sheet and to accept Diebold's LOI. The Board of Directors formally announced the Diebold proposal in a press release dated June 21, 2001.

     During the exclusivity period, Diebold continued with due diligence and provided Global with $1.5 million of the $5.0 million bridge loan. As a result of Diebold's due diligence investigation, Diebold advised Global of its intent to lower its purchase price for all the Global Common Shares to $1.00 per share. The Board of Directors considered and rejected this proposal as insufficient. Global's management and Diebold engaged in a number of discussions and Diebold proposed a combination of cash (20%) and stock (80%) valuing each Global Common Share at $1.135 (USD), subject to a maximum of 0.03027 and a minimum of 0.02421 Diebold Common Shares (see "Exchange Ratio"). At this time, the Board of Directors authorized Hilliard Lyons to contact certain financial and strategic parties they had previously contacted. The Board of Directors received no competitive bids, considered the financing package provided by Diebold and the current financial condition of Global and accepted Diebold's offer. On August 7, 2001, Diebold and Global announced the reduced offer price and the revised structure of the transaction, including a second 30-day exclusivity period. The Board of Directors authorized management and its advisors to continue to negotiate and finalize a definitive agreement with Diebold as soon as possible.

     Concurrently with the announcement of the amended LOI, Global announced the election of Brian Courtney, a member of the Board of Directors, to the previously unfilled Chief Executive Officer position. During the second exclusivity period, Hilliard Lyons received an unsolicited purchase offer that was deemed materially inadequate by Global's Chief Executive Officer, and the offer was rejected.

     On August 30, 2001, the Board of Directors held a special meeting at which Hilliard Lyons made a presentation to the Board of Directors about the fairness of the Transaction Consideration and delivered an oral opinion, subsequently confirmed in writing, that the Transaction Consideration to be paid by Diebold pursuant to the Arrangement Agreement, was fair, from a financial point of view, to the Global Shareholders (other than Diebold). In addition, Global's legal counsel reviewed with the Board of Directors their fiduciary duties in connection with the consideration of the proposed Arrangement Agreement. Following a discussion among the directors, the Board of Directors unanimously approved the Arrangement Agreement and recommended that all Global Shareholders vote their shares in favor of the Arrangement.

     Between August 31 and September 10, 2001, the parties continued to settle and finalize terms of the Arrangement Agreement, and they formally executed the Arrangement Agreement on September 10, 2001. Also on September 10, 2001, Global and Diebold issued a joint press release announcing the execution of the Arrangement Agreement. On September 11, 2001, Diebold and Global entered into the Option Agreement and as of September 11, 2001, Diebold and each of Deborah
M. Dean and Clinton H. Rickards entered into voting agreements pursuant to which such Global Shareholders agreed to vote their Global Common Shares in favor of the Arrangement and the Share Issuance.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously determined that the Arrangement is fair to the Global Shareholders and that the Transactions are in the best interests of Global and the Global Shareholders. Accordingly, the Board of Directors has unanimously approved the Arrangement and the Share Issuance and unanimously recommends that Global Shareholders vote their Global Common Shares in favor of the Arrangement Resolution and the Share Issuance Resolution at the Meeting. Each member of the Board of Directors has indicated to the Company that he intends to vote all of the Global Common Shares owned by him in favor of the Arrangement and the Share Issuance at the Meeting.

     In reaching the determination and making the recommendation, the Board of Directors considered a number of factors, including the following:

          (a) the historical market price and trading information with respect to Diebold Common Shares and Global Common Shares;

          (b) the Fairness Opinion stating that, as of the date of such opinion, the Transaction Consideration is fair from a financial point of view to the Global Shareholders;

          (c) the opportunity afforded by the Arrangement for Global to combine operations with those of Diebold to create an entity with greater financial and business strength than Global;

          (d) the risk and potential rewards associated with, as an alternative to the Arrangement, continuing to execute Global's strategic plan as an independent entity;

          (e) the terms and conditions of the Arrangement Agreement, including the amount of the Termination Fee and the circumstances in which the Arrangement Agreement may be terminated;

          (f) that the terms of the Arrangement Agreement do not prohibit Global from accepting a Superior Proposal;

          (g) the support of Global management for the Transactions;

          (h) that the Arrangement must be approved by a special resolution passed by not less than 75% of the votes cast at a meeting of Global Shareholders which will also serve as the Majority of the Minority Vote, and the Court which will consider, among other things, the fairness of the Arrangement to the Global Shareholders;

          (i) that the receipt of Diebold Common Shares in the Arrangement would be, in general, a taxable transaction for Global Shareholders for Canadian and United States federal income tax purposes;

          (j) the severe depletion of Global's cash reserves;

          (k) that in Global's financial statements for the year ended June 30, 2001, disclosure is included relating to Global's ability to carry on normal operations without a significant infusion of capital;

          (l) that as a stand-alone company, Global finds itself unable to bid on or perform proposals due to its financial and operational status;

          (m) that under the Arrangement, Global Shareholders have Dissent
     Rights;

          (n) the provision of the contract manufacturing services and performance guarantees by Diebold; and

          (o) the valuation report delivered by Evans & Evans.

     The discussion above of the information and factors considered by the Board of Directors is not exhaustive, but is believed to include all material factors that the Board of Directors considered. The Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its final determination. Rather, the Board of Directors made its determination based on the totality of the information it considered.

OPINION OF GLOBAL'S FINANCIAL ADVISOR

     Pursuant to a letter agreement dated February 28, 2001, as amended on June 29, 2001 (the "Hilliard Lyons Engagement Agreement"), between Global and Hilliard Lyons, Hilliard Lyons was retained to act as Global's exclusive financial advisor to pursue and recommend alternatives to enhance shareholder value. In connection with the Arrangement, Hilliard Lyons was asked to provide an opinion to the Board of Directors as to the fairness of the Transaction Consideration, from a financial point of view, to the Global Shareholders. At the meeting of the Board of Directors on August 30, 2001, Hilliard Lyons rendered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the various considerations set forth in the Fairness Opinion, the Transaction Consideration was fair, from a financial point of view, to the Global Shareholders.

     THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS APPENDIX D TO THIS CIRCULAR. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS CIRCULAR IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION. HILLIARD LYONS HAS PROVIDED ITS WRITTEN CONSENT TO THE INCLUSION OF THE FAIRNESS OPINION IN THE CIRCULAR. THE FAIRNESS OPINION STATES THAT IT MAY NOT BE USED, OR RELIED UPON, BY ANY PERSON OTHER THAN THE BOARD OF DIRECTORS WITHOUT THE EXPRESS WRITTEN CONSENT OF HILLIARD LYONS.

     GLOBAL SHAREHOLDERS SHOULD READ THE ENTIRE TEXT OF THE FAIRNESS OPINION WHICH ADDRESSES ONLY THE FAIRNESS OF THE TRANSACTION CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO THE GLOBAL SHAREHOLDERS AS OF AUGUST 30, 2001. THE FAIRNESS OPINION WAS DELIVERED FOR THE USE OF THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GLOBAL SHAREHOLDER AS TO HOW SUCH GLOBAL SHAREHOLDER SHOULD VOTE AT THE MEETING.

     The following is a summary of the primary analyses performed by Hilliard Lyons and presented to the Board of Directors in connection with the preparation of the Fairness Opinion.

DISCOUNTED CASH FLOW ANALYSIS

     Hilliard Lyons performed discounted cash flow ("DCF") analyses of the projected cash flows of the Company for the fiscal years 2001 through 2003, based upon projections developed by the Company's management. The projections were produced in conjunction with its business planning in early 2001; however, the 2001 projections were updated based on conversations with the Company's management to reflect recent operating results. In addition, the Company's management helped Hilliard Lyons construct projected cash flows from 2003 through 2011.

     Based upon the Company's projections, Hilliard Lyons derived per share equity value ranges for the Company on a consolidated basis. For this analysis, Hilliard Lyons calculated a weighted average cost of capital range from 13.5% to 14.5%. Hilliard Lyons used a growth multiple of year-2000 free cash flow, using a rate of 3% for post-2010 growth in perpetuity to determine terminal value.

     Based upon its DCF analysis, Hilliard Lyons derived a per share equity value reference range of $1.01 to $1.28 per share for the Company.

COMPARABLE COMPANIES ANALYSIS

     Hilliard Lyons performed a comparable companies analysis in which it compared historical financial and operating data, projections of future financial performance and market statistics of selected publicly traded companies considered by Hilliard Lyons to be reasonably comparable to the Company with similar historical financial and operating data, projections of future financial performance (reflecting Company projections), market statistics and business of the Company. Hilliard Lyons compared the market capitalization (defined as the product of shares outstanding and price per share) as a multiple of selected historical and projected operating data for each of the comparable companies with those of the Company. Further, Hilliard Lyons compared the enterprise value (defined as the sum of market capitalization plus debt less cash and equivalents) as a multiple of selected historical and projected operating data for each of the comparable companies with those of the Company.

     Based upon its comparable companies analyses, Hilliard Lyons was unable to find meaningful valuation comparisons due to the Company's negative earnings (both historical and projected) as well as negative earnings before interest, taxes, depreciation, and amortization. Hilliard Lyons was, however able to determine a valuation comparison in regard to multiples of the Company's book value. While Hilliard Lyons makes no determination on the validity of the Company's book assets, it notes that the Transaction Consideration represents a
6.44 times multiple of current Global book value as of June 30, 2001 (based on the number of Global Common Shares outstanding as of such date).

PRICE AND VOLUME ANALYSIS

     Hilliard Lyons also examined average pricing and volumes on the AMEX and the TSE for the Global Common Shares both before and after the Company's announcement on May 22, 2001 of its negotiations with various potential buyers. For purposes of the analysis, Hilliard Lyons looked at the prices and volumes for the Global Common Shares beginning from its initial "GLE" AMEX listing on February 5, 2001 and up to May 21, 2001, where the high price was $2.78 (USD), the low price was $1.75 (USD) and the average price was $2.10 (USD) per share. The average daily volume of "GLE" shares traded on the AMEX during that period was 25,465 shares per day, or an average of 0.124% of the Company's outstanding stock traded per day. For the Company's "GSM" TSE listing for the same period, the high was $4.05 (CDN), the low was $2.70 (CDN) and the average price was $3.21 (CDN). The average daily volume for the period was 21,693 shares per day, for an average of 0.105% of the Company's outstanding stock per day. Using the August 30, 2001 Canadian dollar/US dollar exchange rate of $0.647 Canadian to the US dollar, the Transaction Consideration represents a 45.9% and 45.6% discount, respectively, from the average prices on the AMEX and TSE during that period.

     For purposes of analyzing the pricing dynamic reflecting the distressed financial condition of the Company, Hilliard Lyons also examined the average price and volumes from the date of the Company's May 22, 2001 negotiations announcement until August 30, 2001, the date of delivery of the Fairness Opinion to the Board of Directors. For the Global Common Shares traded under the symbol "GLE" on the AMEX, the high price was $2.37 (USD), the low price was $0.81 (USD) and the average price was $1.33 (USD) per share. The average daily volume of GLE shares traded on the AMEX during that period was 25,008 shares per day, and continued to be illiquid compared to total shares outstanding (0.122% traded per day). For the Global Common Shares traded under the symbol "GSM" on the TSE for the same period, the high was $3.50 (CDN), the low was $1.25 (CDN), the average price was $2.06 (CDN); and the average daily volume dropped to 17,921 for the period, for an average of 0.087% of total shares outstanding. The Transaction Consideration represents a 14.7% and a 14.6% discount, respectively, to the average prices on the AMEX and TSE during that period.

OTHER ANALYSES

     Hilliard Lyons also reviewed comparable acquisitions in the election management segment, but found the available data insufficient for valuation purposes. Hilliard Lyons also examined a number of company and industry specific factors including, but not limited to, the difficult overall capital market environment, the Company's distressed cash position and its ongoing capital infusion requirement continuing into the foreseeable future, as well as its current order backlog, its manufacturing requirements needed to service large upcoming projects, and the lack of other suitors. Based on these analyses, Hilliard Lyons determined the Company was at risk as a going concern and required additional capital to meet the projections referred to in the DCF analysis. Further, Hilliard Lyons believed that additional capital will be difficult to obtain in the time frame required.

SUMMARY VALUATION

     In arriving at its opinion, Hilliard Lyons based its analysis upon the foregoing DCF, comparable companies, and other objective and subjective analyses as Hilliard Lyons deemed necessary. Based on all analyses and factors, Hilliard Lyons derived a per share equity value reference range of $0.80 to $1.10 for the Global Common Shares. Based upon this summary analysis, Hilliard Lyons determined that the Transaction Consideration was fair, from a financial point of view, to Global Shareholders.

     The Fairness Opinion was rendered on the basis of securities markets and economic and general business and financial conditions prevailing as of the date of the Fairness Opinion and the condition and prospects, financial and otherwise, of Global and Diebold as they were reflected in the information and documents reviewed by Hilliard Lyons and as they were represented to Hilliard Lyons in discussions with management of Global and Diebold. Subsequent developments may affect the Fairness Opinion, and Hilliard Lyons does not have any obligation to update, revise or reaffirm the Fairness Opinion.

     Hilliard Lyons acts as a trader and dealer, both as principal and agent, in major U.S. financial markets and as such has had, and may have, positions in the securities of Global and Diebold and, from time to time, has executed or may execute transactions on behalf of such corporations or affiliated entities for which it has received or may receive compensation. In addition, as an investment dealer, Hilliard Lyons conducts research on securities and may have or be expected, in the ordinary course of its business, to provide research reports and investment advice to its clients on issues and investment matters, including with respect to Global, Diebold and their securities or the Arrangement. There are no understandings, agreements or commitments between Hilliard Lyons, Global, Diebold, or any of their respective affiliates or associates with respect to any future business dealings. However, Hilliard Lyons and its affiliates may, in the future, in the ordinary course of business, perform or provide financial advisory, investment banking or other financial services for those parties.

     The form and content of the Fairness Opinion has been approved for release by a committee of directors and professionals of Hilliard Lyons experienced in merger, acquisition, divestiture and valuation matters. Pursuant to the Hilliard Lyons Engagement Agreement, Global has agreed to pay Hilliard Lyons a fee for rendering its financial advisory services, a portion of which is contingent upon consummation of the Transactions. Global has also agreed to indemnify Hilliard Lyons and certain related Persons against certain liabilities in connection with the engagement of Hilliard Lyons, including certain liabilities under the Securities Laws.

VALUATION OPINION

     As the Arrangement is a "going private transaction" under Ontario Securities Commission Rule 61-501 ("OSC Rule 61-501"), Global is required, unless otherwise exempted, to have a formal valuation of the Global Common Shares and any non-cash consideration being offered prepared by a qualified and independent valuer based on techniques that are appropriate in the circumstances, after considering all relevant assumptions, that determines a range of values for the Global Common Shares and any non-cash consideration being offered.

     The requirement to provide a valuation for the non-cash consideration is rendered inapplicable if the non-cash consideration consists of securities of a class of an issuer for which a liquid market exists; the securities offered as non-cash consideration constitute 10% or less of the aggregate number of securities of the class that are issued and outstanding immediately before the distribution of the securities offered as non-cash consideration and are freely tradeable; the valuator is of the opinion that a valuation of the non-cash consideration is not required; and the issuer states in the disclosure that it has no knowledge of any material non-public information concerning the issuer of the securities or its securities that has not been generally disclosed.

     Evans & Evans, Inc. ("Evans & Evans") is of the opinion that a valuation of the Diebold Common Shares is not required. Global has no knowledge of any material non-public information concerning Diebold or the Diebold Common Shares that has not been generally disclosed.

     Accordingly, pursuant to an engagement letter dated September 11, 2001 (the "Evans Engagement Agreement") between Global and Evans & Evans, Evans & Evans was engaged to prepare and deliver to the Board of Directors a formal valuation opinion of the value, in accordance with the principles set out in OSC Rule 61-501, of all of the Global Common Shares. The terms of the Evans Engagement Agreement provide that Evans & Evans is to be paid Cdn.$14,000 plus Evans & Evans' out of pocket disbursements to render the Valuation Opinion, no portion of which is contingent upon the approval or completion of the Arrangement or the conclusions reached in the Valuation. In addition, Global is to reimburse Evans & Evans for reasonable out of pocket expenses.

     Evans & Evans is a corporation specializing in independent valuation and advisory services to corporations. Evans & Evans and its principals have prepared numerous valuations and have provided advisory services in a significant number of transactions involving Canadian public and private companies. Evans & Evans has no prior relationship with Diebold. Accordingly, Evans & Evans has been determined to be qualified and independent of Diebold.

     The full text of the Valuation which sets forth, among other things, assumptions made, matters considered and the limitations on the scope of the review undertaken by Evans & Evans in rendering the Valuation, is attached as Appendix E to this Circular. Evans & Evans has provided its written consent to the inclusion of the Valuation in the Circular. The Valuation states that it may not be used, or relied upon, by any Person other than the Board of Directors without the express written consent of Evans & Evans.

     As provided in the Evans Engagement Agreement, Evans & Evans has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of Global and Global's consultants and advisors (collectively, the "Information"). The Valuation is conditioned upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Evans & Evans was not denied access by Global to any information requested by Evans & Evans.

     The Valuation was rendered on the basis of securities markets and economic, financial and general business conditions prevailing as at the date of the Valuation and the conditions and prospects, financial or otherwise, of Global and its subsidiaries and affiliates, as they were reflected in the Information and as they were represented to Evans & Evans in discussion with management of Global and its advisors. In its analysis and in preparing the Valuation, Evans & Evans made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Evans & Evans or any party involved in the Arrangement.

     Senior management of Global represented to Evans & Evans, amongst other things, that the Information provided to Evans & Evans on behalf of Global was complete and correct at the date the Information was provided to Evans & Evans and that, since the date of the Information, there has been no material change, financial or otherwise, in the position of Global, or in its assets, liabilities (contingent or otherwise), business or operations and that there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

     In preparing the Valuation, Evans & Evans made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

     Evans & Evans believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

     Based on and subject to the analyses and assumptions set forth above and any other matters discussed or disclosed in the Valuation, Evans & Evans is of the opinion that, as at June 30, 2001, the fair market value of the issued and outstanding Global Common Shares is in the range of U.S.$.90 to U.S.$.97 per Global Common Share, or an aggregate of U.S.$18.6 million or U.S.$20.1 million.

     To the knowledge of Global and its directors and senior officers (after due inquiry), there are no prior valuations of Global (as such term is defined in OSC Rule 61-501), its securities or material assets.

SHAREHOLDER APPROVAL

     At the Meeting, the Global Shareholders will be asked to consider and to approve the Arrangement Resolution and the Share Issuance Resolution.

     The Arrangement Resolution must be approved by not less than 75% of the votes cast thereon by Global Shareholders present in person or voting by proxy at the Meeting which vote will also serve as the Majority of the Minority Vote. The Share Issuance Resolution must be approved by not less than a majority of the votes cast thereon by Global Shareholders present in person or represented by proxy at the Meeting. As of the Record Date, there were 20,695,340 Global Common Shares outstanding which are entitled to be voted at the Meeting on the Arrangement Resolution and the Share Issuance Resolution.

     Each Global Registered Shareholder is entitled to one vote for each of his or her Global Common Shares in respect of the Arrangement Resolution and the Share Issuance Resolution.

COURT APPROVAL AND COMPLETION OF THE ARRANGEMENT

     An arrangement under the BCCA requires approval by the Court. Prior to the mailing of this Circular, Global obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The form of the Interim Order is substantially contained in Appendix B to this Circular. The form of Notice of Motion applying for the Final Order is also substantially contained in Appendix B and forms part of this Circular.

     Subject to the approval of the Arrangement by the Global Shareholders at the Meeting, the hearing in respect of the Final Order is scheduled to take place on November 1, 2001 at 10:00 a.m. (Vancouver Time) at 800 Smithe Street, Vancouver, British Columbia, Canada. Any Global Registered Shareholder or Global Optionholder who wishes to appear or be represented and to present evidence or arguments at that hearing must serve and file an Appearance as set out in the Notice of Motion for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness of the terms and conditions of the Arrangement to Global and Global Shareholders, and the rights and interests of every person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. Diebold has the right to terminate the Arrangement Agreement if the court modifies the terms of the Arrangement in a manner unacceptable to Diebold.

     Assuming the Final Order is granted, no appeal is made in respect of the Final Order during the appeal period, and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: (a) the various other documents necessary to consummate the Transactions will be executed and delivered; and (b) the transactions provided for in the Arrangement will occur in the order indicated in the Plan of Arrangement.

     Subject to the foregoing, it is expected that the Effective Date will occur in the fourth quarter of 2001.

ACCOUNTING TREATMENT

     The Transactions will be accounted for by Diebold using the purchase method of accounting in accordance with U.S. GAAP.

STOCK EXCHANGE LISTING

     The Diebold Common Shares are listed on the NYSE. Diebold does not currently intend to apply to list the Diebold Common Shares on the TSE or the AMEX.

RESALE OF DIEBOLD COMMON SHARES RECEIVED IN THE ARRANGEMENT

  UNITED STATES

     The issuance of Diebold Common Shares to Global Shareholders under the Arrangement will not be registered under the 1933 Act or the Securities Laws of any state of the United States. Such shares will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the 1933 Act and applicable exemptions under state Securities Laws. Section 3(a)(10) exempts certain securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all Persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of Diebold Common Shares in exchange for Global Common Shares. The Court entered the Interim Order on September 25, 2001 and, subject to the approval of the Arrangement by the Global Shareholders, a hearing on the fairness of the Arrangement will be held on November 1, 2001 by the Court.

     The Diebold Common Shares received in exchange for Global Common Shares in the Arrangement will be freely transferable under United States Securities Laws, except for Diebold Common Shares held by Persons who are deemed to be "affiliates" (as such term is defined under the 1933 Act) of Global which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the 1933 Act or as otherwise permitted under the 1933 Act. Rule 145(d) provides a safe harbor for resales of securities received by certain Persons in transactions such as the Arrangement. Rule 145(d)(1) generally provides that "affiliates" of Global may sell securities of Diebold received in the Arrangement if such sale is effected pursuant to the volume, current public information and manner of sale limitations of Rule 144 promulgated under the 1933 Act. These limitations generally require that any sales made by such an affiliate in any three month period shall not exceed the greater of 1% of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions". Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates of Diebold after a period of one or two years, respectively, and in the case of Rule 145(d)(2), depending upon whether certain currently available information continues to be available with respect to Diebold. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer. The SEC has indicated that a holder of 10% or more of the voting shares of a corporation is presumed to control the corporation, although the presumption may be rebutted by facts demonstrating a lack of actual control.

  CANADA

     Application has been or will be made for rulings and orders of Securities Authorities in Canada to exempt, where required, the issuance of the Diebold Common Shares that are issuable under the Arrangement from the prospectus and registration requirements of applicable Canadian Securities Laws and, where required, to permit the resale of such Diebold Common Shares by Canadian residents provided that the first trade of such Diebold Common Shares is executed through the facilities of a stock exchange or market outside of Canada and is made in accordance with the rules of the stock exchange on which it is made.

     Application will be made to have Global cease to be a reporting issuer in Canada upon completion of the Arrangement.

SUBCO

     SubCo was incorporated on August 29, 2001 under the BCCA and is a direct wholly-owned subsidiary of Diebold. SubCo will not carry on any business prior to the Effective Time, other than in connection with the Transactions, and has no material assets or liabilities. The authorized capital of SubCo is 1,000,000 common shares without par value, of which one hundred common shares are issued and outstanding and are owned by Diebold.

EXPENSES

     Each of Global and Diebold will pay all of its own reasonable costs, fees and expenses incurred in connection with the Arrangement, except under circumstances in which a Termination Fee is payable.

                           THE ARRANGEMENT AGREEMENT

     The following paragraphs summarize, among other things, the material terms of the Arrangement Agreement, a copy of which is attached as Appendix C to this Circular. This summary is qualified in its entirety by the full text of the Arrangement Agreement, forming part of this Circular, for a more complete description of the Arrangement.

EFFECTIVE DATE OF THE ARRANGEMENT

     After obtaining the Final Order and subject to the satisfaction or waiver of the conditions set forth in the Arrangement Agreement, including receipt of all necessary Regulatory Approvals, the Board of Directors intends to cause a certified copy of the Final Order to be filed with the Registrar together with certified copies of the Arrangement Agreement and Plan of Arrangement and such other documents as may be required under the BCCA to give effect to the Arrangement. The Arrangement will become effective at the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Arrangement Agreement contains customary representations and warranties of each of Global and Diebold relating to, among other things, due incorporation and organization, compliance with laws, no material adverse change and other matters, including its authority to enter into the Arrangement Agreement and to consummate the Arrangement.

COVENANTS OF GLOBAL

  COVENANTS

     Global has, in the Arrangement Agreement, covenanted to carry on its business in the ordinary course, to obtain all required approvals and also covenanted, in addition to other customary covenants, to use its reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Arrangement in accordance with the terms and conditions of the Arrangement Agreement.

  NO SOLICITATION

     Global agreed in the Arrangement Agreement to immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to any Alternative Proposal and has requested the return or destruction of all confidential information provided by Global to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Global pertaining to an Alternative Proposal.

     Global agreed to immediately notify Diebold of any Alternative Proposal received after the date of the Arrangement Agreement by it or any of its subsidiaries or of any request for information relating to Global in connection with an Alternative Proposal.

     Additionally, Global has agreed that neither Global nor any of its subsidiaries will, directly or indirectly, solicit, initiate or encourage submissions of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, or facilitating or encouraging any effort or attempt with respect to, any Alternative Proposal or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or enter into any agreement relating to, any Alternative Proposal.

  SUPERIOR PROPOSAL

     Global may, however, prior to the date of the Meeting, in response to an unsolicited written proposal with respect to an Alternative Proposal from a Person that did not result from a breach of Global's covenants and that the Board of Directors determines, in its good faith and reasonable judgment, and after consultation with and the receipt of a written opinion of Hilliard Lyons, that such proposal is a Superior Proposal, enter into a customary confidentiality agreement, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such Person, but only if the Board of Directors determines, in its good faith and reasonable judgment after consultation with and the receipt of a written opinion from its outside legal counsel, that taking such action is required to comply with the fiduciary duties of the Board of Directors under applicable Laws.

     If prior to the Meeting, in response to an unsolicited written proposal with respect to an Alternative Proposal from a Person that did not result from a breach of Global's covenants and that the Board of Directors determines, in its good faith and reasonable judgment, (1) after consultation with and the receipt of a written opinion of Hilliard Lyons, that such proposal is a Superior Proposal, and (2) after consultation with and the receipt of a written opinion from its outside legal counsel, that the withdrawal or modification of its approval or recommendation of the Arrangement or the Arrangement Agreement or to approve or recommend such Superior Proposal is required to comply with the fiduciary duties of the Board of Directors under applicable Law, the Board of Directors may withdraw or modify its approval or recommendation of the Arrangement or the Arrangement Agreement or approve or recommend such Superior Proposal; provided, however, that Global gives Diebold at least ten business days' prior written notice of its Board of Directors' intention to take such action so that Diebold can make a counterproposal. If the Board of Directors provides written notice to Diebold of its intent to terminate the Arrangement Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, Global will be obligated to pay to Diebold the Termination Fee.

COVENANTS OF DIEBOLD

     Diebold has, in the Arrangement Agreement, covenanted to maintain Global's current directors' and officers' liability insurance for a period of three years from the Effective Time and to use commercially reasonable efforts to cause the Diebold Common Shares to be issued in the Arrangement to be approved for listing on the NYSE prior to the Effective Time.

CONDITIONS TO CLOSING

  MUTUAL CONDITIONS PRECEDENT

     The Arrangement Agreement provides that the respective obligations of each party to complete the Transactions are subject to the satisfaction, on or before the Effective Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Diebold and Global:

          (a) the Interim Order shall have been obtained in form and substance reasonably satisfactory to Diebold and shall not have been set aside or modified in a manner unacceptable to Diebold, on appeal or otherwise;

          (b) the Arrangement, with or without amendment, shall have been approved at the Meeting in accordance with the Interim Order and all requirements of applicable law;

          (c) the Final Order shall have been obtained in form and substance reasonably satisfactory to Diebold and shall not have been set aside or modified in a manner unacceptable to Diebold, on appeal or otherwise;

          (d) no Order shall have been issued by any Governmental Authority, no action, suit or proceeding shall have been threatened or taken by any Governmental Authority, and no Law, regulation or policy shall have been proposed, enacted, or promulgated or applied which makes illegal or otherwise directly or indirectly enjoins or prohibits the ownership by Diebold of the Global Common Shares or the completion of the Arrangement; and

          (e) the Diebold Common Shares shall have been issued pursuant to an exemption from the registration requirements of the 1933 Act and such shares shall be freely tradable in the United States on the NYSE, subject to the requirements of Rule 145 of the 1933 Act.

  CONDITIONS PRECEDENT FOR THE BENEFIT OF GLOBAL

     The Arrangement Agreement provides that the obligation of Global to complete the Transactions is subject to the satisfaction or waiver of a number of additional conditions, including the following:

          (a) Diebold shall have performed in all material respects the obligations to be performed by it under the Arrangement Agreement on or before the Effective Time;

          (b) the representations and warranties of Diebold shall be true and correct in all material respects at and as of the Effective Time (as if made at and as of such time), except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (c) the Diebold Common Shares to be issued pursuant to the Arrangement shall have been approved for listing, subject to official notice of issuance, on the NYSE; and

          (d) Jones, Day, Reavis & Pogue shall have delivered a legal opinion to Global in substantially the form attached to the Arrangement Agreement.

  CONDITIONS PRECEDENT FOR THE BENEFIT OF DIEBOLD

     The Arrangement Agreement provides that the obligation of Diebold to complete the Transactions is subject to the satisfaction or waiver of a number of additional conditions, including the following:

          (a) the Arrangement shall not have been amended, modified and/or supplemented by direction of the Court or any other Governmental Authority in a manner unacceptable to Diebold;

          (b) Global shall have performed in all material respects the obligations to be performed by it under the Arrangement Agreement on or before the Effective Time;

          (c) the representations and warranties of Global shall be true and correct in all material respects at and as of the Effective Time (as if made at and as of that time), except to the extent that any such representation or warranty is made as of the specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (d) no action, suit or proceeding shall have been commenced or threatened in writing by or before any court or other Governmental Authority against Diebold, Global or any of their respective Affiliates with respect to the transactions contemplated by the Arrangement Agreement or any of the other transaction documents that could reasonably be expected to have a Material Adverse Effect on either Diebold or Global;

          (e) no Order shall have been issued by any Governmental Authority, no action, suit or proceeding shall have been threatened or taken by any Governmental Authority, and no Law, regulation or policy shall have been proposed, enacted, or promulgated or applied which directly or indirectly imposes material limitations or conditions on the acquisition by, or the disposition to, Diebold of the Global Common Shares or the completion of the Arrangement or the right of Diebold to own or exercise full rights of ownership of the Global Common Shares including the right to vote or dispose of any such Global Common Shares, or compels Diebold to dispose of or hold separately such Global Common Shares or any material assets of Global or its Subsidiaries;

          (f) no more than 10% of the issued and outstanding Global Common Shares shall be the subject of the exercise of any rights of dissent by Global Registered Shareholders in relation to the Plan of Arrangement;

          (g) Gowling Lafleur Henderson LLP shall have delivered a legal opinion to Diebold in substantially the form attached to the Arrangement Agreement;

          (h) the period during which the Interim Order or the Final Order shall be subject to appeal shall have expired; and

          (i) each of BSquare Corporation and Soza & Company, Ltd. shall have entered into the intellectual property agreements in substantially the form attached to the Arrangement Agreement.

TERMINATION

     The Arrangement Agreement may be terminated, in each case, prior to the Effective Time:

          (a) by mutual written consent of Global and Diebold; or

          (b) by either Diebold or Global if the Effective Time has not occurred on or prior to the Termination Date; provided, however, that the right to terminate under this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under the Arrangement Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

          (c) by either Diebold or Global, if any Governmental Authority shall have issued an Order, or taken any other action (which Diebold, SubCo and Global shall have used their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Arrangement Agreement, and such Order or other action shall have become final and nonappealable; or

          (d) by either Global or Diebold if, at the Meeting, the requisite vote of the Global Shareholders to approve the Arrangement Resolution is not obtained; or

          (e) by Global, if Diebold shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement, such that the conditions set forth in the Arrangement Agreement have not been satisfied on the Termination Date or are not capable of being satisfied on or before the Termination Date; or

          (f) by Diebold, if Global shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement, such that the conditions set forth in the Arrangement Agreement have not been satisfied on the Termination Date or are not capable of being satisfied on or before the Termination Date; or

          (g) by Diebold, if (i) the Board of Directors shall have withdrawn, modified or changed its recommendation or approval in respect of the Arrangement or the Share Issuance in a manner adverse to Diebold; (ii) the Board of Directors shall have recommended any proposal other than by Diebold in respect of an Alternative Proposal; or (iii) in the case of clauses (i) or (ii), the Board of Directors of Global shall have resolved to take any such action; or

          (h) by Global, if the Board of Directors has provided written notice to Diebold that Global intends to terminate the Arrangement Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal pursuant to section 5.2(b) of the Arrangement Agreement (with such termination becoming effective, if Diebold does not make the offer contemplated by clause (iii) below, on the Business Day immediately following the ten Business Day period contemplated thereby, or, if later, upon Global thereafter entering into such Acquisition Agreement); provided, however, that (i) Global shall have complied with section 5.2 of the Arrangement Agreement in all material respects; (ii) Global shall have attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Diebold does not make, within ten Business Days after receipt of Global's written notice pursuant to section 6.1(h) of the Arrangement Agreement, an offer that the Board of Directors shall have reasonably concluded in good faith (following consultation with Hilliard Lyons and its outside legal counsel) is as favorable to the Global Shareholders as such Superior Proposal; or

          (i) by Diebold, if Global shall have materially breached certain other obligations pursuant to the Arrangement; or

          (j) by Diebold, if the Effective Time shall not have occurred on or before the Termination Date because any of the conditions for the benefit of Diebold set forth in Schedule C of the Arrangement Agreement shall not have been satisfied on or before the Termination Date; or

          (k) by Diebold, if Diebold determines in its reasonable judgment that
     (i) Global does not own or have licenses to use all of the intellectual property necessary to conduct Global's business as it has been conducted,
     (ii) Global cannot remedy any environmental problem within 30 days at a cost not to exceed U.S.$250,000 in the aggregate, or (iii) there has occurred any material adverse change in the business or assets of Global since December 31, 2000 that has not been disclosed by Global to Diebold in writing on or prior to June 19, 2001 or any other material adverse change in the business or assets of Global prior to the Effective Time.

TERMINATION FEE AND EXPENSES

     Upon the termination of the Arrangement Agreement, in the following circumstances, Global will be required to pay the Termination Fee to Diebold:

          (a) a termination of the Arrangement Agreement by Global or Diebold if the Global Shareholder Approval has not been obtained by reason of the failure to obtain such approval at the Meeting; or

          (b) a termination of the Arrangement Agreement by Diebold, if Global shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement, such that the conditions set forth on Schedule C to the Arrangement Agreement have not been satisfied on the Termination Date or are not capable of being satisfied on or before the Termination Date; or

          (c) a termination of the Arrangement Agreement by Diebold, if (i) the Board of Directors shall have withdrawn, modified or changed its recommendation or approval in respect of the Arrangement or the Share Issuance in a manner adverse to Diebold; (ii) the Board of Directors shall have recommended any proposal other than by Diebold in respect of an Alternative Proposal; or (iii) in the cases of clauses (i) and (ii), the Board of Directors of Global shall have resolved to take such action; or

          (d) a termination of the Arrangement Agreement by Global if the Board of Directors has provided written notice to Diebold that Global intends to terminate the Arrangement Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal pursuant to section 5.2(b) of the Arrangement Agreement (with such termination becoming effective, if Diebold does not make the offer contemplated by clause (iii) below, on the Business Day immediately following the ten Business Day period contemplated thereby, or, if later, upon Global thereafter entering into such Acquisition Agreement); provided, however, that (i) Global shall have complied with section 5.2 of the Arrangement Agreement in all material respects; (ii) Global shall have attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Diebold does not make, within ten Business Days after receipt of Global's written notice pursuant to section 6.1(h) of the Arrangement Agreement, an offer that the Board of Directors shall have reasonably concluded in good faith (following consultation with Hilliard Lyons and outside legal counsel) is as favorable to the Global Shareholders as such Superior Proposal; or

          (e) a termination of the Arrangement Agreement by Diebold, if Global shall have materially breached its obligations under section 1.1 or section
     5.2 of the Arrangement Agreement; or

          (f) a termination of the Arrangement Agreement by Diebold, if the Effective Time shall not have occurred on or before the Termination Date because any of the conditions for the benefit of Diebold set forth in Schedule C of the Arrangement Agreement shall not have been satisfied on or before the Termination Date; or

          (g) a termination of the Arrangement Agreement by Diebold, if Diebold determines in its reasonable judgment that (i) Global does not own or have licenses to use all of the intellectual property necessary to conduct Global's business as it has been conducted, (ii) Global cannot remedy any environmental problem within 30 days at a cost not to exceed U.S.$250,000 in the aggregate, or (iii) there has occurred any material adverse change in the business or assets of Global since December 31, 2000 that has not been disclosed by Global to Diebold in writing on or prior to June 19, 2001 or any other material adverse change in the business or assets of Global prior to the Effective Time.

OPTION AGREEMENT

     Global and Diebold have entered into a common share option agreement dated September 11, 2001, pursuant to which Global has granted Diebold an irrevocable option (the "Option") to purchase up to such number of Global Common Shares as represents 10% of the total number of issued and outstanding Global Common Shares on the date of mailing an exercise notice to Global by Diebold at a price of U.S.$1.135 per Global Common Share, subject to adjustment. The Option may only be exercised by Diebold, in whole or in part, simultaneously with the closing of an Alternative Proposal, and Global has agreed to provide Diebold with notice in writing at least ten Business Days prior to the closing date of the transactions contemplated by an Alternative Proposal.

     The Option terminates upon the earlier of: (i) the Effective Time; and (ii) 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the termination of the Arrangement Agreement or if, prior to the expiration of such 18-month period, the Closing (as defined in the Option Agreement) shall have occurred and the Option cannot be exercised by reason of any applicable Order or Law, ten Business Days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

     At any time during which the Option is exercisable, upon demand by either Diebold or Global and simultaneously with the consummation of the Alternative Transaction, Diebold is obligated to sell to Global (or any successor entity thereof) and Global (or such successor entity) is obligated to repurchase from Diebold (the "Put/Call"), all or any portion of the Option, at the price equal to the product of multiplying (a) the difference between (1) the highest price per share to be paid for the Global Common Shares in the Alternative Transaction (the "Offer Price") and (2) the exercise price of the Option, by (b) the number of Global Common Shares purchasable pursuant to the Option (or portion thereof that is subject to the Put/ Call). In determining the Offer Price, the value of consideration other than cash or stock as provided above is to be determined by a nationally recognized investment banking firm selected by Diebold and reasonably acceptable to Global.

                             ARRANGEMENT MECHANICS

GENERAL

     Pursuant to the terms of the Arrangement, commencing on the Effective Date, the following events will occur and will be deemed to occur in the following order and without any further act or formality; except as otherwise provided:

          (a) Each issued and outstanding Global Common Share other than:

             (i) Global Common Shares which, as of September 10, 2001, are held, directly or indirectly, by Global or Diebold, and which, immediately prior to the implementation of the Arrangement, will be held, directly or indirectly, by Global or Diebold; and

             (ii) Global Common Shares in respect of which a Notice of Dissent has been given in accordance with the Dissent Procedures;

        shall be and shall be deemed to be transferred to, Diebold or SubCo in exchange for the Transaction Consideration.

          (b) Each issued and outstanding Global Common Share in respect of which a Notice of Dissent has been given shall be and shall be deemed to be transferred to Global with Global being obligated to pay therefor the amount determined in accordance with Section 3 of the Plan of Arrangement.

          (c) With respect to each Global Common Share transferred in accordance with paragraph (a) or (b) above:

             (i) the holder thereof shall cease to be the holder of such Global Common Shares, the name of the Global Registered Holder thereof shall be removed from the register of members of Global, and such holder shall cease to have any rights with respect to such Global Common Shares other than the payments contemplated under Sections 2.2(b) and 3 of the Plan of Arrangement, as applicable;

             (ii) the certificate representing such Global Common Shares shall be deemed to have been cancelled as of the Effective Date;

             (iii) the Global Registered Holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such share in accordance with paragraph (a) or (b) above;

             (iv) Diebold and SubCo shall be and shall be deemed to be the transferee of such Global Common Shares if transferred in accordance with paragraph (a) and shall be entered in the register of members of Global as the holder of such shares; and

             (v) Diebold shall be entitled to make such deductions, withholdings and remittances of taxes in respect of the Transaction Consideration as and when required under the Canadian Tax Act or under the Code.

     Based on the Exchange Ratio, and assuming that there are no Dissenting Shareholders and that no Global Options are exercised, the former holders of Global Common Shares will hold an aggregate of approximately 527,787 Diebold Common Shares, representing approximately 0.74% of the Diebold Common Shares outstanding immediately following the Effective Date.

TREATMENT OF GLOBAL OPTIONS

     On the Record Date, there were Global Options outstanding to acquire a total of approximately 1,355,000 Global Common Shares at exercise prices between Cdn.$1.25 to Cdn.$3.25 with various expiry dates to August 7, 2006.

     Pursuant to agreements with certain holders of Global Options, certain holders have irrevocably agreed to exercise all or part of their options immediately after the Effective Time in exchange for payment to the holders of such Global Options of an amount in respect thereof (x) in cash equal to the product of (1) the Cash Consideration and (2) the number of Global Common Shares subject to such Global Options and (y) in shares of Diebold Common Stock equal to the product of (1) the Exchange Ratio and (2) the number of Global Common Shares subject to such Global Option (such payment to be made net of applicable withholding taxes and the aggregate exercise price payable upon exercise of such Global Option or, if the aggregate exercise price of such Global Option exceeds the aggregate Cash Consideration payable in respect thereof, subject to the payment by the holder of such Global Option to Global of such positive difference).

     Pursuant to such agreements, Global Options not exercised will be cancelled.

     At the Effective Time, by virtue of the Arrangement, each then-outstanding Global Warrant will be cancelled by Global in exchange for payment to the holders of such Global Warrants of an amount in respect thereof (x) in cash equal to the product of (1) the Cash Consideration and (2) the number of Global Common Shares subject to such Global Warrants and (y) in Diebold Common Shares equal to the product of (1) the Exchange Ratio and (2) the number of Global Common Shares subject to such Global Warrants (such payment to be made net of applicable withholding taxes and the aggregate exercise price payable upon exercise of such Global Warrants or, if the aggregate exercise price of such Global Warrants exceeds the aggregate Cash Consideration payable in respect thereof, subject to the payment by the holder of such Global Warrants to Global of such positive difference). Any Global Warrants not canceled, exercised or converted prior to the Effective Time will thereafter represent the right to receive during the term of such Global Warrants only the consideration described in the immediately preceding sentence.

                SELECTED GLOBAL HISTORICAL FINANCIAL INFORMATION

ANNUAL INFORMATION

     The following table presents selected audited financial information for Global for the periods indicated. This table should be read in conjunction with Global's Consolidated Financial Statements included as Appendix G to this Circular. Global's ability to continue as a going concern is in doubt. See Note 1(a) of the Notes to Global Consolidated Financial Statements. The Consolidated Financial Statements included are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP reconciled with U.S. GAAP.

                 GLOBAL ELECTION SYSTEMS INC. AND SUBSIDIARIES
                    SELECTED HISTORICAL FINANCIAL STATEMENTS

                                                          AS OF AND FOR THE YEAR ENDED JUNE 30,
                                                         ----------------------------------------
                                                             2001          2000          1999
                                                         ------------   -----------   -----------
                                                                        (AUDITED)
OPERATING RESULTS
  REVENUE
  Sales and operating income...........................  $ 12,116,114   $20,195,209   $18,198,041
  Other income.........................................        47,772        41,618       112,106
                                                         ------------   -----------   -----------
                                                           12,163,886    20,236,828    18,310,147
                                                         ------------   -----------   -----------
COSTS AND EXPENSES
  Cost of sales and operating expenses.................     7,887,181    10,336,767     8,997,955
  Selling, administrative and general expenses.........    10,721,398     6,510,887     6,129,777
  Research and development expenses....................     2,140,366       696,042       857,057
  Amortization.........................................     1,292,230       372,480       388,400
  Interest.............................................       883,604       543,535       325,748
                                                         ------------   -----------   -----------
                                                           22,924,779    18,459,711    16,698,937
                                                         ------------   -----------   -----------
INCOME (LOSS) BEFORE THE UNDERNOTED....................   (10,760,893)    1,777,117     1,611,210
  Revaluation of used equipment........................            --      (524,698)     (873,101)
                                                         ------------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES......................   (10,760,893)    1,252,419       738,109
  Provision for income taxes...........................            --            --       (22,064)
  Provision for future income taxes....................       145,000      (145,000)           --
                                                         ------------   -----------   -----------
NET INCOME (LOSS) FOR THE YEAR.........................  $(10,615,893)  $ 1,107,419   $   716,045
                                                         ------------   -----------   -----------
EARNINGS (LOSS) PER SHARE -- U.S. FUNDS
  Basic................................................  $      (0.53)  $      0.06   $      0.04
  Fully diluted........................................  $        N/A   $      0.06   $      0.04
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING...    19,944,255    18,550,521    18,483,264

                                                          AS OF AND FOR THE YEAR ENDED JUNE 30,
                                                         ----------------------------------------
                                                             2001          2000          1999
                                                         ------------   -----------   -----------
                                                                        (AUDITED)
CURRENT ASSETS
  Cash and short-term Deposits.........................  $  1,154,658   $ 1,446,613       621,220
  Accounts receivable..................................     3,288,005     6,204,048     4,341,403
  Contracts receivable.................................     1,028,486     6,512,549    10,281,722
  Work-in-progress.....................................       418,113       822,211           -0-
  Deposits and prepaid expenses........................       424,242       286,248       291,298
  Inventory............................................     5,608,828     5,352,216     4,606,923
  Current portion of agreements receivable.............        97,276       178,808       285,965
                                                         ------------   -----------   -----------
TOTAL CURRENT ASSETS...................................    12,019,608    20,802,693    20,428,531
Agreements Receivable..................................       344,364        15,876       205,539
Deferred Costs.........................................            --       587,852            --
Capital Assets.........................................     2,591,952       540,293       376,081
Other Assets...........................................     2,088,555       549,750       776,250
                                                         ------------   -----------   -----------
TOTAL ASSETS...........................................  $ 17,044,479   $22,496,464   $21,786,401
                                                         ------------   -----------   -----------

CURRENT LIABILITIES
  Accounts payable and accrued liabilities.............  $  5,172,159   $ 3,953,980   $ 2,287,467
  Customer deposits....................................     1,140,000            --            --
  Deferred revenue.....................................       550,102       348,692     1,027,718
  Current portion of loans payable.....................     4,381,299     1,768,373     6,738,500
  Current portion of capital lease obligations.........       540,502            --            --
                                                         ------------   -----------   -----------
TOTAL CURRENT LIABILITIES..............................    11,784,062     6,071,045    10,053,685
Future Income Taxes....................................            --       145,000            --
Loans Payable..........................................       666,666     3,600,000       250,113
Capital Lease Obligations..............................       948,425            --            --
                                                         ------------   -----------   -----------
TOTAL LIABILITIES......................................    13,399,153     9,816,045    10,303,798
                                                         ------------   -----------   -----------

SHAREHOLDERS' EQUITY
SHARE CAPITAL
  Authorized:
     100,000,000 common voting shares, without par
       value
     20,000,000 convertible voting preferred shares,
       without par value
  Issued and fully paid:
     20,695,340
     (18,583,672) common shares........................    11,798,062    10,217,262    10,126,865
RETAINED EARNINGS (DEFICIT)............................    (8,152,736)    2,463,157     1,355,738
                                                         ------------   -----------   -----------
TOTAL SHAREHOLDERS' EQUITY.............................     3,645,326    12,680,419    11,482,603
                                                         ------------   -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $ 17,044,479   $22,496,464   $21,786,401
                                                         ------------   -----------   -----------

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The discussion and analysis of the operating results and the financial position of Global should be read in conjunction with Global's Consolidated Financial Statements and the Notes thereto. See the Global Consolidated Financial Statements attached as Appendix G. The financial statements have been prepared in United States dollars in accordance with Canadian GAAP. See Note 16 of the Notes to Global's Consolidated Financial Statements for an explanation of differences between Canadian GAAP and United States GAAP.

     The U.S. election of November 2000 had a significant and disruptive impact on the election industry and the Company's results of operation and financial position. Difficulties experienced with accuracy and verifiability, particularly with punch-card systems, have generated unprecedented opportunities for producers of electronic election systems, including Global. However, counties delayed buying decisions until federal or state funding issues were resolved.

     The decrease in expected sales and the resulting delays in cash flow have effectively exhausted the Company's cash resources. Normal lag time between winning the contract, contract funding, manufacture and delivery of finished products (the time the Company records revenue) will delay any meaningful revenue from current activities until sometime in the first or second quarter of calendar 2002. Due to the gridlock in buying decisions by the counties and the Company's cash position, the future operations of the Company are in question. Since the third quarter of fiscal 2001, the Company's financial statements have included a qualification concerning the Company's ability to continue as a going concern. Without an acquisition by a stronger entity or an infusion of substantial capital, Global will be unable to continue operations.

     Certain of the information discussed in this Circular contains forward-looking statements regarding future events or the future financial performance of the Company and is subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in any forward-looking statements. Among those factors are: uncertainties as to the Company's ability to continue as a going concern; expectations that the Arrangement will be consummated and, once consummated, will result in strategic benefits and/or market value increases; customer acceptance and demand for the Company's products; the Company's overall ability to design, test and introduce new products on a timely basis; the nature of the markets addressed by the Company's products; and the interaction with governmental entities in the United States which purchase the Company's products. These and other risks are described in this Circular under "Information Concerning Global -- Global's Risk Factors" and in Global's periodic reports available from the SEC.

  FISCAL 2001 COMPARED WITH 2000

  Sales and Operating Income

     Sales and other income for the year ended June 30, 2001 decreased 39.9% or $8,073,000, to $12,164,000 from $20,237,000 for the year ended June 30, 2000.
Sales from our newly-acquired Spectrum operations offset the total decrease in sales by $4,010,000. In the first six months of the Company's fiscal year, the decrease in sales was due to state and local government's preparation for the general presidential election in November 2000. Election authorities typically have all voting equipment and processes in operation by the months of May/June of the national election year. As a result, election authorities do not purchase new equipment in the second half of the calendar year leading to a national election.

     Following the U.S. national election in November 2000, the resulting debate concerning election systems and the possibility of national or state funds to assist local counties in purchasing new equipment, has significantly delayed sales. Since November 2000, the Company knows of only three jurisdictions which have committed funding for new voting systems in excess of $1,000,000.

  Cost of Sales and Operating Expenses

     Cost of sales and operating expenses for fiscal year 2001 decreased 23.7%, or $2,450,000, to $7,887,000 from $10,337,000 for fiscal year 2000. In fiscal
2001, Spectrum accounted for $2,275,000 of the total cost of sales and operating expenses. For fiscal 2001, cost of sales and operating expenses as a percentage of gross revenue increased to 64.8% from 51.1% in fiscal year 2000. The decrease in gross margin is due to the increase in sales through resellers in the 2001 period. The gross margin on sales through resellers is much lower, due to the application of dealer discounts. Additionally, reduced sales volumes without a comparable reduction in fixed costs negatively impacted gross margins.

  Selling, Administrative and General Expenses

     Selling, administrative and general expenses for fiscal year 2001 increased 64.7%, or $4,210,000, to $10,721,000 from $6,511,000 for fiscal year 2000. Of the increase in selling, administrative and general expenses, $957,000 is attributable to Spectrum. A portion of the remainder of the increase is attributable to a provision for possible bad debts in the amount of $1,507,000. The legal and accounting expenses increased $817,000 due to new provisions for reviewing interim financial statements, legal work related to raising funds and costs associated with the Diebold transactions. The remainder of the increase was due largely to an increase in manpower and associated costs in the sales, field support and administrative areas required to support current and anticipated growth.

  Research and Development Expenses

     Research and development expenses for fiscal year 2001 increased by 207.5%, or $1,444,000, to $2,140,000 from $696,000 for fiscal year 2000. The fiscal year 2001 expenses include $588,000 of development costs that had previously been deferred under Canadian GAAP. The expenditures no longer meet the prescribed criteria for deferral so they were expensed in 2001. Global continues to fund research and development in order to offer leading edge products to the market place.

  Amortization

     Amortization for fiscal year 2001 increased 247.3%, to $1,292,000 from $372,000 in fiscal year 2000. Of this increase, $828,000 was attributable to the amortization of goodwill from the Spectrum acquisition and post acquisition operations. The remainder of the increase was within Global's operating plan.

  Interest

     Interest expense for fiscal year 2001 increased 62.5%, or $340,000, to $884,000 from $544,000 in fiscal year 2000. Spectrum accounted for $290,000 of the total interest expense incurred. The remainder of the increase was within Global's operating plan and resulted from interest on increased loans used to finance operations.

  Taxes

     Reflecting concerns about Global's ability to continue normal operations, Global reversed a $145,000 provision for the recovery of income taxes and did not record approximately $3,200,000 of additional income tax recovery.

  Revaluation of Used Equipment

     Trade-in inventory write off for fiscal year 2001 decreased to $0 from $525,000 in fiscal year 2000 as a result of management writing down trade-in inventory in fiscal 2000. The trade-in inventory write down has now been completed and its value is considered to be nil.

  Loss Per Share

     Global's loss for fiscal year 2001 was $10,616,000, or $0.53 per share, compared to earnings of $1,107,000, or $0.06 per share, for fiscal 2000. The decrease in earnings per share for the 2001 fiscal period as compared to the 2000 fiscal period was due to a decrease in sales, increases in administrative and general expense, research and development, amortization, interest and the reversal of an income tax recovery provision, offset by decreases in cost of sales and operating expenses and revaluation of used equipment.

  FISCAL 2000 COMPARED WITH 1999

  Sales and Operating Income

     Sales and other income for the year ended June 30, 2000 increased 10.5%, or $1,927,000, to $20,237,000 from $18,310,000 for the year ended June 30, 1999.
The sales increase was largely attributable to increased voter registration and service revenue.

  Cost of Sales and Operating Expenses

     Cost of sales and operating expenses for fiscal year 2000 increased 14.9%, or $1,339,000, to $10,337,000 from $8,998,000 for fiscal year 1999. In fiscal year 2000, cost of sales and operating expense as a percentage of gross revenues increased to 51.1% from 49.1% in fiscal year 1999. This increase resulted primarily from higher product cost for the AccuVote-OS system whose contribution to sales was greater in fiscal year 2000 than in fiscal year 1999.

  Selling, Administrative and General Expenses

     Selling, administrative and general expenses for fiscal year 2000 increased 6.2%, or $381,000, to $6,511,000 from $6,130,000 for fiscal year 1999. The increase was due largely to an increase in manpower and associated costs in the sales, field support and administrative areas required to support current and anticipated growth.

  Research and Development Expenses

     Research and development expenses for fiscal year 2000 increased by 49.8%, or $427,000, to $1,284,000 from $857,000 for fiscal year 1999. The fiscal year 2000 expenses include $588,000 of development costs deferred under Canadian generally accepted accounting principles (see Note 16 to the consolidated financial statements for a reconciliation of this item for United States generally accepted accounting principles). Global continues to fund research and development in order to offer leading edge products to the market place.

  Amortization

     Amortization for fiscal year 2000 decreased 4.1%, or $16,000, to $372,000 from $388,000 in fiscal year 1999. This decrease was due primarily to capital assets fully amortized during fiscal year 1999.

  Interest

     Interest expense for fiscal year 2000 increased 66.8 %, or $218,000, to $544,000 from $326,000 in fiscal year 1999. The increase was within Global's operating plan of funding current accounts receivable and resulted from interest on increased U.S. bank loans used to finance operations.

  Revaluation of Used Equipment

     Trade-in inventory write off for fiscal year 2000 decreased to $525,000 from $873,000 in fiscal year 1999 as a result of management writing down trade-in inventory. The trade-in inventory write down has now been completed and its value is considered to be nil.

  Earnings Per Share

     Global's earnings for fiscal year 2000 were $1,777,000, or $0.10 per share, before a write down of $525,000 for trade-in inventory. The after tax earnings for fiscal year 2000 after the trade-in inventory write down was $1,107,000, or $0.06 per share, compared to a profit of $716,000 or $0.04 per share for the same period for fiscal year 1999. The increase in earnings per share for the 2000 fiscal period as compared to the 1999 fiscal period was due to an increase in sales, and increases in cost of sales and operating expenses, selling, administrative and general expense and interest expense and enhanced by a decrease in research and development expense, amortization and the write down of the trade-in inventory.

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

  Liquidity and Capital Resources

     Global uses a combination of internally generated funds and borrowings to finance its working capital requirements, capital expenses and operations. During the period ended June 30, 2001, Global generated most of its funding through collection of receivables and debt financing.

     At June 30, 2001, Global's cash totaled $1,154,658, a decrease of $291,955 from June 30, 2000. Accounts and contracts receivable decreased to $4,316,000 at June 30, 2001 from $12,717,000 at June 30, 2000. Due to the nature of Global's business, the timing of payments on large contracts may vary significantly, and cause significant variances from period to period in the mix of cash, other liquid funds, accounts receivable and contracts receivable. Inventory figures may vary significantly, depending upon delivery dates for voting systems. At June 30, 2001, inventory amounted to $5,609,000, an increase of $257,000 from June 30, 2000.

     Global has contractual arrangements with customers whereby credit terms may be extended for the amounts due for voting systems. At June 30, 2001, agreements receivable less current portion amounted to $344,000, an increase of $328,000 from June 30, 2000. These agreements are repaid at varying terms and with varying interest rates determined on a case-by-case basis. Historically, Global has not experienced any default in connection with agreements due from customers.

     As of June 30, 2001, Global had five loans outstanding as follows:

     Compass Bank, Albuquerque, New Mexico -- a note in the amount of $546,200 is secured by a $1,326,000 receivable. This loan bears interest at Compass Bank of Albuquerque Prime Rate plus 1% and is due September 8, 2001. Since the end of the fiscal year, Global paid $250,000 and received a three month extension of the maturity of this loan.

     Hibernia National Bank, McKinney, Texas -- a line of credit in the amount of $1,220,229 is secured by a blanket assignment of accounts receivable. Subsequent to the fiscal year end, the line of credit with Hibernia National Bank was modified with the following changes: the loan bears interest at The Wall Street Journal Prime Rate plus 4.00 percent and the maximum credit facility is $3,000,000 and is due October 31, 2001. The Company is not in compliance with certain covenants contained in the Hibernia Loan Agreement.

     Mrs. Deborah M. Dean -- a promissory note payable to Mrs. Deborah M. Dean in the amount of $899,884 is unsecured and is non-interest bearing. Payments are due $333,334 on September 29, 2001; $333,333 on September 29, 2002 and $333,333
on September 29, 2003.

     Jones, Gable and Company -- a promissory note in the amount of $2,381,652, bearing interest at 10% per annum (18% for past due amounts) is secured by a security interest in the inventory of Global and guarantees from the Company's U.S. subsidiary and a director. Prepayments are required as to 10% of collected sales by the Company and 10% of any proceeds from the issuance of any debt or equity securities in excess of $7,000,000. The lender was granted 600,000 share purchase warrants and the director who guaranteed the loan was granted 100,000 share purchase warrants. As of September 20, 2001, a principal payment in the amount of $422,932 was past due and remaining payments are due, $880,667 by December 15, 2001 and the balance by March 15, 2002.

     Diebold -- the Company signed a bridge loan agreement dated June 29, 2001, as amended August 3, 2001, for $5,000,000 with interest at 12% per annum and repayable 180 days from the dates of advance. The first advance of $1,550,000, less origination fee and lender expenses of $350,000, was received July 5, 2001. The second and final advance in the amount of $3,450,000, less lender expenses, was received by the Company on August 3, 2001.

     Diebold may elect, at any time upon 2 days notice, to convert any portion of the unpaid loan amount into common stock of Global. Diebold is not entitled to convert unpaid loan amounts into common stock of Global such that more than 19.9% of the total issued and outstanding shares of Global may be so issued, without prior shareholder approval. The conversion price is the lesser of $1.135 and 85% of the fair market value of Global's common shares based upon the average closing price for the 10 days prior to the conversion.

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

     Global may prepay the loan at any time prior to maturity at the higher of 145% of the unpaid principal plus accrued interest and 145% of the conversion rights with respect to the unpaid principal plus accrued interest.

     Global shall prepay the loan at the higher of 145% of the unpaid principal plus accrued interest and 145% of the conversion rights with respect to the unpaid principal plus accrued interest upon Global entering into a sale agreement with a third party.

     Diebold was granted a warrant for 250,000 shares of the common stock of Global at the price of $1.135 and expiring August 3, 2006 or earlier under specific conditions.

     The loan agreement further provides that Global may not issue or sell shares, nor grant options at a price less than $1.135 prior to the later of full repayment of the loan and the date the warrants attached to the loan are exercised or expire.

     The loan is secured by a security interest in all assets of Global and the joint and several guarantees of Global's wholly-owned subsidiaries, Global USA and Spectrum, for complete payments and performance of the obligations of Global.

  OUTLOOK

     Global's operating results continue to show the impact of the stagnant market over the last fifteen months (July 2000-September 2001). Current financial resources, including internally generated funds and available bank lines of credit and borrowings, will not be sufficient to finance Global's operations. To continue, Global must complete the transaction with Diebold or raise significant external financing immediately.

     After examining Global's alternatives, the Board of Directors has agreed to the sale of Global to Diebold, and recommended that the Global Shareholders approve the Arrangement and the Share Issuance.

                         INFORMATION CONCERNING GLOBAL

INCORPORATION

     Global was amalgamated under the BCCA on November 22, 1991 by way of a statutory amalgamation of North American Professional Technologies B.C. Ltd. and Macrotrends International Ventures Inc. under the name "Global Election Systems Inc." by registration of its Memorandum and Articles with the Registrar. On July 12, 1993, Global replaced its Articles and amended its Memorandum by increasing its authorized share capital from 100,000,000 common shares without par value to 120,000,000 shares divided into 100,000,000 common shares without par value and 20,000,000 convertible voting preferred shares without par value and by adding section 27 -- Special Rights and Restrictions attached to Convertible Voting Preferred Shares to its Articles.

     Global's registered office is located at Gowling Lafleur Henderson LLP, Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia V7X 1J1 and its principal executive office is located at 1611 Wilmeth Road, McKinney, Texas, 75069, USA.

     Global is a reporting issuer in the provinces of British Columbia and Ontario and in the United States, and its shares are listed and traded through the facilities of the TSE and the AMEX.

CORPORATE STRUCTURE

     Currently, Global has three wholly-owned subsidiaries: Global USA, a company incorporated in Delaware and operating in Texas, U.S.A; Spectrum, a company incorporated in Delaware and operating in Washington and California, U.S.A.; and Global Systems Caribbean, Inc., a company incorporated in Puerto Rico. Global Systems Caribbean, Inc. has no assets or liabilities and conducts no business.

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

BUSINESS OF GLOBAL

  COMPANY OVERVIEW

     Global is a leading manufacturer and distributor, through its wholly-owned United States subsidiary, Global USA, of state of the art, computerized, electronic election management systems. Global's signature products are the AccuVote optical scan voting system ("AccuVote-OS"), and the paperless AccuVote touch screen voting system ("AccuVote-TS"). The AccuVote-OS voting system and the AccuVote-TS voting system are stand-alone voting systems. They are both classified as precinct count and central accumulation systems and have functionality that permits management control of the voting process from ballot preparation to verification of results. The AccuVote-TS, which is a "paperless DRE" (Direct Record Equipment), was added to Global's product line when Global acquired all of the assets of I-Mark Systems, Inc. in 1997. Global acquired Spectrum in September 2000 and added the ability to print ballots as a service it provides to its customers.

     Global has or is in the process of responding to requests for proposals, or is in negotiations with various counties for potential contracts representing approximately $100 million in revenue. However, stagnant sales over the last fifteen months has left Global in a severe cash shortage. Global's cash reserves are such that Global in its current state could not fulfill any of the $100 million in potential contracts to which they are in the process of responding.

  INDUSTRY OVERVIEW

     Elections are held under the auspices of various governmental systems, especially those in democratic countries. Until the 1960's, almost all elections were conducted with manually counted paper ballots and lever-activated mechanical voting machines. Lever machines, which were bulky, heavy and consisted of over 800 moving parts, required significant maintenance and were expensive to warehouse. This method of voting and tallying votes, in addition to being cumbersome and inefficient, was susceptible to inaccuracies, significant time delays, and other difficulties. In 1964, the Votomatic punch card voting system was patented. While this system has not been actively manufactured since the mid-1980's, it remains the most widely used system in North America. In the early 1980's, optical scan voting systems were introduced and began to penetrate the election equipment marketplace on a relatively small scale.

     In recent years, the election industry has begun to computerize in response to increased public acceptance and familiarity with using computers. Computers offer the opportunity to count ballots accurately and quickly. Additionally, computer technology has created the potential for more convenient methods of voting and has provided avenues to encourage more voter participation. Service and support have also become increasingly important components of the newer, technologically advanced voting systems. Even though technology is being accepted more readily, many voting systems being marketed continue to lag in the application of state-of-the-art computer technology, and have lacked durability and flexible functionality.

     The U.S. national election of November 2000 had a significant and disruptive impact on the election industry. Difficulties experienced with accuracy and verifiability, particularly with punch-card systems, have generated unprecedented opportunities for manufacturers of electronic voting systems. Estimates range from $500 million to $3 billion to upgrade the election systems nationwide during the next three years.

     Additionally, the national debate over election systems also produced a near gridlock in purchasing decisions as local officials wait for the possibility of matching funds from national or state governments. Since the November 2000 U.S. election, few jurisdictions have committed to funding a new voting system in excess of $1,000,000. Normal lag time between winning the contract, contract funding, manufacture and shipping finished products will delay any meaningful revenue from sales until sometime in the first or second quarter of 2002. This delay in normal market activity has severely depleted the Company's resources, exhausted operating capital and made continued operations, absent a sale of the Company or a significant infusion of capital, highly unlikely. See "Selected Global Historical Financial Information -- Management's Discussion and Analysis."

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

  GLOBAL'S PRODUCTS

     The products currently offered by Global include optical scan and touch screen voting systems, plus related voter registration systems supplied through cooperative marketing agreements with third party companies.

     State-of-the-Art Computerized Electronic Voting Systems. Global's signature product is its patented AccuVote Election System. The AccuVote system, patented in Canada and the United States, automates all facets of election administration from initial ballot layout through certification of results. The AccuVote United States and Canadian patents are co-owned with Data Information Management Systems, Inc. The ballot-processing unit optically scans marked voted paper ballots and produces printed precinct level results immediately after the polls close. Totals are captured on a memory card and transferred to the counting center or sent from the precinct tabulator directly to the host computer over a modem using common carrier lines. Designed for security and integrity, the ballot-processing unit is compact and lightweight and is easily transported to and from the polling place.

     GEMS application software automates the entire election administration cycle from ballot layout through certification of results. GEMS software is used to define all election-specific parameters.

     Direct Record Voting System. Global offers additional, technologically advanced election products with its innovative AccuVote-TS (touch screen) system. The system is anchored by Smart Card technology that stores voter identification information, allowing the automatic selection of any ballot style for any voter at any polling place. The Smart Card can permit the placement of voting stations in places where people assemble, like shopping malls, rather than in specific precinct locations.

     AccuVote-OS and AccuVote-TS can be used as a blended system, permitting flexibility in solving the particular problems and requirements of a voting jurisdiction. For instance, AccuVote-TS can be used for early voting, where its capacity to store all ballot styles allows early voters from all precincts to insert Smart Cards into the same unit to select their particular precinct ballot. AccuVote systems can be used at the precinct level during the election. The vote tallies from both the AccuVote-OS and AccuVote-TS units are then sent to a host computer to be combined to determine the election result.

     AccuVote-OS and AccuVote-TS units have a list price of approximately U.S.$5,500 and U.S.$3,175, respectively, per unit, to which quantity discounts and additional products may be applied, depending upon the needs and size of the election district.

     Through Spectrum, the Company offers various election-related printing services, including turn-key preparation of ballots, particularly for absentee voting.

     Other Product Arrangements. Global occasionally makes arrangements with companies producing other products that are complementary to and enhance Global's product offering to a particular voting jurisdiction. For instance, in King County, Washington, Global is providing, through a license, additional voter registration software. These arrangements are generally made on a case-by-case basis, depending on the need and size of a voting jurisdiction.

  CUSTOMER SUPPORT SERVICES

     Global emphasizes continuing service support to its customers. These services begin with initial equipment acceptance and testing and continue through on-site election day and election night support. Some election-specific services provided by Global are pre-election consultation, ballot design/layout programming assistance, precinct worker training, voter education assistance, system testing and verification, and on-site election day and election night support.

  CUSTOMERS

     Global's customers include over 850 voting jurisdictions in the United States and Canada. Recent contract awards include Johnson County, Kansas; Ramsey County, Minnesota; City of Anchorage, Alaska; Levy County, Florida (first Florida county to change voting system since Florida election problems); City of
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

Montreal, Quebec; Wakulla County, Florida; Adams County, Colorado; and the City of Sacramento, California. During the fiscal year ended June 30, 2001, two dealers accounted for approximately 43% of Global's revenues.

  SALES AND MARKETING

     Global markets its products both domestically and internationally to governments. Because of the close involvement of Global in the use of its election systems by customer governments and Global's desire to maintain a high level of contact and service, sales are made by salaried, commissioned salespersons employed by Global and assigned to various territories. Salespersons work directly with the election officials in each territory to close and implement sales. At June 30, 2001, Global employed 11 salespersons who were assigned to specific territories in the United States and Canada. Global also has six resellers, which are established in the election business and have contracts for specific territories. Sales outside the United States and Canada are supervised by Global's sales staff. Global plans to use in-country representatives in these countries, but currently has none.

     Payment for sales is typically made in United States and Canadian dollars. As a result, Global's actual receipts are subject to fluctuation based upon currency exchange rates between the United States and Canada and, should Global accept payment in another currency, to the fluctuations in that currency's exchange rate.

     Global, because it sells election products and services, could tend to operate on a two-year business cycle because in the United States, a substantially larger number of elections for public office are held in even-numbered years than in odd-numbered years. As a result, revenues and underlying production and support activities for a majority of Global's products and services could significantly increase or decrease in accordance with the election cycle. However, because Global's fiscal year ends June 30th, and because many voting jurisdictions now attempt to purchase election products and services following an election, Global believes that it has to some extent ameliorated the possible effect of the United States biennial election cycle. Also, in Canada, elections are conducted on an irregular schedule, which differs in and among national, provincial and municipal elections. Thus, Global's Canadian business may also be expected to ameliorate cyclicity.

RESEARCH AND DEVELOPMENT

     Global expended approximately U.S.$1,552,000, U.S.$1,284,000 (including deferred development costs) and U.S.$857,000 for research and development during the fiscal years ended June 30, 2001, June 30, 2000, and June 30, 1999, respectively. All of Global's in-house research efforts are conducted at its facilities in Vancouver, Canada, and McKinney, Texas.

COMPETITION

     The election systems market is defined by the voting needs and specifications of voting jurisdictions. In that regard, sales, and therefore competition, are directed to Secretaries of State and election officials in each voting jurisdiction who issue requests for proposals in which desired specifications are set forth. Responsive bids are submitted to these officials and other specified reviewers for their evaluation and the selection of the entity awarded the project. Competitive factors include accuracy, security and speed of voting and tallying of votes, ease of use of the system, flexibility in ballot preparation, cost and customer support. Because of its ability to offer a complete, state of the art, integrated election system which can be tailored to the customer's needs, Global believes it is able to compete in all major areas of the election systems market. See "-- Global's Risk Factors".

     In North America, Global competes primarily with moderately sized companies (some of which are affiliates of much larger companies) in the overall election system market and with some small companies who offer some aspect otherwise included in the overall system, such as voting equipment. Global's largest competitors in the North American election system market are Sequoia Pacific Systems, Inc. ("Sequoia"), a subsidiary of Jefferson Smurfit, Election Systems and Software, Inc. ("ESS") and Hart InterCivic, Inc. ("Hart InterCivic") pursuant to a strategic teaming arrangement with Dell Computers. ESS, Hart InterCivic and Sequoia offer local and state election management systems, optical scan ballot tallying and reporting and
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

election information management software. MicroVote, Inc., of Indianapolis, offers a direct record voting system. Global also competes with a number of companies, including those mentioned previously, which produce and sell products designed to provide specific election-related functions.

MANUFACTURING

     Global assembles its AccuVote-OS and AccuVote TS product at its plant in McKinney, Texas and its printing facilities in Mill Creek, Washington, Mount Lake Terrace, Washington, and South San Francisco, California. With the exception of its visible light optical reader (which it obtains from another source but could replace with an in-house product) and its ballot box (for which Global owns the molds and could obtain an alternate manufacturer), Global obtains components for its products largely from various off-the-shelf vendors of electronic components, any of which could be replaced by another vendor should the need present itself. From time to time, Global enters into third party contract manufacturing agreements pursuant to which a third party manufacturers Global's products. Due to its current lack of liquidity, the Company has been unable to undertake significant manufacturing commitments. Consequently, Global entered into a contract manufacturing agreement dated June 19, 2001, as amended, with Diebold. See "Information Concerning Global -- Rights to Purchase Securities -- Contract Manufacturing Agreement."

INTELLECTUAL PROPERTY

  PATENTS

     Global co-owns the United States and Canadian patents with Data Information Management Systems, Inc., the rights to which it purchased in 1991, on its AccuVote-OS product ("Patents"). The United States patent expires on April 24, 2006, and the Canadian patent expires on February 26, 2008. Except for the Patents, Global has not sought patent protection for its technology. Global has relied upon industrial know-how and trade secret laws to protect what it believes to be proprietary equipment and processes. Global cannot assure that its proprietary processes and equipment will provide it with sufficient competitive advantage to overcome its lack of patent protection, nor can it assure that others will not independently develop equivalent or superior products or technology. Also, Global cannot assure that it will be able to establish trade secret protection or that those trade secret obligations will be honored. To the extent that consultants, employees and other parties apply technological information developed independently by them or others to Global projects, disputes may arise as to the proprietary rights to that information, which may not be resolved in favor of Global. It is also possible that litigation may be necessary to enforce Global's proprietary rights, to protect its trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement. Litigation of that nature could result in substantial costs and diversion of resources and could have a material adverse effect on Global's business, financial condition and results of operation.

     Patent applications in the United States are generally not disclosed until the patents issue; therefore, patent applications could have been filed which relate to Global's processes and equipment. Global does not believe that it infringes any patents of which it is aware; however, it cannot assure that patent infringement claims will not be asserted against Global. If infringement or invalidity claims were to be asserted against Global, litigation could become necessary to defend Global against those claims. In certain circumstances, Global might choose to seek to obtain a license under the third party's intellectual property rights, which Global cannot assure would be available, if at all, on terms acceptable to Global. Thus, these claims, if asserted, may have a material adverse effect on Global's business, financial condition or results of operation.

  TRADEMARKS AND TRADENAMES

     Global has no registered trademarks or trade names, but claims proprietary rights to "AccuVote", "Global Election Systems" and "GEMS". Trademark registration applications have been filed for "AccuVote" and "GEMS" in the United States, but no assurance can be given that these trademarks will issue. Global had applied for a trademark registration for "Global Election Systems" in the United States, but such application was subsequently abandoned.

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

GOVERNMENT REGULATION

     Global's products are sold almost exclusively to governmental units. Global's AccuVote-OS and AccuVote-TS election products meet or exceed United States Federal Election Commission ("FEC") standards and are required to be, and are, tested to FEC standards by Wyle Labs and Metamor, the industry's designated independent testing authorities. In the United States, election systems must also be certified in each state where they are used. Currently, one or both of Global's systems are certified in 38 states. Canada does not require testing and certification.

     Each governmental unit to which Global markets its products specifies its own particular requirements for system operation. Without exception, Global's customers seek, and require, tamper-proof, efficient, confidential and expeditious election equipment and systems. These requirements and others typically are embodied in the customer's Request for Proposal ("RFP"), issued to solicit bids from Global and others. Because Global must be able to respond with complying bids to RFP's, Global must continually monitor, adapt to, anticipate and design for changes in specifications and in the expectations that governmental units have for efficient systems. For example, in the United States, promoting and increasing voter participation is a concern of many jurisdictions. As a result, enhancing convenience and opportunity to vote are increasingly important. Global's products are a direct response to these changing needs. To the extent that Global is or becomes unable to anticipate or respond to the concerns of jurisdictions, its ability to submit responsive bids to requests for proposals will be impeded.

     Because Global is incorporated and does business in British Columbia and its subsidiary, Global USA, is incorporated in the State of Delaware and does business in the United States and internationally, Global as a whole is subject to both Canadian and United States tax laws. Additionally, Global must comply with the taxation, export and import, currency, and other laws of each country in which it sells products or otherwise does business. These laws can be burdensome. To the extent that Global is unable or unwilling to comply, its business in a particular country may be expected to be materially adversely affected.

WARRANTIES

     Key to all elections is the reliability of the system, including the voting equipment, accuracy of voting results, and accuracy of tallying of results. Global's equipment is designed to optimize this reliability. Global warrants its election systems for a period of one year from purchase, unless another period is specified by the request for proposal from a voting jurisdiction. Global self-insures against warranty claims. Global has never been the subject of any material warranty claims and has generally repaired or replaced malfunctioning equipment in the pre-election stage; however, if a claim were to be made and to prevail, a lack or insufficiency of insurance coverage could have a material adverse effect on Global. However, all contracts with customers require insurance to be put in place before execution of the contract.

ENVIRONMENTAL COMPLIANCE

     Global operates a manufacturing plant in McKinney, Texas, and printing facilities in South San Francisco, California, Mill Creek, Washington and Mount Lake Terrace, Washington. Although its manufacturing consists largely of parts assembly, Global is required to comply with United States, California, Washington and Texas environmental and the Occupational Safety and Health Act requirements applicable to electronics manufacturing operations in general, including, for example, storage, marking, and disposal of various products used for cleaning parts to be assembled. Although Global takes appropriate measures to comply with these requirements, violations can occur. The New York Department of Environmental Conservation cited Global once for alleged violation of certain storage and marking, and disposal requirements applicable to two of these substances used at its former New York manufacturing facility. Global responded immediately to correct the situation. Global believes that its compliance programs are adequate, but cannot assure that no problems will arise in the future, some of which could have a material adverse impact on Global and its business.

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

EMPLOYEES

     As of June 30, 2001, Global had approximately 81 employees, of whom 80 were full-time and 1 was part-time, at its seven locations in Canada and the United States. Of the full-time employees, 18 were in executive and administrative positions, 11 were in sales, marketing and customer relations, 6 were in research and development, 27 were in manufacturing and 19 were in field customer support.

GLOBAL'S RISK FACTORS

     In addition to the matters set forth in the foregoing discussion of Global's business, the operations and financial performance of Global are subject to the risks, among others, described below:

     FUTURE OPERATIONS OF COMPANY ARE IN DOUBT. The turmoil in the United States election systems market as a result of events surrounding the November 2000 presidential election depleted Global's capital resources and resulted in a liquidity crisis. Therefore, Global's ability to continue as a going concern is in doubt. See "Selected Global Historical Financial Information -- Management's Discussion and Analysis" and Global's Consolidated Financial Statements and the Notes thereto attached hereto as Appendix G.

     GLOBAL'S PRODUCTS ARE DEPENDENT UPON SATISFACTORY TESTING AND CERTIFICATION BEFORE SALES MAY BE MADE IN A VOTING JURISDICTION. In the United States, Global's ability to respond to Request for Proposals from voting jurisdictions and to make sales to those jurisdictions is dependent upon satisfactory completion of testing of the AccuVote-OS and AccuVote-TS (and similar future products or variations) by Wyle and Metamor Labs, the industry's designated independent testing authorities and upon certification by each state. If for some reason not now known or anticipated, a product did not test satisfactorily, Global's business could be materially adversely affected to the extent it was unable to offer and sell that product. Similarly, the failure of a product to be certified in a state would prevent the sale of the product in that state and the voting jurisdictions in that state.

     Global is currently seeking certification of its products in the State of Florida. Failure to receive certification in a timely manner will result in the loss of significant market opportunities in Florida.

     Because Global deals with governmental authorities in making offers and sales of its products, it can also be adversely affected by changes in those authorities, revisions to or promulgation of new requirements and standards in a State, and unanticipated or unforeseen impediments in the bidding, award and implementation process.

     GLOBAL AND GLOBAL USA MAY BE SUBJECT TO VARIOUS TAX PENALTIES BECAUSE OF TRANSFER PRICE ARRANGEMENTS. Global and Global USA have entered into various agreements between themselves with respect to the transfer of technology, services and manufactured product. Because Global is generally subject only to Canadian taxation and Global USA is generally subject only to U.S. taxation, issues of transfer pricing arise. Both the Canadian and U.S. tax authorities generally require that pricing arrangements between Global and Global USA be entered into on a fair market basis. Further, Canada now requires that contemporaneous documentation be completed evidencing the arrangements. While Global is attempting to meet its obligations in this regard, Global could be subject to various penalties, and increased tax, if the taxing authorities take issue with the transfer pricing arrangements reached between Global and Global USA. Because appropriate transfer prices cannot be arrived at with certainty, there is no assurance that the taxing authorities would agree with Global's transfer pricing arrangements.

     GLOBAL COMPETES WITH LARGER, WELL-ESTABLISHED COMPANIES. These companies have financial, and could develop technological and marketing, resources that are significantly greater than Global's and may have established relationships with customers or potential customers that afford them a competitive advantage. Global cannot assure that it will be able to compete effectively in its future markets or that competitive pressures will not adversely affect its business, financial condition or results of operations. Please see "Competition" above for more information.

     GLOBAL DOES NOT HAVE PATENT PROTECTION FOR ITS PROPRIETARY INTELLECTUAL PROPERTY OTHER THAN THE ACCUVOTE-OS, AND, THEREFORE, DISPUTES COULD ARISE AS TO ITS OWNERSHIP OF AND THE SCOPE OF ITS RIGHTS TO THAT INTELLECTUAL PROPERTY. These disputes, as well as any that might arise as to the patented technology which is co-owned with Data Information Management Systems, Inc., may not be resolved in Global's favor and could be very expensive to resolve. Please see "Information Concerning Global -- Intellectual Property" above for more information.

     GLOBAL DEPENDENCE ON SENIOR MANAGEMENT TEAM. The success of Global is dependent on the services of its Chief Executive Officer, Mr. Courtney; its President and Chief Operating Officer, Mr. Urosevich; its Vice President of Operations, Mr. Dix; and its Vice President of Sales and Marketing, Mr. Herron. Global does not have any employment agreements with any of these persons. Global has no key man insurance with respect to any of these persons. The loss of the services of any one of them for any reason could materially impede Global's marketing effort and strategic planning.

     GLOBAL HAS NEVER PAID CASH DIVIDENDS ON ITS COMMON STOCK AND DOES NOT EXPECT TO DO SO FOR THE FORESEEABLE FUTURE. Global intends to retain future earnings, if any, to provide funds for business operations and, accordingly, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

DESCRIPTION OF PROPERTY

     Global leases office and manufacturing facilities in McKinney, Texas, Omaha, Nebraska, Vancouver, British Columbia, Mount Lake Terrace, Washington, Mill Creek, Washington, and South San Francisco, California. Global's standard practice is to lease its facilities, and to insure the facilities and their contents under an insurance plan.

     The McKinney, Texas leased facility consists of about 26,100 square feet in a stand-alone, one-story building. This facility includes Global's manufacturing operations and its United States corporate headquarters. The lease term commenced on August 1, 1997 and continues for a period of five years, with two five-year options to renew. A new facility consisting of approximately 26,100 square feet in a stand-alone, one-story building was completed.

     The Vancouver, British Columbia leased facility consists of about 2,785 square feet in an office building. This facility houses Global's Canadian corporate headquarters and most of its research and development activities. The lease term commenced on January 1, 1998 and continues for a period of five years, with a five-year option to renew at an annual rent to be negotiated.

     The Omaha, Nebraska leased facility consists of approximately 610 square feet. The facility is used for field support. The lease term commences on October 1, 2001 and continues for a period of five years.

     The South San Francisco, California leased facility consists of approximately 5,120 square feet. The facility is used for digital imaging, printing and storage of related products. The lease term commenced on January 1, 2000 and continues for a period of five years.

     The Mill Creek, Washington leased facility consists of approximately 3,891 square feet. The facility is used for printing and mailing services. The lease term commenced on July 1, 1998 and continues for a period of four years.

     The Mount Lake Terrace, Washington leased facility consists of approximately 3,478 square feet. The facility is used for printing and mailing services. The lease term commenced on June 1, 2001 and continues for a period of four years.

LEGAL PROCEEDINGS

     At June 30, 2001, the end of the last fiscal year, no material legal proceeding was pending, or to the knowledge of Global, threatened by any government agency against Global.

     The Company is a party to the following pending or threatened material litigation.

     King County, Washington. The Company and King County, Washington (Seattle) entered into a $4.3 million contract in May 1998 that required the Company to, among other things, install a Global Election Management System (GEMS) and a Voter Registration software system (VoterView) for the County. The contract contained a provision that arguably entitled King County to withhold 40% of the contract price until King County had accepted the fully-integrated system. The Company installed the GEMS component successfully; King County alleges that VoterView is not yet operating to its satisfaction.

     King County has withheld approximately $1.3 million otherwise payable to the Company under the contract. Additionally, King County contends that its last payment, exceeding $400,000, was made in error. King County has demanded that the Company return the payment, and the Company has refused.

     The parties mediated this dispute in May 2001, but no conclusion was reached.

     Recently, King County offered to pay the Company $300,000 in return for the Company working with King County to further test the VoterView software, and to continue the mediation initiated in May 2001. Upon payment of the $300,000 sum, the parties would address at mediation matters related to the implementation of additional steps needed to obtain satisfaction with VoterView, and the payment of all or a portion of the remaining $1.0 million due and owing to the Company under the contract. To date, the Company has reserved approximately $725,000 against this receivable.

     GBS/Fidlar-Doubleday. The Company and Governmental Business Systems (GBS) entered into an October 1, 1991 Exclusive Reseller Agreement which, among other things, provides GBS with the exclusive right to distribute the Accu-Vote Election System in certain territories, including Illinois. Fidlar Acquisition, Inc. f/k/a Fidlar-Doubleday, a competitor of GBS, claims that the Company agreed on March 15, 2001 to allow it to distribute Accu-Vote within Illinois. Fidlar Doubleday claims the Company did so when Fidlar-Doubleday allegedly informed the Company of its intention to distribute the optical scan equipment developed by one of the Company's competitors. GBS has threatened to sue if the Company breaches the exclusivity provision of the Agreement, without GBS's consent. On or about July 19, 2001, Fidlar-Doubleday sued the Company, in the Circuit Court for the County of Oakland, Michigan, claiming that the Company breached an agreement allowing Fidlar-Doubleday to distribute Accu-Vote, and that the Company's promises led it to forego opportunities with the Company's competitors. Fidlar-Doubleday seeks damages exceeding $1 million, and the Company plans to aggressively contest the lawsuit. The Company is unable to predict the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss if the outcome should be unfavorable.

     Allen E. Stanley. The Company received a letter dated July 24, 2001 from counsel representing one of the Company's employees, Mr. Allen E. (Skip) Stanley. Mr. Stanley's counsel claimed that the Company made numerous false representations in its public filings that Mr. Stanley relied upon in purchasing the Company's stock on the open market. Mr. Stanley's counsel demanded that the Company refund the full purchase price (of approximately $127,410) for stock Mr. Stanley and his family purchased. On August 9, 2001, the Company's counsel spoke with Mr. Stanley's counsel concerning the lack of factual bases supporting the claims set forth in the July 24, 2001 correspondence. Absent such substantiation, the Company stands behind the content of its public filings, and intends to aggressively challenge any claims put forth by Mr. Stanley. The Company is unable to predict the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss if the outcome should be unfavorable.

     MicroVote. MicroVote, Inc. filed a trademark application for the mark "GEMS." The Company has been using the mark GEMS for many years and was prepared to oppose MicroVote's application. MicroVote, however, in amenable to settling the matter of prior rights in the mark. Therefore, the Company, with MicroVote's consent, has filed numerous Requests for Extension of Time to Oppose registration of the mark. MircroVote and the Company are currently negotiating a Settlement Agreement whereby the Company will purchase all rights in the mark GEMS from MicroVote for $9,000.

     Global is also subject to various claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not be materially affect the financial position of Global.

DESCRIPTION OF SHARE CAPITAL

     The authorized capital of Global consists of 100,000,000 Global Common Shares without par value and 20,000,000 Global Convertible Voting Preferred Shares without par value.

  GLOBAL COMMON SHARES

     All of the issued and outstanding Global Common Shares are fully paid and non-assessable. All of the Global Common Shares rank equally as to voting rights, participation in a distribution of the assets of Global on liquidation, dissolution or winding-up of Global and the entitlement to dividends. The Global Common Shareholders are entitled to receive notice of all shareholder meetings and to attend and vote at such meetings. Each Global Common Share carries with it the right to one vote.

  GLOBAL PREFERRED SHARES

     The Global Preferred Shares entitle the holder to receive, on the distribution of assets of the Company on the liquidation or winding-up of the Company or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, before any distribution is made to the holders of Global Common Shares, the amount paid up with respect to each Global Preferred Share held by the holder. The holders of Global Preferred Shares are entitled to receive notice of all shareholder meetings and to attend and vote at such meetings. Each Global Preferred Share carries with it the right to one vote. The holders of Global Preferred Shares will receive any dividends payable by Global to its shareholders prior to the issuance of dividends to holders of Global Common Shares.

     The following sets out Global's existing share capital:

                                                   AMOUNT OUTSTANDING AS   AMOUNT OUTSTANDING AS
DESIGNATION OF SECURITY        AMOUNT AUTHORIZED     OF JUNE 30, 2001       OF AUGUST 31, 2001
-----------------------        -----------------   ---------------------   ---------------------
Common Shares................     100,000,000           20,695,340               20,695,340(1)
Preferred Shares.............      20,000,000                  Nil                      Nil

---------------

(1) A total of 2,305,000 Global Common Shares are also reserved for issuance pursuant to the exercise of Global Options and other rights to acquire Global Common Shares. See "Information Concerning Global Election Systems Inc. -- Rights to Purchase Securities".

PRINCIPAL INDEBTEDNESS

     For a description of Global's indebtedness, please refer to Global's Consolidated Financial Statements attached hereto as Appendix G and "Selected Global Historical Financial Information -- Management's Discussion and Analysis".

PRINCIPAL SHAREHOLDERS

     See "Information Concerning the Meeting- Voting Shares and Principal Holders Thereof".

RIGHTS TO PURCHASE SECURITIES

     A summary of all outstanding Global Options and other rights to purchase securities of Global is set forth below:

  OPTIONS

     All Global Options to purchase Global Common Shares granted by Global to its directors, officers, employees and consultants outstanding as of the date of this Circular are as follows:

                                               NUMBER OF   EXERCISE
DESIGNATION OF OPTIONEES                        OPTIONS    PRICE(1)      EXPIRY DATE
------------------------                       ---------   ---------   ----------------
Executive Officers...........................   270,000    Cdn.$1.25    August 22, 2002
(6 persons)                                      50,000        $2.05   October 15, 2001
                                                200,000        $2.39   January 19, 2006
                                                200,000        $1.74     August 7, 2006
Directors who are not Executive Officers.....    50,000    Cdn.$1.69   February 7, 2005
(1 person)
Employees and Consultants....................   370,000    Cdn.$1.25    August 22, 2002
(18 persons)                                     90,000        $2.05   October 15, 2001
                                                 75,000        $3.25       May 14, 2006

---------------

(1) All exercise prices are in Canadian dollars.

     All of the Global Options are non-transferable and except for incentive stock options granted to S. Michael Rasmussen, currently terminate on the earlier of the expiry date and the 30th day following the day on which the director, officer, employee or consultant, as the case may be, ceases to be either a director, officer, employee or consultant of Global. Mr. Rasmussen's incentive stock options are to terminate on the expiry date thereof.

  WARRANTS

     Global has three share purchase warrants outstanding to purchase an aggregate of 950,000 Global Common Shares, including the Bridge Loan Warrants. Of the remaining share purchase warrants, one is exercisable for 600,000 Global Common Shares at an exercise price of Cdn.$3.00 per share until March 6, 2006, and the other is exercisable for 100,000 Global Common Shares at an exercise price of Cdn.$3.00 per share until May 3, 2006.

  BRIDGE LOAN AGREEMENT

     Global and Diebold entered into a bridge loan agreement dated June 29, 2001, as amended by an agreement dated August 3, 2001 (collectively, the "Bridge Loan"), pursuant to which Diebold has provided bridge loan financing in the amount of U.S.$5,000,000 to Global. The principal amount of the Bridge Loan may be converted into Global Common Shares at a conversion price equal to the lesser of U.S.$1.135 per share and 85% of the five day weighted average trading price at the time of conversion. The TSE has conditionally approved the issuance of up to 4,388,418 Global Common Shares for issuance to Diebold pursuant to (a) Diebold's exercise of its right to convert all or a portion of the Bridge Loan into Global Common Shares; and (b) Diebold's exercise of the Bridge Loan Warrants. The TSE has also conditionally approved the issuance of up to an additional 16,306,922 Global Common Shares to Diebold in connection with (i) (a) and (b) above, and (ii) up to 4,500,000 Global Common Shares upon Diebold's exercise of an option to convert certain payables under the Contract Manufacturing Agreement, upon the satisfaction of a number of conditions, including Global's obtaining of Global Shareholder approval to approve the issuance of the aforementioned additional Global Common Shares. Global seeks such Global Shareholder approval at the Meeting. See "Particulars of Other Matters to be Acted Upon at the Meeting."

  CONTRACT MANUFACTURING AGREEMENT

     Global entered into a Contract Manufacturing Agreement dated June 19, 2001, as amended August 3, 2001, with Diebold regarding the manufacturing, designing and development of certain products by Diebold. Pursuant to the terms of the Contract Manufacturing Agreement, Global has granted Diebold an option (the "Manufacturing Option") to purchase Global Common Shares in the event of a failure of Global to pay sums due to Diebold that remain unpaid for 30 days after the same first became due under the Contract Manufacturing Agreement. The TSE has conditionally approved the issuance of up to 4,388,418 Global Common Shares for issuance to Diebold pursuant to (a) Diebold's exercise of its right to convert all or a portion of the Bridge Loan into Global Common Shares; and
(b) Diebold's exercise of the Bridge Loan Warrants. The TSE has also conditionally approved the issuance of up to an additional 16,306,922 Global Common Shares to Diebold in connection with (i) (a) and (b) above, and (ii) up to 4,500,000 Global Common Shares upon Diebold's exercise of an option to convert certain payables under the Contract Manufacturing Agreement upon the satisfaction of a number of conditions, including Global's obtaining of Global Shareholder approval to approve the issuance of the aforementioned additional Global Common Shares. Global seeks such Global Shareholder approval at the Meeting. See "Particulars of Other Matters to be Acted Upon at the Meeting."

PRIOR SALES

     During the 12 months preceding the date of this Circular, Global has issued the following Global Common Shares:

                                                NO. OF GLOBAL   ISSUE PRICE PER
                               DESCRIPTION      COMMON SHARES    GLOBAL COMMON       GROSS
DATE                             OF ISSUE          ISSUED          SHARE(1)       PROCEEDS(1)
----                         ----------------   -------------   ---------------   -----------
August 23, 2000............   Option Exercise        50,000          $1.25         $ 62,500
September 29, 2000.........       Acquisition     1,600,000          $2.09              N/A
November 17, 2000..........   Option Exercise        21,500          $1.25         $ 26,875
November 20, 2000..........   Option Exercise        18,500          $1.25         $ 23,125
January 26, 2001...........   Option Exercise        15,000          $2.05         $ 30,750
January 31, 2001...........   Option Exercise        25,000          $1.49         $ 37,250
February 6, 2001...........   Option Exercise        20,000          $1.25         $ 25,000
February 7, 2001...........   Option Exercise        20,000          $1.25         $ 25,000
March 31, 2001.............  Warrant Exercise       166,667          $1.88         $313,334
April 27, 2001.............   Option Exercise        50,000          $1.25         $ 62,500
May 24, 2001...............   Option Exercise        25,000          $1.49         $ 37,250
May 30, 2001...............   Option Exercise       100,000          $1.25         $125,000

---------------

(1) All exercise prices and gross proceeds are in Canadian dollars.

DIVIDEND RECORD

     Global has not paid any dividends on the Global Common Shares since its incorporation, nor does it have any present intention of paying dividends, as it anticipates that all available funds will be used to fund working capital and research and development.

DIRECTORS AND OFFICERS

     The names, municipalities of residence, offices held with Global and principal occupation of the directors and officers of Global are as follows:

                                                                           PRINCIPAL OCCUPATION OR
NAME, MUNICIPALITY OF RESIDENCE(1)         POSITION WITH GLOBAL        EMPLOYMENT FOR PAST FIVE YEARS
----------------------------------         --------------------        ------------------------------
BRIAN COURTNEY(2)(3).................  Chief Executive Officer       Mr. Courtney has been Chief
Oakville, Ontario                      and Director                  Executive Officer of Global since
                                                                     August, 2001 and Director since
                                                                     July, 2000; Chief Executive Officer
                                                                     and Chairman of Patent En-
                                                                     forcement and Royalties Ltd., a
                                                                     company which makes investments in
                                                                     intellectual property with an
                                                                     emphasis on patents relating to
                                                                     computer applications, software,
                                                                     and the Internet since May, 1999.
                                                                     Mr. Courtney was Chairman and Chief
                                                                     Executive Officer of Visible Deci-
                                                                     sions Inc. from June 1995 to July,
                                                                     1998. President of Oracle Canada
                                                                     from 1985 to 1991; and founder and
                                                                     Vice-President of Oracle
                                                                     Corporation (USA).
ROBERT J. UROSEVICH(3)...............  President, COO and            Mr. Urosevich has been President
McKinney, Texas                        Director                      and COO of Global since 2000 and
                                                                     was Vice-President, Sales,
                                                                     Marketing and Business Development
                                                                     of Global from 1997 to 2000;
                                                                     Founder of I-Mark Systems in 1995,
                                                                     Mr. Urosevich has over 24 years of
                                                                     experience in the election systems
                                                                     industry. His background with
                                                                     leading edge election products
                                                                     began in 1976 with the development
                                                                     of the first OMR-based centralized
                                                                     vote counting system utilizing
                                                                     standard test scoring equipment in
                                                                     the United States. In 1979, he
                                                                     founded American Information
                                                                     Systems (AIS), which developed and
                                                                     marketed proprietary election
                                                                     counting systems to small and
                                                                     medium sized jurisdictions nation-
                                                                     wide. Mr. Urosevich served as the
                                                                     President of AIS from 1979 through
                                                                     1992 during which time AIS grew to
                                                                     be the largest processor of OMR
                                                                     ballots handling approximately 400
                                                                     jurisdictions and 40 million
                                                                     documents per year. In 1995, he
                                                                     launched I-Mark Systems after de-
                                                                     signing a robust touch screen
                                                                     voting system anchored by smart
                                                                     card and biometric encryption
                                                                     authorization technology. Global
                                                                     acquired I-Mark in 1997, at which
                                                                     time Mr. Urosevich joined Global.

                                                                           PRINCIPAL OCCUPATION OR
NAME, MUNICIPALITY OF RESIDENCE(1)         POSITION WITH GLOBAL        EMPLOYMENT FOR PAST FIVE YEARS
----------------------------------         --------------------        ------------------------------
CLINTON H. RICKARDS..................  Director                      Mr. Rickards oversaw Global's
Surrey, British Columbia                                             Canadian sales and shareholder
                                                                     communication since 1991. Mr.
                                                                     Rickards was appointed a Director
                                                                     of the Company in 1991, and until
                                                                     1995 served as the Company's Pres-
                                                                     ident. From 1993 to present, Mr.
                                                                     Rickards has managed Global's
                                                                     Marketing and Investor Relations
                                                                     Division. Involved in the computer
                                                                     industry since 1968, Mr. Rickards
                                                                     formed a private computer company
                                                                     in 1980 with several partners. In
                                                                     1983, he bought out his partners
                                                                     and founded North American
                                                                     Professional Technologies ("NAPT").
                                                                     NAPT began the development of
                                                                     ES-2000 in 1986 which subse-
                                                                     quently became Global's signature
                                                                     product.
DAVID H. BROWN(2)(3).................  Director                      Mr. Brown has been director of
Toronto, Ontario                                                     Global from November 1991 to June
                                                                     2000 and from May 2001 to present.
                                                                     He has been retired since 1989.
JOHN W. LARMER II(2).................  Director                      Mr. Larmer has served as president
McLean, Virginia                                                     of Soza & Company Ltd., an
                                                                     international finance and
                                                                     management information technology
                                                                     consulting company since 1989. He
                                                                     has served as a Director of Global
                                                                     since 1999. His senior level con-
                                                                     sulting practice encompasses a wide
                                                                     range of technology areas and he
                                                                     has lectured on numerous topics,
                                                                     including the use of computers in
                                                                     management related to tax
                                                                     liabilities and national and local
                                                                     election systems. Mr. Larmer has
                                                                     served as President of the
                                                                     Washington Chapter of the Data
                                                                     Processing Management Association
                                                                     and as the Accounting Chairman for
                                                                     the International Business
                                                                     Exposition and Conference.
LARRY DIX............................  Vice-President,               Mr. Dix has served as
McKinney, Texas                        Operations                    Vice-President, Operations of
                                                                     Global since September 2000 and was
                                                                     Manager of Global's Voter
                                                                     Registration Division from 1998 to
                                                                     2000; Prior to that, he served as
                                                                     Director of Data Processing,
                                                                     Nebraska Association of County
                                                                     Officials from 1991 to 1998.
TALBOT R. IREDALE....................  Vice-President, Research      Mr. Iredale has served as
Vancouver, British Columbia            & Development                 Vice-President, Research &
                                                                     Development of Global since 1991.
BARRY HERRON.........................  Vice-President, Marketing     Mr. Herron has served as
McKinney, Texas                                                      Vice-President, Marketing of Global
                                                                     since September, 2000 and Regional
                                                                     Manager for Global since 1994.

                                                                           PRINCIPAL OCCUPATION OR
NAME, MUNICIPALITY OF RESIDENCE(1)         POSITION WITH GLOBAL        EMPLOYMENT FOR PAST FIVE YEARS
----------------------------------         --------------------        ------------------------------
MAURICE E. SOKULSKI..................  Treasurer                     Mr. Sokulski has been Treasurer of
Richardson, Texas                                                    Global since 1994, Director of
                                                                     Global from 1996 to 1997 and
                                                                     Controller of Global from 1994 to
                                                                     1996.
S. MICHAEL RASMUSSEN.................  Chief Financial Officer       Mr. Rasmussen has served as Chief
McKinney, Texas                                                      Financial Officer of Global since
                                                                     January, 2001; He also is
                                                                     co-founder of Client Resources,
                                                                     Inc., an IT staffing company, from
                                                                     1999-2000. Prior to that, Mr. Ras-
                                                                     mussen was Regional Controller for
                                                                     Data Processing Resources Corp., an
                                                                     IT staffing company, from 1998-1999
                                                                     and Group CFO at Omaha
                                                                     World-Herald, 1993-1998.
JEFFREY DEAN.........................  Senior Vice-President         Mr. Dean has served as Senior Vice-
Mount Lake Terrace, Washington                                       President of Global since
                                                                     September, 2000 and was General
                                                                     Manager of Spectrum Print & Mail
                                                                     Services, Ltd. From 1995-2000.
BRIAN O'CONNOR.......................  Senior Vice-President         Mr. O'Connor has served as Senior
Leesburg, Virginia                                                   Vice- President of Global since
                                                                     February, 2001 and was Chief
                                                                     Operations Officer and Vice
                                                                     President of Corporate Develop-
                                                                     ment for Soza and Company, Ltd.
                                                                     from 1998-2001. Prior to that Mr.
                                                                     O'Connor served as Director of
                                                                     Sales and Marketing for the Special
                                                                     Markets Division, among other
                                                                     duties, for Danaher Control, a
                                                                     division of Danaher Corporation
                                                                     from 1986-1998.

---------------

(1) The information as to place of residence and principal occupation during the part five years is not within the knowledge of Global and has been furnished by the respective directors and officers.

(2) Denotes member of the Audit Committee.

(3) Denotes member of the Compensation Committee.

     At this time Global does not have an Executive Committee.

     As of the Effective Date, the directors and officers of Global will be as noted above, with the expectation that additional changes will be made to the board and to management following the Effective Time of the Arrangement.

     Global's directors and executive officers, as a group, beneficially own, directly or indirectly, or exercise control or direction over approximately 4,184,259 Global Common Shares (not including options or warrants), representing 20.22% of the issued Global Common Shares.

EXECUTIVE COMPENSATION

     Set out below are particulars of compensation paid to the following persons (the "Named Executive Officers"):

          (a) each chief executive officer of Global;

          (b) each of Global's four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds Cdn.$100,000 per year; and

          (c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of Global at the end of the most recently completed financial year.

     Based on the foregoing, during the fiscal year ended June 30, 2001, there were five Named Executive Officers of Global (1), namely:

NAME                                                       TITLE
----                                                       -----
Robert J. Urosevich...........  President, Chief Operating Officer and Director of Global(2)
Clinton H. Rickards...........  Director of Investor Relations; Director of Global
Jeff Dean.....................  Senior Vice-President
Larry Dix.....................  Vice-President, Operations
Howard T. Van Pelt............  Former President and Chief Executive Officer(2)

---------------

(1) Brian Courtney was appointed Chief Executive Officer of Global on August 2, 2001.

(2) Mr. Urosevich was appointed President and Chief Operating Officer of Global on July 31, 2000. Mr. Urosevich replaced Howard Van Pelt, who ceased acting as President and Chief Executive Officer on that date.

     The following table sets forth the compensation awarded, paid to or earned by Global's Named Executive Officers during the fiscal years ended June 30, 2001, 2000 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                         ----------------------------------
                                                                           AWARDS            PAYOUTS
                                                                         ----------   ---------------------
                                     ANNUAL COMPENSATION                 SECURITIES   RESTRICTED
                        ----------------------------------------------     UNDER       SHARES OR
                                                          OTHER ANNUAL    OPTIONS     RESTRICTED     LTIP      ALL OTHER
NAME AND PRINCIPAL      YEAR       SALARY       BONUS     COMPENSATION    GRANTED     SHARE UNITS   PAYOUTS   COMPENSATION
POSITION                ENDED       ($)          ($)          ($)           (#)           (#)         ($)         ($)
------------------      -----    ----------   ---------   ------------   ----------   -----------   -------   ------------
ROBERT J. UROSEVICH...  2001(1)  US$147,083   US$10,000       Nil           Nil           Nil         Nil       US$1,938
President, COO and      2000(2)  US$115,000   US$10,000       Nil           Nil           Nil         Nil       US$  858
Director                1999(3)  US$115,000         Nil       Nil           Nil           Nil         Nil       US$  812
CLINTON H. RICKARDS...  2001(1)   C$150,000    C$15,098       Nil           Nil           Nil         Nil        C$2,233
Director                2000(2)   C$154,332         Nil       Nil           Nil           Nil         Nil        C$1,407
                        1999(3)   C$145,577    C$35,006       Nil           Nil           Nil         Nil        C$1,308
JEFFREY DEAN..........  2001(1)  US$132,000         Nil       Nil           Nil           Nil         Nil       US$  302
Senior VP
LARRY DIX.............  2001(1)  US$112,917   US$ 8,976       Nil           Nil           Nil         Nil       US$1,226
VP, Operations
TALBOT R. IREDALE.....  2000(2)   C$105,000    C$ 1,500       Nil           Nil           Nil         Nil        C$2,313
VP, Research and        1999(3)   C$ 96,667         N/A       N/A           N/A           N/A         N/A        C$1,875
Development

                                                                               LONG TERM COMPENSATION
                                                                         ----------------------------------
                                                                           AWARDS            PAYOUTS
                                                                         ----------   ---------------------
                                     ANNUAL COMPENSATION                 SECURITIES   RESTRICTED
                        ----------------------------------------------     UNDER       SHARES OR
                                                          OTHER ANNUAL    OPTIONS     RESTRICTED     LTIP      ALL OTHER
NAME AND PRINCIPAL      YEAR       SALARY       BONUS     COMPENSATION    GRANTED     SHARE UNITS   PAYOUTS   COMPENSATION
POSITION                ENDED       ($)          ($)          ($)           (#)           (#)         ($)         ($)
------------------      -----    ----------   ---------   ------------   ----------   -----------   -------   ------------
LARRY ENSMINGER.......  2000(2)  US$107,083   US$10,000       Nil           Nil           Nil         Nil       US$  733
VP, Business            1999(3)  US$ 95,500         Nil       Nil           Nil           Nil         Nil       US$  789
Development;
Secretary of
Global(4)
MAURICE E. SOKULSKI...  2000(2)  US$ 80,833   US$10,000       Nil           Nil           Nil         Nil        US$ 589
Treasurer               1999(3)  US$ 75,000         Nil       Nil           Nil           Nil         Nil        US$ 638
HOWARD T. VAN PELT....  2001(1)  US$ 15,000         Nil       Nil           Nil           Nil         Nil            Nil
Former President        2000(2)  US$180,000         Nil       Nil           Nil           Nil         Nil       US$1,388
and CEO of              1999(3)  US$180,000   US$22,143       Nil           Nil           Nil         Nil       US$1,044
Global(5)

---------------

(1) For the fiscal year ended June 30, 2001.

(2) For the fiscal year ended June 30, 2000.

(3) For the fiscal year ended June 30, 1999.

(4) Mr. Ensminger resigned as Vice-President, Business Development and Secretary of Global in August 2001.

(5) Mr. Van Pelt resigned as a Director of Global and ceased being its President and CEO in August 2000.

  LONG TERM INCENTIVE PLAN AWARDS

     Long term incentive plan awards ("LTIP") means "any plan providing compensation intended to serve as an incentive for performance to occur over a period longer than one financial year whether performance is measured by reference to financial performance of Global or an affiliate, or the price of Global's shares but does not include option or stock appreciation rights plans or plans for compensation through restricted shares or units". No LTIPs were granted to the Named Executive Officers or Directors during the fiscal year ended June 30, 2001.

  STOCK APPRECIATION RIGHTS

     Stock appreciation rights ("SARs") means a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or in connection with office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of Global's shares. No SARs were granted to or exercised by the Named Executive Officers or Directors during the fiscal year ended June 30, 2001.

  OPTION GRANTS DURING THE FISCAL YEAR ENDED JUNE 30, 2001

     During the most recently completed fiscal year, there were no incentive stock options granted to the Named Executive Officers.

  AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED JUNE 30, 2001 AND FISCAL YEAR END OPTION VALUES

     The following table sets out incentive stock options exercised by the Named Executive Officer, during the most recently completed fiscal year as well as the fiscal year end value of stock options held by the Named Executive Officers.

                                                                                         VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                       SECURITIES      AGGREGATE            FISCAL YEAR-END             AT FISCAL YEAR-END($)
                       ACQUIRED ON       VALUE                EXERCISABLE/                   EXERCISABLE/
NAME                   EXERCISE(#)   REALIZED($)(1)         UNEXERCISABLE(#)               UNEXERCISABLE(2)
----                   -----------   --------------   ----------------------------   ----------------------------
Howard T. Van Pelt...    50,000          27,500                   Nil/Nil                            N/A
Clint Rickards.......    50,000          77,500                   Nil/Nil                            N/A
Robert J.
  Urosevich..........       N/A             N/A               120,000/Nil                    $78,000/Nil

---------------

(1) Based on the difference between the option exercise price and the closing market price of the Company's shares, on the date of exercise.

(2) In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of the Company's shares as at June 30, 2001 was Cdn.$1.90.

  OUTSTANDING OPTIONS

     The total number of outstanding stock options to purchase common shares held by the Named Executive Officers, Directors who were not Named Executive Officers, and employees who were neither Directors nor Named Executive Officers of Global as at June 30, 2001 (including all such officers, directors and employees of Global Election Systems, Inc.) is as follows:

                                   NO. OF
                                SHARES UNDER   NO. OF OPTIONS   EXERCISE PRICE
OPTIONEES                          OPTION       EXERCISABLE         (CDN)          EXPIRY DATES
---------                       ------------   --------------   --------------   -----------------
Named Executive Officers......     120,000        120,000           $1.25          August 22, 2002
Directors (other than
  Directors
  who are Named Executive
  Officers)...................      50,000         50,000           $1.69         February 7, 2005
Executive Officers (other than
  Named Executive Officers)...      50,000         50,000           $2.05         October 15, 2001
                                   200,000        200,000           $1.25          August 22, 2002
                                   200,000            Nil(1)        $2.39         January 19, 2006
Employees and Consultants.....     370,000        370,000           $1.25          August 22, 2002
                                    90,000         90,000           $2.05         October 15, 2001
                                    75,000         75,000           $3.25             May 14, 2006
Total.........................   1,155,000        955,000

---------------

(1) These options are subject to a vesting schedule.

     Subsequent to the fiscal year ended June 30, 2001, Brian Courtney, Chief Executive Officer of Global, was granted an option to purchase up to a total of 200,000 common shares at a price of US$1.135 (CDN$1.74) per share exercisable on or before August 7, 2006.

  OPTION REPRICINGS

     There were no options held by the Named Executive Officers that were repriced downward during the most recently completed financial year end of Global.

  DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     Global has no defined benefit or actuarial plan benefits payable upon retirement of the Named Executive Officers.

  TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

     Global USA has entered into an employment agreement dated September 29, 2000 with Jeffrey Dean pursuant to which Global USA agreed to pay U.S.$144,000 per annum until December 31, 2002. If Global USA terminates Mr. Dean without cause and not by reason of disability, then Global USA is obligated to pay Mr. Dean a lump sum equal to the amount which would have been paid to him if had he remained employed until December 31, 2002 at his then current annual rate.

     No other employment contracts exist between either Global or its subsidiaries and the Named Executive Officers.

  COMPOSITION OF THE COMPENSATION COMMITTEE

     Global's Compensation Committee consists of David H. Brown, Robert J. Urosevich and Brian W. Courtney. Mr. Urosevich has served as the Company's President and Chief Operating Officer since August, 2001. Mr. Courtney was appointed as the Company's Chief Executive Officer subsequent to the fiscal year end. Compensation matters may also be reviewed and approved by the entire Board of Directors.

  REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has no formal compensation policy. However, executive officers are compensated in a manner consistent with the respective contributions to their overall benefit to Global. Compensation is based on a combination of factors, including a comparative review of information provided to the Compensation Committee by compensation consultants, recruitment agencies and auditors as well as historical precedent.

  PERFORMANCE GRAPH

     The following chart compares the total cumulative shareholder return for Cdn.$100 invested in common shares of Global beginning December 31, 1996 with the cumulative total return of the TSE 300 Total Return Index for Global's six most recently completed fiscal years.

                            CUMULATIVE TOTAL RETURNS
                       DECEMBER 31, 1996 TO JUNE 30, 2001
                         ASSUMING AN INVESTMENT OF $100

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------
                       31-Dec-96   31-Dec-97   30-Jun-98   30-Jun-99   30-Jun-00   30-Jun-01
--------------------------------------------------------------------------------------------
 Global                Cdn.$0.65   Cdn.$0.67   Cdn.$3.00   Cdn.$2.65   Cdn.$1.03   Cdn.$1.90
 TSE 300               12,061.95   13,222.76   15,367.27   14,864.79   10,195.50   16,849.28

  COMPENSATION OF DIRECTORS

     No cash compensation was paid to any Director of Global for the Director's services as a Director during the fiscal year ended June 30, 2001 other than directors' fees to Bob Urosevich (US$15,000), Clint Rickards (US$11,250), Brian Courtney (US$11,250), John Larmer (US$11,250) and Nicholas Glass (US$18,750). Global has no other standard arrangement pursuant to which the Directors are compensated by Global for the services in their capacity as Directors except for the granting from time to time of incentive stock options in accordance with the policies of the TSE. Global reimburses Directors for expenses they incur to attend board meetings.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     No director or officer of Global, nor any associate of any such person, is or has been indebted to Global at any time since the beginning of Global's most recently completed financial year.

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of Global are Staley, Okada, Chandler & Scott, #225 -- 4299 Canada Way, Burnaby, B.C., V5G 1H3.

     The Registrar and Transfer Agent of Global is Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, B.C. V6C 3B8.

MATERIAL CONTRACTS

     Except for contracts entered into in the ordinary course of business, the following are the only contracts entered into by Global, or its subsidiaries, within the two year period preceding the date of this Circular which may reasonably be regarded as presently material. Copies of all contracts have been included as exhibits to Global's periodic reports with the SEC.

          1. Arrangement Agreement, dated September 10, 2001, between Global, Diebold and SubCo;

          2. Bridge Loan Agreement dated June 29, 2001, as amended by Amendment #1 dated August 3, 2001, between Global and Diebold;

          3. Collateral and Guarantee Agreement, dated June 29, 2001, between Global, Global Election Systems, Inc., Spectrum Print & Mail Services, Ltd. and Diebold;

          4. Registration Rights Agreement, dated June 29, 2001, between Global and Diebold;

          5. Contract Manufacturing Agreement, dated June 19, 2001, as amended August 3, 2001 between Global and Diebold;

          6. Share Purchase Agreement, dated September 29, 2000, between Global, Spectrum Print & Mail Services Ltd., Deborah Dean, and Jeffrey Dean;

          7. Change in Terms Agreement for Loan, dated May 22, 2000, between Compass Bank and Global;

          8. Change in Terms Agreement for Loan, dated May 27, 2000, between Compass Bank and Global;

          9. Loan Agreement, dated July 19, 2000 between Hibernia National Bank and Global;

          10. Improved Property Commercial Lease, dated September 26, 2000, between Global and Jersey Investments, Inc.

          11. Employment Agreement, dated January 19, 2001 with S. Michael Rasmussen;

          12. Letter Agreement, dated March 15, 2001, between Global and Hibernia National Bank;

          13. Agreement Concerning Loan, dated March 15, 2001, between Global, Global Election Systems, Inc. and Jones, Gable & Company Limited;

          14. Promissory Note as of March 15, 2001 between Global and Jones, Gable & Company Limited;

          15. Security Agreement, dated March 15, 2001, between Global Election Systems, Inc. and Jones, Gable & Company Limited;

          16. Property Lease, dated December 8, 1999, between Jersey Investments, Inc. and Global;

          17. Property Lease, dated August 6, 1999, between David Wood and Global; and

          18. Common Share Option Agreement dated September 11, 2001, between Diebold and Global.

                         INFORMATION CONCERNING DIEBOLD

     The following paragraphs summarize certain information relating to Diebold. Global assumes no responsibility for the disclosure relating to Diebold. Global Shareholders should be aware that public disclosure documents of Diebold filed with the SEC have been filed in accordance with the Securities Laws of the United States, and these requirements may differ from those of the provinces and territories of Canada. As well, financial statements included or incorporated by reference in the public disclosure documents of Diebold have not been prepared in accordance with United States GAAP, not Canadian GAAP and may not be comparable to the financial statements of Global. Information regarding Diebold is available in its publicly filed SEC Documents. The summary of information set forth below is qualified in its entirety by reference to the full text of Diebold's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Diebold's Quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and Diebold's Proxy Statement on Form 14A filed with the SEC on March 15, 2001 and attached hereto as Appendices H, I, J and K and incorporated herein by reference.

INCORPORATION

     Diebold was incorporated under the laws of the State of Ohio in August, 1876, succeeding a proprietorship established in 1859. Diebold's corporate headquarters are located at P.O. Box 3077, 5995 Mayfair Road, North Canton, Ohio, 44720-8077, U.S.A.

     Diebold develops, manufactures, sells and services self-service transaction systems, electronic and physical security systems, various products used to equip bank facilities, software and integrated systems for global financial and commercial markets. Sales of systems and equipment are made directly to customers by Diebold's sales personnel and by manufacturer's representatives and distributors. Diebold has over 12,500 employees worldwide and has operations in North and South America, as well as in Europe, Asia, Australia and South Africa. For further information, see "Information Concerning Diebold".

     Diebold's Common Shares are traded on the NYSE under the symbol "DBD".

CORPORATE STRUCTURE

     Currently Diebold has 27 wholly-owned direct or indirect subsidiaries.

     SubCo was incorporated on August 29, 2001 under the BCCA and is a direct wholly-owned subsidiary of Diebold. SubCo will not carry on any business prior to the Effective Time, other than in connection with the Transactions, and has no material assets or liabilities. The authorized capital of SubCo is 1,000,000 common shares without par value, of which one hundred common share are outstanding and are owned by Diebold.

BUSINESS OF DIEBOLD

     Diebold develops, manufactures, sells and services self-service transaction systems, electronic and physical security systems, various products used to equip bank facilities, software and integrated systems for global financial and commercial markets. Sales of systems and equipment are made directly to customers by Diebold's sales personnel and by manufacturer's representatives and distributors. The sales/support organization works closely with customers and their consultants to analyze and fulfill the customers' needs. Products are sold under contract for future delivery at agreed upon prices. In 2000, 1999, and 1998 Diebold's sales and services of financial systems and equipment accounted for more than 90 percent of consolidated net sales.

     The principal raw materials used by Diebold are steel, copper, brass, lumber and plastics which are purchased from various major suppliers. Electronic parts and components are also procured from various suppliers. These materials and components are generally available in quantity at this time.

     Diebold's operating results and the amount and timing of revenue are affected by numerous factors including production schedules, customer priorities, sales volume, and sales mix. During the past several years, Diebold has dramatically changed the focus of its self-service business to that of a total solutions approach. The value of unfilled orders is not as meaningful an indicator of future revenues due to the significant portion of revenues derived from Diebold's growing service-based business, for which order information is not available. Therefore, Diebold believes that backlog information is not material to an understanding of its business and does not disclose backlog information.

     All phases of Diebold's business are highly competitive, some products being in competition directly with similar products and others competing with alternative products having similar uses or producing similar results. Diebold believes, based upon outside independent industry surveys, that it is a leading manufacturer of self service systems in the United States and is also a market leader internationally. In the area of automated transaction systems, Diebold competes primarily with NCR Corporation, Triton, Wincor-Nixdorf, Dassault,

Fujitsu, Itautec and Tidel. In serving the security products market for the financial services industry, Diebold competes primarily with Mosler. Of these, some compete in only one or two product lines, while others sell a broader spectrum of products competing with Diebold. However, the unavailability of comparative sales information and the large variety of individual products make it impossible to give reasonable estimates of Diebold competitive ranking in or share of the market in its security product fields of activity. Many smaller manufacturers of sales, surveillance cameras, alarm systems and remote drive-up equipment are found in the market.

     The total number of employees employed by Diebold at December 31, 2000 was 12,544 compared with 9,935 at the end of the preceding year. The increase in 2000 is primarily due to the acquisition of the financial self-service assets and related development activities of European-based Groupe Bull and Getronics NV.

     Sales to customers outside the United States as a percent of total consolidated net sales approximated 42.8 percent in 2000, 25.4 percent in 1999, and 25.1 percent in 1998.

     Diebold's corporate offices are located in North Canton, Ohio. It owns manufacturing facilities in Canton and Newark, Ohio; Lynchburg, Stauton and Danville, Virginia; and Sumter, South Carolina, and leases a manufacturing facility in Rancho Dominguez, California. On January 5, 2001, Diebold announced the closing of the Stauton, Virginia manufacturing facility. Diebold also has manufacturing facilities in Argentina, Belgium, Brazil, China, France, India and Mexico. Diebold has selling, service and administrative offices in the following locations: throughout the United States, and in Argentina, Australia, Belgium, Brazil, China, Columbia, Denmark, Estonia, France, Germany, Hong Kong, Hungary, Indonesia, Paraguay, Portugal, Poland, Romania, Russia, Singapore, South Africa, Spain, Taiwan, Thailand, Turkey, the United Arab Emirates, the United Kingdom, and Uruguay. Diebold considers that its properties are generally in good condition, are well maintained, and are generally suitable and adequate to carry on Diebold's business.

LEGAL PROCEEDINGS

     At December 31, 2000, Diebold was a party to several lawsuits that were incurred in the normal course of business, none of which individually or in the aggregate is considered material by management in relation to Diebold's financial position or results of operations. While in management's opinion the financial statements would not be materially affected by the outcome of any present legal proceedings, commitments, or asserted claims, management is aware of a potential claim by the Internal Revenue Service concerning the deductibility of interest related to loans from Diebold's corporate-owned life insurance (COLI) programs.

     This claim represents an exposure for additional taxes of approximately $17.6 million, excluding interest. Management is aware that the United States Court of Appeals for the Eleventh Circuit, the U.S. Tax Court, the United States District Court for the Southern District of Ohio, and the United States District Court for the District of Delaware have recently reached decisions disallowing the deduction of interest on COLI loans of similarly situated companies.

     Notwithstanding these adverse court decisions, management believes that Diebold's facts and circumstances are different from the above cited court cases. Diebold has made no provision for any possible earnings impact from this matter because it believes it has a meritorious position and will vigorously content the IRS' claim. In the event the resolution of this matter is unfavorable, it may have a material adverse effect on Diebold's result of operations for the period in which such unfavorable resolution occurs.

DESCRIPTION OF SHARE CAPITAL

     The authorized capital of Diebold consists of 125,000,000 Diebold Common Shares, par value U.S.$1.25 per share and 1,000,000 Serial Preferred Shares, no par value. All of the Diebold Common Shares are fully paid and non-assessable. All of the Diebold Common Shares rank equally as to voting rights, participation in a distribution of the assets of Diebold on liquidation, dissolution or winding-up of Diebold and the entitlement to dividends. Currently, there are no Serial Preferred Shares of Diebold issued or outstanding. The shareholders of Diebold are entitled to receive notice of all shareholder meetings and to attend and vote at such meeting. Each Diebold Common Share carries with it the right to one vote.

     The following sets out Diebold's existing share capital:

                                                               AMOUNT OUTSTANDING   AMOUNT OUTSTANDING
                                                                     AS OF                AS OF
DESIGNATION OF SECURITY                    AMOUNT AUTHORIZED     MARCH 5, 2001        JULY 31, 2001
-----------------------                    -----------------   ------------------   ------------------
Common Shares............................     125,000,000          71,557,128            71,601,806(1)
Serial Preferred Shares..................       1,000,000                   0                     0

---------------

(1) A total of 2,703,056 Diebold Common shares are also reserved for issuance pursuant to the exercise of Diebold options and other rights to acquire Diebold Common Shares. See "Information Concerning Diebold -- Options to Purchase Securities".

PRINCIPAL INDEBTEDNESS

     For a description of the terms of Diebold's indebtedness, please refer to the financial information and management's discussion and analysis of results of operations and financial conditions set forth in Diebold's 10-K for the fiscal year ended December 31, 2000 and 10Qs for the Quarters ended March 31, 2001 and June 30, 2001.

PRINCIPAL SHAREHOLDERS

     To the knowledge of Diebold, no person beneficially owned more than 5 percent of the outstanding Diebold Common Shares as of December 31, 2000.

OPTIONS TO PURCHASE SECURITIES

     A summary of all outstanding Diebold options to purchase securities of Diebold is set forth below:

  OPTIONS

     All Diebold options to purchase Diebold Common Shares granted by Diebold to its directors, officers, employees and consultants outstanding as of the date of this Circular are as follows:

                                       NUMBER OF
DESIGNATION OF OPTIONEES                OPTIONS    EXERCISE PRICE   EXPIRY DATE
------------------------               ---------   --------------   -----------
Executive Officers and Directors
  (including subsidiaries)
  (30 persons).......................     1,200         41.94        03/02/02
                                         18,000         38.00        04/15/02
                                          6,075        13.063        01/26/03
                                         20,000        40.344        04/14/03
                                          7,425        17.093        01/31/04
                                         24,500        24.625        04/20/04
                                          2,694         32.00        04/20/04
                                          3,500        27.313        10/11/04
                                          4,950        15.085        01/30/05
                                         31,500         28.59        04/18/05
                                         11,700        24.193        01/25/06
                                          6,750        25.344        01/31/06
                                         36,000         29.91        04/25/06
                                          1,500        34.127        09/02/06
                                         14,400         38.08        01/29/07
                                         34,600        47.532        01/28/08
                                          3,000        29.344        05/31/08
                                        146,300        34.813        01/27/09
                                        176,500         22.88        01/26/10
                                         35,000         26.41        04/02/10
                                         40,000         26.78        09/30/10
                                        291,000         28.69        02/06/11
Employees (including
  subsidiaries) (4,058 persons)......    25,921         9.425        01/29/02
                                        375,600         41.94        03/02/02
                                          2,250         38.00        04/15/02
                                        112,500         37.96        07/01/02
                                         55,226        13.063        01/27/03
                                          2,500        40.344        04/14/03
                                         53,545        17.093        01/31/04
                                         48,745        15.085        01/30/05
                                         25,200        15.778        04/04/05
                                          1,800        19.054        06/04/05
                                          1,125        19.418        06/18/05
                                        173,330        24.193        01/25/06
                                            750        25.253        04/14/06

                                       NUMBER OF
DESIGNATION OF OPTIONEES                OPTIONS    EXERCISE PRICE   EXPIRY DATE
------------------------               ---------   --------------   -----------
                                        191,580         38.08        01/30/07
                                        162,050        47.532        01/28/08
                                            500        29.188        01/27/09
                                        201,800        34.813        01/27/09
                                          1,000         30.25        02/14/09
                                        165,880         22.88        01/26/10
                                          4,000         24.81        03/03/10
                                          1,500        27.032        04/16/10
                                          5,000         31.63        06/14/10
                                          2,160         28.47        06/30/10
                                          1,000        26.156        10/01/10
                                        171,500         28.69        02/06/11

     In general, Diebold options are non-transferable and currently terminate on the earliest of the following dates: (a) 90 days after the optionee ceases to be an employee or director, (b) one year after the death or permanent total disability of the optionee, (c) 10 years from the date of grant, or (d) immediately if the optionee engages in detrimental activity. Grants of options made to all employees in 1997 and grants of options made to directors are for a term of five years, and such grants do not provide for termination as a result of detrimental activity.

  PRIOR SALES

     No Diebold Common Shares were issued in the preceding twelve months pursuant to a prospectus or private placement. Diebold Common Shares were issued upon the exercise of stock options at exercise prices ranging from $6.475 to $28.47.

DIVIDEND RECORD

     Diebold has paid cash dividends on its common shares on a consistent basis. Cash dividends per share of $0.62, $0.60, $0.56, $0.50 and $0.45 were paid in 2000, 1999, 1998, 1997 and 1996, respectively.

DIRECTORS AND OFFICERS

     The names, offices held with Diebold and principal occupation of the directors and officers of Diebold are as follows:

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT FOR
NAME                               POSITION WITH DIEBOLD                  PAST FIVE YEARS
----                               ---------------------       --------------------------------------
Walden W. O'Dell               Chairman of the Board,          1999-2000
                               President and Chief Executive   President and Chief Executive Officer
                               Officer                         and Director
                                                               1999
                                                               Group Vice President, Tool Group and
                                                               President of Ridge Tool
                                                               Division -- Emerson
                                                               1991-1999
                                                               President -- Liebert Corporation, a
                                                               subsidiary of Emerson
Louis V. Bockius, III          Director since 1978             Chairman, Bocko Incorporated

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT FOR
NAME                               POSITION WITH DIEBOLD                  PAST FIVE YEARS
----                               ---------------------       --------------------------------------
Richard L. Crandall            Director since 1996             Managing Director, Arbor Partners, LLC
                                                               Chairman of the Board, President and
                                                               Chief Executive Officer, Comshare,
                                                               Inc.
Gale S. Fitzgerald             Director since 1999             Former Chairman and Chief Executive
                                                               Officer, Computer Task Group, Inc.
Donald R. Gant                 Director since 1977             Senior Director, The Goldman Sachs
                                                               Group, Inc. Limited Partner, The
                                                               Goldman Sachs Group, L.P.
L. Lindsey Halstead            Director since 1993             Chairman of the Board, Ford of Europe
Phillip B. Lassiter            Director since 1995             Chairman of the Board and Chief
                                                               Executive Officer, Ambac Financial
                                                               Group, Inc.
                                                               Chairman of the Board, President and
                                                               Chief Executive Officer, Ambac
                                                               Financial Group, Inc. q
John N. Lauer                  Director since 1992             Chairman of the Board, President and
                                                               Chief Executive Officer, Oglebay
                                                               Norton Co.
                                                               President and Chief Executive Officer,
                                                               Oglebay Norton Co.
William F. Massy               Director since 1984             President, The Jackson Hole Higher
                                                               Education Group, Inc.
                                                               Professor of Education and Business
                                                               Administration, Emeritus, Stanford
                                                               University
Eric J. Roorda                 Director since 2001             Chairman, Procomp Amazonia Industria
                                                               Eletrononica, S.A.
                                                               President, Procomp Amazonia Industria
                                                               Eletrononica, S.A.
W. R. Timken, Jr.              Director since 1986             Chairman-Board of Directors, President
                                                               and Chief Executive Officer, The
                                                               Timken Company
Wesley B. Vance                President, North America        1999-2000
                                                               Senior Vice President, ArvinMeritor
                                                               and President-Worldwide Exhaust Group,
                                                               ArvinMeritor
                                                               1997-1999
                                                               Managing Director -- Arvin Exhaust,
                                                               Europe and Asia, Arvin Industries,
                                                               Inc.
                                                               1995-1997
                                                               Vice President, Business Development
                                                               and General Manager -- Arvin Ride
                                                               Control Emerging Markets, Arvin

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT FOR
NAME                               POSITION WITH DIEBOLD                  PAST FIVE YEARS
----                               ---------------------       --------------------------------------
Gregory T. Geswein             Senior Vice President and       1999-2000
                               Chief Financial Officer         Senior Vice President and Chief
                                                               Financial Officer-Pioneer-Standard
                                                               Electronics, Incorporated
                                                               1985-1999
                                                               Vice President and Corporate
                                                               Controller -- Mead Corporation
Michael J. Hillock             President, ISS (International   1991-2001
                               Sales and Service)              Senior Vice President, ISS
                                                               (International Sales and Service)
                                                               1997-99
                                                               Group Vice President, ISS
                                                               1993-97
                                                               Vice President and General Manager,
                                                               Sales and Service, Europe, Middle East
                                                               and Africa
David Bucci                    Senior Vice President,          1999-2001
                               Customer Solutions Group        Senior Vice President, North America
                                                               1997-99
                                                               Group Vice President, NASS
                                                               1993-96
                                                               Vice President, NASS Group Vice
                                                               President, Global Services
                                                               1998-99
                                                               Vice President, Global Support
                                                               Services
                                                               1997-98
                                                               Vice President, Information Systems
Charles J. Bechtel             Group Vice President and        1990-97
                               Chief Information Officer       Vice President, Marketing and Sales
                                                               Operations

James L.M. Chen                Vice President and Managing     1996-98
                               Director, Asia-Pacific          Philips Electronics China B.V. General
                                                               Manager, Business Electronics
                                                               1994-96
                                                               AT&T China Company Limited, Managing
                                                               Director, Global Information
                                                               Solutions, China
Warren W. Dettinger            Vice President, General         Vice President, General Counsel and
                               Counsel and Assistant           Assistant Secretary
                               Secretary

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT FOR
NAME                               POSITION WITH DIEBOLD                  PAST FIVE YEARS
----                               ---------------------       --------------------------------------
Reinoud G.J. Drenth            Vice President and Managing     1996-97
                               Director, Europe Middle East,   Vice President Worldwide
                               and Africa                      Marketing -- Diebold
                                                               1987-96
                                                               NCR Corporation
                                                               1995 -- Marketing Vice
                                                               President, Financial Services
                                                               Industry
Donald E. Eagon, Jr.           Vice President, Global          1990-1999
                               Communications and Investor     Vice President Corporate
                               Relations                       Communications
Jack E. Finefrock              Vice President, Retail          1999-2001
                                                               Vice President, North America
                                                               1995-99
                                                               Division Vice President, NASS, Central
                                                               Division
                                                               1989-95
                                                               Regional Sales Manager-
Charee Francis-Vogelsang       Vice President and Secretary    Vice President and Secretary
Bartholomew J. Frazzitta       Vice President, Retail and      1990-2000
                               Physical Security Group         Vice President and General
                                                               Manager, Physical Security
                                                               Division
Dennis M. Moriarty             Vice President, Customer        1999-2001
                               Satisfaction                    Vice President, North America
                                                               1996-99
                                                               Division Vice President, NASS, Eastern
                                                               Division
                                                               1993-96
                                                               Area General Manager -- Pitney Bowes
                                                               Mailing Systems
Anthony J. Rusciano            Vice President, Customer        1999-2001
                               Satisfaction                    Vice President, North America
                                                               1993-99
                                                               Division Vice President, NASS, Major
                                                               Accounts Division
Charles B. Scheurer            Vice President, Human           Vice President, Human Resources
                               Resources
Ernesto R. Unanue              Vice President and Managing     1984-97 Vice President of Sales,
                               Director, Latin America         Caribbean and South American Division
Robert J. Warren               Vice President and Treasurer    Vice President and Treasurer

     The members of Diebold's Audit Committee are L. Lindsey Halstead (Chair), Louis V. Bockius, III, Richard L. Crandall, Gale S. Fitzgerald and W.R. Timken, Jr.

     The members of Diebold's Compensation and Organization Committee are Phillip B. Lassiter (Chair), Donald R. Gant, John N. Lauer and William F. Massy.

     The members of Diebold's Executive Committee are John N. Lauer (Chair), Louis V. Bockius, III and W.R. Timken, Jr.

     Diebold's Board of Directors has a number of additional committees described in its Proxy Statement attached hereto as Appendix I and incorporated herein by reference.

     A description of the Compensation of Diebold's executive officers and directors and the number and percentage of Diebold Common Shares owned by its executive officers and directors can be found in the Proxy Statement attached hereto as Appendix I and incorporated herein by reference.

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of Diebold are KPMG, LLP located in Cleveland, Ohio.

     The Registrar and Transfer Agent of Diebold is The Bank of New York located in New York, New York.

MATERIAL CONTRACTS

     See the Exhibit Index to Diebold's Form 10-K for the fiscal year ended December 31, 2000 for a list of Diebold's material contracts.

                DIEBOLD SELECTED HISTORICAL FINANCIAL STATEMENTS

     See the Diebold Consolidated Financial Statements set forth in Diebold's Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial information set forth in Diebold's Forms 10Q for the quarters ending March 31, 2001 and June 30, 2001 attached to this circular as Appendices H, I and J, respectively.

ANNUAL INFORMATION

     See Diebold's Consolidated Financial Information in the Diebold Form 10-K for the fiscal year ended December 31, 2000 attached as Appendix H to this circular. See also "Selected Diebold Historical Consolidated Financial Information" in the Summary.

QUARTERLY INFORMATION

     See Diebold's unaudited consolidated financial information in Diebold's Forms 10Q for the quarters ended March 31, 2001 and June 30, 2001 attached to this circular as Appendices I and J, respectively. See also "Selected Diebold Historical Consolidated Financial Information" in the Summary.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     See Management's Discussion and Analysis of Financial Condition and Results of Operations in the Diebold Form 10-K for the fiscal year ended December 31, 2000 and Forms 10Q for quarters ended March 31, 2001 and June 30, 2001, attached to this Circular as Appendices H, I and J, respectively.

                         DIEBOLD AFTER THE ARRANGEMENT

GENERAL

     The Arrangement is not a material transaction for Diebold and following the Arrangement, Diebold will continue to be a corporation with its headquarters located in North Canton, Ohio and Global will be a wholly-owned subsidiary of Diebold.

DIRECTORS AND OFFICERS

     At the Effective Time, Global will become a subsidiary of Diebold. The directors and officers of Diebold and SubCo will remain unchanged as a result of the Arrangement. Following the Arrangement, Diebold will have the right to appoint the directors and officers of Global and its current subsidiaries.

SHARE CAPITAL MATTERS

     Apart from the issuance of Diebold Common Shares under the Arrangement, the share capital of Diebold will not be changed as a result of the Arrangement.

                         COMPARATIVE MARKET PRICE DATA

     Global Common Shares are listed on the TSE under the stock symbol "GSM" and the AMEX under the stock symbol "GLE". Diebold Common Shares are listed on the NYSE under the stock symbol "DBD".

     On June 20, 2001, the last full trading day before the public announcement by Global of its acquisition by Diebold pursuant to the Letter of Intent, the closing price of the Global Common Shares on the TSE was Cdn.$2.40 and the AMEX was U.S.$1.55 per Global Common Share. On June 21, 2001, the last trading day before the public announcement by Diebold of the acquisition of Global, the closing price of the Diebold Common Shares was U.S.$31.670 per Diebold Common Share. On September 21, 2001, the closing price of the Global Common Shares on the TSE was Cdn.$1.45 and on the AMEX was U.S.$0.95 per Global Common Share, and the closing price of the Diebold Common Shares on the NYSE was U.S.$33.01 per Diebold Common Share.

     Since the market price of Global Common Shares and the U.S.$ to Cdn.$ exchange rate are subject to fluctuation due to numerous market forces, the market value of the Diebold Common Shares that holders of Global Common Shares may receive pursuant to the Arrangement may increase or decrease prior to the Effective Time. Global Shareholders are urged to obtain current market quotations for Global Common Shares and Diebold Common Shares, as well as current exchange rates for Canadian dollars a U.S. dollars. Historical market prices and dividends are not indicative of future market prices and dividends. The Exchange Ratio shall be no less than 0.02421 Diebold Common Shares or greater than 0.03027 Diebold Common Shares.

GLOBAL COMMON SHARES

     The following table shows the high and low sales price and trading volume of the Global Common Shares as reported on the TSE and the AMEX for the periods indicated.

                                         TSE (CDN.$)                  AMEX (U.S.$)
                                   -----------------------       -----------------------
PERIOD                             HIGH   LOW     VOLUME         HIGH   LOW     VOLUME
------                             ----   ----   ---------       ----   ----   ---------
2001
Third Quarter (to Sept. 21,
  2001)..........................  1.95   1.00     630,387       1.32    .65     909,200
Second Quarter...................  1.90   1.90   1,445,757       1.30   1.20   1,255,600
First Quarter....................  3.15   2.95   2,792,221       2.04   1.95     795,200
2000(1)
Fourth Quarter...................  2.22   2.20   4,047,391        N/A    N/A      N/A
Third Quarter....................  1.87   1.75   1,459,230        N/A    N/A      N/A
Second Quarter...................  1.05   1.03   1,221,558        N/A    N/A      N/A
First Quarter....................  1.94   1.80   1,982,599        N/A    N/A      N/A
1999(1)
Fourth Quarter...................  2.10   1.90   2,257,397        N/A    N/A      N/A
Third Quarter....................  1.89   1.80     986,473        N/A    N/A      N/A
Second Quarter...................  2.69   2.52   1,899,542        N/A    N/A      N/A
First Quarter....................  2.26   2.10   2,987,853        N/A    N/A      N/A

---------------

(1) The Global Common Shares did not trade on the AMEX until the first quarter of 2001.

DIEBOLD COMMON SHARES

     The following table shows the high and low sales price of the Diebold Common Shares as reported on the NYSE for the periods indicated.

                                                                     NYSE
                                                                    (U.S.$)
                                                              -------------------
PERIOD                                                          HIGH       LOW
------                                                        --------   --------
2001
Third Quarter (to Sept. 20, 2001)...........................    40.500     29.000
Second Quarter..............................................    33.200     25.960
First Quarter...............................................    36.375     25.750
2000
Fourth Quarter..............................................    34.750     22.938
Third Quarter...............................................    31.188     24.000
Second Quarter..............................................    32.875     25.375
First Quarter...............................................    28.500     21.563
1999
Fourth Quarter..............................................    27.563     19.688
Third Quarter...............................................    30.375     22.688
Second Quarter..............................................    30.688     20.750
First Quarter...............................................    39.875     22.063

                               REGULATORY MATTERS

     Neither Diebold nor Global is aware of any material licenses or regulatory permits that it holds which might be adversely affected by the Transactions or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, except as described below. Similar regulatory requirements may apply in certain other countries in which both Diebold and Global currently carry on business. Work is in progress to satisfy all such regulatory requirements and to complete all filings in respect of such requirements.

INVESTMENT CANADA ACT

     The Investment Canada Act is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. The Transactions constitute the direct acquisition of control of a Canadian business by a non-Canadian for purposes of the Investment Canada Act. A proposed acquisition by a non-Canadian prospective acquirer is subject to prior review and approval by the Minister responsible for Industry Canada (the "Minister") if the value of the assets of the acquired business is equal to or greater than Cdn.$209 million. The value of the assets of Global does not exceed Cdn.$209 million, and consequently, the Arrangement is not reviewable under the Investment Canada Act. However, because the transactions do not fall within any of the statutory exemptions available, Diebold will be required under the Investment Canada Act to file a notification within thirty days of the closing of the Transactions.

SECURITIES LAWS

     The issuance of Diebold Common Shares under the Arrangement, and the resale thereof, are generally subject to prospectus and registration requirements under Canadian Securities Laws. Application has been made for rulings and orders of Securities Authorities in Canada where applicable, granting exemptions from these requirements. See "The Arrangement -- Resale of Diebold Common Shares Received in the Arrangement -- Canada."

               INCOME TAX CONSIDERATIONS FOR GLOBAL SHAREHOLDERS

     THE FOLLOWING SUMMARIES ARE OF A GENERAL NATURE ONLY AND ARE NOT INTENDED TO BE, NOR SHOULD THEY BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR GLOBAL SHAREHOLDER. CONSEQUENTLY, GLOBAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSIDERATIONS IN RESPECT OF THE ARRANGEMENT HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Gowling Lafleur Henderson LLP, Canadian counsel for Global, the following is a summary of the principal Canadian federal income tax considerations in respect of the Arrangement generally applicable to a Global Shareholder who, for purposes of the Canadian Tax Act, and at all relevant times, holds Global Common Shares and will hold any Diebold Common Shares as capital property and who deals at arm's length with and is not affiliated with Global and Diebold. Global Common Shares and Diebold Common Shares will generally constitute capital property to a holder thereof unless the holder holds such shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. A Global Shareholder that is a Canadian Resident and whose Global Common Shares might not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with Subsection 39(4) of the Canadian Tax Act to have the Global Common Shares and every "CANADIAN SECURITY" (as defined in the Canadian Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. This summary does not apply to certain financial institutions (as defined in the Canadian Tax Act) that are subject to the "mark-to-market" rules contained in the Canadian Tax Act. This summary also does not apply to a holder of Global Common Shares with respect to whom Diebold is or will be a foreign affiliate within the meaning of the Canadian Tax Act. Such holders should consult their own tax advisors.

     This summary is based upon the current provisions of the Canadian Tax Act and the regulations issued thereunder, and counsel's understanding of the current administrative and assessing practices and policies published by the CCRA. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account any changes in law or administrative and assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations described herein.

     For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Diebold Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate generally at the time such amounts arise.

  GLOBAL SHAREHOLDERS THAT ARE CANADIAN RESIDENTS

     The following portion of the summary is generally applicable to Global Shareholders who at all relevant times are Canadian Residents.

  Arrangement

     The Arrangement will not result in a tax-free "rollover" to Global Shareholders. Accordingly, a Global Shareholder will be regarded as having disposed of his or her Global Common Shares for proceeds of disposition equal to the aggregate fair market value of the Diebold Common Shares and cash received for such Global Shareholder's Global Common Shares pursuant to the Arrangement. A Global Shareholder will generally realize a capital gain (or capital loss) equal to the amount by which the amount of such proceeds of disposition exceeds (or is less than) the total of the holder's adjusted cost base of the Global Common Shares and any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under "Taxation of Capital Gains and Capital Losses".

  Diebold Common Shares

     DISPOSITION OF DIEBOLD COMMON SHARES

     The cost of Diebold Common Shares received on the Arrangement will be equal to the fair market value of such Diebold Common Shares at the time of the Arrangement. For the purpose of determining the adjusted cost base of each Diebold Common Share to a holder, the cost of each such share will generally be determined by averaging the cost to the holder of such Diebold Common Shares with the adjusted cost base to the holder of all other Diebold Common Shares owned by the holder immediately prior to the Arrangement.

     Upon the disposition or deemed disposition of Diebold Common Shares, the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Diebold Common Shares are greater (or less) than the total of the holder's adjusted cost base of the Diebold Common Shares and any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under "Taxation of Capital Gains and Capital Losses".

     DIVIDENDS ON DIEBOLD COMMON SHARES

     Dividends, if any, received on Diebold Common Shares will be required to be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a holder of Diebold Common Shares who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder of Diebold Common Shares that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder of Diebold Common Shares that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

  Taxation of Capital Gains and Capital Losses

     Generally, one-half of any capital gain realized by a holder (a "taxable capital gain") will be required to be included in income in the taxation year in which it is realized, and one-half of any capital loss realized by a holder (an "allowable capital loss") will be deductible, subject to certain limitations, from taxable capital gains in the year of disposition. Allowable capital losses in excess of taxable capital gains in a particular year may be deducted against taxable capital gains in any of the three preceding years or any subsequent year, to the extent and under the circumstances described in the Canadian Tax Act.

     Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional refundable tax of 6 2/3% on such taxable gains. Capital gains realized by an individual may give rise to alternative minimum tax under the Canadian Tax Act.

     If the holder is a corporation, any capital loss realized by the holder on a disposition of shares may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received on such shares. Analogous rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns a Global Common Share or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or beneficiary of a trust that owns any such share. The recognition of all or a portion of a capital loss realized on the Arrangement by a Global Shareholder that is a corporation, trust or partnership may be deferred until such holder disposes of the Diebold Common Shares received on the Arrangement.

  Foreign Property Information Reporting

     In general, a "specified Canadian entity", as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of "specified foreign property", as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds Cdn.$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a Canadian Resident will be a specified Canadian entity. Diebold Common Shares will be specified foreign property to a holder. Accordingly, holders should consult their own advisors regarding compliance with these rules.

  Proposed Amendments Relating to Foreign Investment Entities

     On June 22, 2000, the Minister of Finance released draft income tax legislation relating to the taxation of certain interests held by Canadian Residents in certain non-resident entities. On September 7, 2000 the Department of Finance issued a press release advising of amendments to the June 22 proposals, extending the consultation period and delaying implementation to taxation years commencing after 2001. On August 2, 2001, the Minister of Finance released revised draft legislation relating to this issue. The discussion that follows is based upon the draft legislation in its current form.

     The proposed rules will not apply to most taxpayers exempt from tax under
Part I of the Canadian Tax Act (including registered retirement savings plans, registered retirement investment funds and deferred profit-sharing plans).

     In general, the proposed rules would apply to Persons owning shares (or property convertible into or exchangeable for shares, or rights to acquire shares) of a "foreign investment entity" ("FIE") subject to certain exemptions.

     An FIE includes a non-resident corporation if the total carrying value of its "investment property" is greater than fifty (50%) percent of the total carrying value of all of its property in a particular taxation year.

     "Investment property" includes shares and debt of certain other (unrelated) corporations, but does not include property that is used or held principally in the course of carrying on a business, other than an "investment business", carried on by the FIE or a related entity.

     "Investment business" of an FIE includes a business carried on by the FIE the principal purpose of which is to derive income from property (including interest, dividends, rents, royalties or any other similar return on investment), but excluding (amongst other activities) the leasing or licensing of property manufactured, produced, developed or purchased by the FIE or a related entity.

     The exemptions include:

     - Shares of an FIE listed on a prescribed stock exchange (which currently includes the TSE, the NYSE and the AMEX) which are widely held and actively traded;

     - A right or rights to acquire shares of an FIE under an employee stock option or similar agreement;

     - Shares of an FIE resident in a country with which Canada has entered into a tax treaty if:

      - The shares are widely held and actively traded; or

      - If the Person who owns the shares is resident in Canada and is liable for income tax in the treaty country because the taxpayer is a citizen of the treaty country.

     The proposed rules would require an annual determination of whether Diebold is an FIE (based primarily on the nature of its assets and activities) and, if so, whether the requirements for the exemption are applicable.

     Generally speaking, where a Person holds a share of a non-resident corporation the shares of which are widely held and actively traded on a prescribed stock exchange, the principal business of which is not an "investment business" and which is resident in a country with which Canada has entered into a tax treaty, that Person will not be subject to the proposed FIE rules.

  Dissenting Shareholders

     Under the current administrative practice of the CCRA, a Dissenting Shareholder who receives a cash payment in respect of the holder's Global Common Shares in respect of which the holder dissents as described under "Dissenting Shareholders' Rights" will be considered to have disposed of the Global Common Shares for proceeds of disposition equal to the amount of the cash payment, exclusive of the portion thereof that is interest awarded by a court. A Global Shareholder will realize a capital gain (or capital loss) on such disposition computed in the same manner as described above under "Arrangement". The general tax treatment of capital gains and capital losses is discussed above under "Taxation of Capital Gains and Capital Losses". A Dissenting Shareholder who receives interest on the fair value of the holder's Global Common Shares will be required to include the interest in computing the holder's income in accordance with the applicable rules of the Canadian Tax Act.

  GLOBAL SHAREHOLDERS THAT ARE NOT CANADIAN RESIDENTS

     The following portion of the summary is generally applicable to a holder of Global Common Shares who, at all relevant times, is not and has not been a Canadian Resident and to whom the Global Common Shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) (a "Non-Resident Global Shareholder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

     Generally, Global Common Shares will not be taxable Canadian property of a Global Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE, the NYSE and the AMEX), the Global Shareholder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the Global Shareholder, alone or together with persons with whom such holder does not deal at arm's length, has not owned (or had an interest in or option in respect of) 25% or more of the issued shares of any class or series in the capital of Global at any time during the 60 month period immediately preceding the particular time.

  Arrangement

     Under the Canadian Tax Act, a Non-Resident Global Shareholder will not be subject to tax on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Global Common Shares pursuant to the Arrangement or the disposition or deemed disposition of Diebold Common Shares received in the Arrangement .

  Dissenting Shareholders

     As stated above under "Global Shareholders that are Canadian
Residents -- Dissenting Shareholders", under the current administrative practice of the CCRA, a Dissenting Shareholder who receives a cash payment in respect of the holder's Global Common Shares in respect of which the holder dissents as described under "Dissenting Shareholders' Rights" will be considered to have disposed of the Global Common Shares for proceeds of disposition equal to the amount of the cash payment, exclusive of the portion thereof that is interest awarded by a court. Under the Canadian Tax Act, a Non-Resident Global Shareholder will not be subject to tax on any capital gain, or entitled to deduct any capital loss, realized on such disposition of Global Common Shares. A Dissenting Shareholder who receives interest on the fair value of the holder's Global Common Shares will be subject to withholding tax thereon at the rate of 25%, subject to reduction by an applicable income tax convention.

  Eligibility for Investment

     Provided the Diebold Common Shares are listed on a prescribed stock exchange (which currently includes the NYSE), the Diebold Common Shares will be qualified investments under the Canadian Tax Act for trusts governed by "registered retirement savings plans", "registered retirement income funds", "deferred profit sharing plans", ("deferred income plans"), and "registered education savings plans".

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     The Diebold Common Shares will be foreign property under the Canadian Tax
Act. Deferred income plans and certain other persons who are exempt from tax will be subject to a monthly penalty tax under Part XI of the Canadian Tax Act if, at the end of any month, the cost amount (as defined in the Canadian Tax
Act) of foreign property then held by such holder exceeds, generally, 30% of the cost amount to it of all property then held. For these purposes, the cost of Diebold Common Shares received on the Arrangement will be equal to the fair market value of such shares at the time of the Arrangement. For the purpose of determining the cost amount of each Diebold Common Share to a holder, the cost of each such Diebold Common Share will generally be determined by averaging the cost to the holder of such shares with the cost amount to the holder of all other Diebold Common Shares owned by the holder immediately prior to the Arrangement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

     The following discussion summarizes certain United States federal income tax considerations relevant to the Arrangement that are generally applicable to U.S. Holders. This discussion is based on currently existing provisions of the Code, existing and published proposed IRS regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the United States federal income tax consequences described in this Circular. Special tax considerations not described below may be applicable to particular classes of United States taxpayers, including individuals who have expatriated from the U.S., dealers in securities or currencies, traders in securities that mark to market, financial institutions, tax-exempt organizations, insurance companies, Global Shareholders whose functional currency is not the U.S. dollar, persons holding Global Common Shares as part of a hedging, "straddle," conversion or other integrated transaction and holders who acquired their Global Common Shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan. The discussion assumes that the Global Common Shares are held by U.S. Holders as capital assets within the meaning of
Section 1221 of the Code. In addition, no information is provided herein with respect to the tax considerations of the Arrangement under applicable foreign, state or local laws.

     The receipt by U.S. Holders of Diebold Common Shares and cash (including cash received in lieu of a fractional share) in connection with the Arrangement, or the receipt of cash or other property pursuant to the exercise of Dissent Rights, will be a taxable transaction for United States federal income tax purposes. Each U.S. Holder's gain or loss will be equal to the difference between the value of the Transaction Consideration received pursuant to the Arrangement and the U.S. Holder's tax basis in his Global Common Shares. This gain or loss will be a capital gain or loss (other than, with respect to the exercise of a Dissent Right, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). For this purpose, a U.S. Holder of Global Common Shares must calculate gain or loss separately for each identifiable block of Global Common Shares exchanged by such holder pursuant to the Arrangement. The value of the Transaction Consideration received in connection with the Arrangement will be the value as of the Effective Date of the Diebold Common Shares and cash received (including cash received in lieu of a fractional share) by U.S. Holders. In the case of individuals, trusts and estates, this capital gain will be subject to a maximum United States federal income tax rate of 20% for Global Common Shares held for more than one year prior to the Effective Date. For shares held less than one year prior to the Effective Date, the gain or loss will be a short-term capital gain or loss. As a general rule, short-term capital gains are taxed at ordinary income rates. There are limits on the deductibility of capital losses. A U.S. Holder's tax basis in any Diebold Common Shares received in the Arrangement will equal the value of such shares at the Effective Date, and a U.S. Holder's holding period for such shares will begin on the day following the Effective Date.

     A U.S. Holder may be subject to backup withholding with respect to the cash consideration received unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rule. The Economic Growth and Tax Relief Reconciliation Act of 2001 (Public Law 107-16)

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

reduced the rate for backup withholding. The backup withholding rate is 30.5% effective for amounts paid after August 6, 2001 and 30% effective for amounts paid after December 31, 2001. To prevent the possibility of backup federal income tax withholding on cash payments made to certain holders, each holder must provide the disbursing agent with his correct TIN by completing a Substitute Form W-9 which will be included in the Letter of Transmittal to be mailed to all Global Shareholders following the final approval of the Arrangement. Instructions for completing the Substitute Form W-9 will accompany the Letter of Transmittal. A holder of Global Common Shares who does not provide the Depositary with his or her correct TIN may be subject to penalties imposed by the IRS, as well as backup withholding. Any amount withheld under these rules may be allowed as a refund or credited against the U.S. Holder's United States federal income tax liability. The Depositary will report to the U.S. Holders and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, that is withheld.

     The foregoing tax discussion is included for general information only and is based upon currently existing tax Law. Each U.S. Holder should consult his or her own tax advisor as to the specific tax consequences of the Arrangement to that U.S. Holder, including the application and effect of United States federal, state, local and other tax Laws and the possible effect of changes in such tax Laws.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a summary of certain United States federal income tax considerations generally applicable to Global Shareholders who are Non-U.S. Holders and who receive Diebold Common Shares and cash in connection with the Arrangement. This summary does not apply to Global Shareholders who are U.S. Holders.

     This summary does not address all aspects of United States federal income taxation that may be applicable to Non-U.S. Holders in light of their particular circumstances. This discussion is limited to Non-U.S. Holders who hold their Global Common Shares and who will hold their Diebold Common Shares as capital assets within the meaning of Section 1221 of the Code and does not consider the tax treatment of Non-U.S. Holders who hold Global Common Shares through a partnership or other pass-through entity. This discussion is based on current law, which is subject to change, possibly with retroactive effect.

  EXCHANGE OF GLOBAL COMMON SHARES

     Non-U.S. Holders will not be subject to United States federal income tax as a result of an exchange of Global Common Shares for Diebold Common Shares, cash or a combination thereof pursuant to the Arrangement or pursuant to the exercise of Dissent Rights, unless such gain is "effectively connected" with a United States trade or business of the Non-U.S. Holder (or, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) or, in the case of gain recognized by a Non-U.S. Holder who is an individual, such individual is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition and certain other conditions are satisfied. In certain circumstances, such holders could be subject to backup withholding, which is discussed below under "Backup Withholding and Information Reporting".

  DIVIDENDS ON DIEBOLD COMMON SHARES

     Dividends, if any, paid to a Non-U.S. Holder with respect to Diebold Common Shares will generally be subject to withholding of United States federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) "effectively connected" with the conduct of a trade or business by the Non-U.S. Holder within the United States, or (b) if an income tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, in which case the dividend will be taxed at ordinary United States federal income tax rates. For instance, under the currently applicable Canada -- U.S. Income Tax Treaty, as amended by Protocols, a maximum rate of 15% generally applies to dividends from United States sources distributed to residents of Canada who are entitled to treaty benefits. A Non-U.S. Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the United States withholding tax described

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

above. If the Non-U.S. Holder is a corporation, any "effectively connected" income may also be subject to an additional "branch profits tax".

  SALE OR EXCHANGE OF DIEBOLD COMMON SHARES

     A Non-U.S. Holder will generally not be subject to United States federal income or withholding tax in respect of any gain recognized on the sale or other disposition of Diebold Common Shares unless (a) the gain is "effectively connected" with the conduct of a trade or business by the Non-U.S. Holder within the United States, or if an applicable tax treaty provides, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; (b) in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for a period or periods aggregating 183 or more days during the taxable year of the sale or other disposition and certain other conditions are satisfied; or (c) Diebold is within the meaning of Section 897(c)(2) of the Code or has been a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes during the five-year period preceding such sale or other disposition (or if shorter, the period that the Non-U.S. Holder held such shares) (the "USRPHC Period"), as discussed below. Diebold has advised Global that it is not a USRPHC for United States federal income tax purposes as of the date of the Circular. If Diebold were determined to be a USRPHC at any time during the USRPHC Period, then gain on the sale or other disposition of the Diebold Common Shares by a Non-U.S. Holder generally would not be subject to United States federal income tax provided: (a) the Diebold Common Shares are "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code, and (b) the Non-U.S. Holder did not actually or constructively own more than 5% of the Diebold Common Shares during the USRPHC Period. Otherwise, a Non-U.S. Holder who (actually or constructively) owned more than 5% of the Diebold Common Shares at any time during such period would generally be subject to United States federal income tax on any gain recognized on the sale or other disposition of the Diebold Common Shares as if such gain were "effectively connected" with the conduct of a United States trade or business. A Non-U.S. Holder who owns more than 5% of the Diebold Common Shares during the USRPHC Period should consult his or her tax advisor concerning the United States federal income tax consequences to it if Diebold were determined to be a USRPHC.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax Laws, backup withholding and information reporting requirements apply to certain payments of dividends made to, and to proceeds of sale received by, certain Non-U.S. Holders holding Diebold Common Shares. The Economic Growth and Tax Relief Reconciliation Act of 2001 (Public Law 107-16) reduced the rate for backup withholding. The backup withholding rate is 30.5% effective for amounts paid after August 6, 2001 and 30% effective for amounts paid after December 31, 2001.

     In the case of a Non-U.S. Holder, backup withholding and information reporting will generally not apply to dividends paid by Diebold or its paying agent (absent actual knowledge that the holder is actually a U.S. Holder), or with respect to payments on the sale, exchange or other disposition of Diebold Common Shares (absent actual knowledge by the broker that the holder is actually a U.S. Holder), if the holder has provided the properly required certification under penalties of perjury that it is not a U.S. Holder or has otherwise established an exemption. Recently promulgated regulations under the Code provide certain presumptions under which a foreign holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, such regulations change the procedural requirements related to establishing a holder's non-U.S. status.

     Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available, and the impact, if any, of the recently promulgated regulations. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules may be allowed as a credit against that holder's United States federal income tax liability and may entitle that holder to a refund, provided that required information is furnished to the IRS.

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                             DIEBOLD'S RISK FACTORS

     Global Shareholders should carefully consider the risks described below and the other information in this report. If any of the following risks actually materialize, Diebold's business, financial condition or results of operations could suffer and you could lose all or part of your investment in Diebold Common Shares. The risks described below are not the only ones Diebold faces.

  A SUBSTANTIAL AMOUNT OF DIEBOLD'S REVENUES COMES FROM SALES AND SERVICING OF SELF-SERVICE SYSTEMS.

     Diebold receives a substantial amount of its revenues from sales and servicing of self-service systems. Diebold expects its future success to depend in large part on the sale and servicing of self-service systems. Because of this concentration, Diebold's business could be materially adversely affected by a decline in demand for these products or an increase in competition. Diebold's future performance will depend in part on the successful development, introduction and customer acceptance of new self-servicing systems products and other products. There can be no assurance that Diebold will be successful in designing, manufacturing, marketing and selling any new products in the future.

  DIEBOLD'S OPERATING RESULTS MAY FLUCTUATE FOR A VARIETY OF REASONS, MANY OF WHICH ARE BEYOND ITS CONTROL.

     Diebold may be unable to sustain its recent growth in revenues and profits in the future. Its business strategies may fail and its quarterly and annual operating results may vary significantly from period to period depending on:

     - the volume and timing of orders received during the period,

     - the timing of Diebold's and its competitors' response to new and emerging technologies as well as changes in customers' requirements,

     - the impact of price competition on its selling prices,

     - the availability and pricing of components for its products,

     - seasonal fluctuations in operations and sales,

     - changes in product or distribution channel mix,

     - changes in operating expenses,

     - changes in its strategy, and

     - general economic factors.

In addition, stock markets generally, including the New York Stock Exchange, experience significant price and volume volatility from time to time which may adversely affect the market price of the Diebold Common Shares for reasons unrelated to Diebold's performance.

  DIEBOLD'S FAILURE TO ADAPT TO CHANGES IN TECHNOLOGY OR TO DEVELOP AND INTRODUCE NEW PRODUCTS OR ENHANCEMENTS TO EXISTING PRODUCTS COULD SERIOUSLY REDUCE THE DEMAND FOR DIEBOLD'S PRODUCTS AND HAVE AN IMMEDIATE AND MATERIAL ADVERSE EFFECT ON DIEBOLD'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Self service systems are characterized by changing technology and frequent new product introductions and product enhancements. As a result, Diebold's success is highly dependent upon Diebold's ability to design and introduce new products and services with enhanced features in a cost-effective and timely manner to meet evolving customer requirements. Diebold has committed substantial resources to the development of new products and services. Since new product and services development commitments must be made well in advance of sales, however, new product decisions must anticipate both future demand and the technology that will be responsive to such demand. Delays in developing new products with anticipated technological advances or in commencing releases of new products may have an adverse effect on Diebold's financial condition and results of operations. There can be no assurance that new products will gain market acceptance or will not be adversely affected by technological changes or new product announcements by Diebold's competitors. In addition, if Diebold is not able to keep up with changing technologies, Diebold's existing products could become obsolete.

  CURRENCY FLUCTUATIONS MAY SIGNIFICANTLY AFFECT DIEBOLD'S RESULTS OF OPERATIONS AS IT GENERATES REVENUE AND INCURS EXPENSES IN CURRENCIES OTHER THAN THE DOLLAR.

     Diebold's results of operations can be significantly affected by changes in exchange rates. Exchange rate fluctuations can impact the amount of revenue recorded in Diebold's statement of income upon translation of other currencies into dollars and the amount of expenses recorded in its statement of income. The majority of the exchange losses in fiscal year 2000 were related to Diebold's operations in Latin America. There can be no assurance that Diebold will not incur significant exchange losses in the future as it continues to expand its sales and operations internationally.

  DIEBOLD'S FAILURE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY COULD HARM ITS COMPETITIVE MARKET POSITION AND HAVE A MATERIAL ADVERSE EFFECT ON ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Diebold's success is dependent upon proprietary technology. Diebold relies on a combination of copyright, patent, trademark, trade secret law and contractual restrictions to protect the proprietary aspects of its technology. These legal protections afford only limited protection. In addition, effective copyright, patent, trademark and trade secret protection may be unavailable or limited in certain countries where intellectual property rights are protected less than in the United States or Western Europe. Diebold's failure to adequately protect its technology may lead to the development of similar technology by third parties. Furthermore, Diebold enters into confidentiality and license agreements with its employees, distributors, customers and potential customers and limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by Diebold in this regard will be adequate to deter misappropriation or independent third party development of its technology.

     Litigation may be necessary to enforce its intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs to Diebold and diversion of its resources and could seriously harm its operating results. Diebold may not prevail in any such litigation and its intellectual property rights may be found invalid or unenforceable.

  CLAIMS THAT DIEBOLD'S PRODUCTS INFRINGE THE PROPRIETARY RIGHTS OF OTHERS COULD HARM ITS SALES, INCREASE ITS COSTS AND, AS A RESULT, HAVE A MATERIAL ADVERSE EFFECT ON ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Other companies or individuals, including Diebold's competitors, may have or obtain copyrights, patents, trademarks or other proprietary rights that could prevent, limit or interfere with its ability to make, use or sell its products. Furthermore, companies utilizing technology are increasingly bringing suits against others alleging infringement of their proprietary rights by others, particularly patent rights. As a result, Diebold may be held by a court to have infringed on the proprietary rights of others. It has received, and may in the future receive, communications alleging possible infringement by Diebold of patents and other intellectual property rights of others. Diebold could incur substantial costs to defend any litigation brought against it, regardless of its merits, and Diebold's failure to prevail in intellectual property litigation could force it to do one or more of the following:

     - cease making, licensing or using products or services that incorporate the challenged intellectual property;

     - obtain and pay for licenses from the holder of the infringed intellectual property right, which licenses might not be available on acceptable terms, if at all; or

     - redesign its products, which could be very costly and force it to interrupt product licensing and product releases, and might not be feasible at a reasonable cost or at all.

If any of the above situations were to occur, it could have a material adverse effect on Diebold's financial conditions and results of operations.

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

  SINCE DIEBOLD HAS MULTINATIONAL OPERATIONS, IT IS SUBJECT TO CERTAIN RISKS, INHERENT IN INTERNATIONAL OPERATIONS, THAT COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a global participant in the self service systems industry, Diebold's business is subject to certain risks inherent in international operations that are beyond its control. These risks include:

     - recessionary trends, including deflationary pressure;

     - tariffs, duties, export controls and other trade barriers;

     - unexpected changes in regulatory requirements and applicable laws;

     - the burdens of complying with a wide variety of foreign laws and regulations; and

     - political and economic instability.

Any of these factors could harm its operating results. There can be no assurance that Diebold will not experience material adverse effects with respect to its international operations and sales.

  CERTAIN PROVISIONS OF DIEBOLD'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, CODE OF REGULATIONS AND OHIO LAW COULD MAKE A TAKE-OVER MORE DIFFICULT OR COULD ADVERSELY AFFECT THE MARKET PRICE OF DIEBOLD COMMON SHARES

     Diebold's Amended and Restated Articles of Incorporation, as amended, Code of Regulations and Laws of Ohio contain provisions that might make it more difficult for someone to acquire control of Diebold in a transaction not approved by its board of directors. These provisions could also discourage proxy contests and make it more difficult for Diebold's shareholders to elect directors other than the candidates nominated by Diebold's board. Diebold's Amended and Restated Articles of Incorporation, as amended, authorizes its board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by its shareholders. Thus, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of Diebold Common Shares. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Diebold, because the terms of the preferred stock that might be issued could potentially prohibit its consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of its shareholders.

                            ARRANGEMENT RISK FACTORS

  CERTAIN PROVISIONS IN THE ARRANGEMENT AGREEMENT AS WELL AS CERTAIN ARRANGEMENTS ENTERED INTO BETWEEN THE TWO COMPANIES MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE GLOBAL.

     In the Arrangement Agreement, Global has agreed to pay the Termination Fee in the amount of $1,000,000 plus all out-of-pocket expenses incurred by Diebold, to Diebold under specified circumstances. For example, while the Arrangement Agreement is in effect, Global is prohibited from continuing or entering into, or soliciting, initiating or encouraging any inquiries or negotiations that may lead to an arrangement or other business combination, or an Alternative Proposal, with any person other than Diebold. In addition, Global has entered into a series of agreements with Diebold, such as the Bridge Loan Agreement, the Contract Manufacturing Agreement and the Option Agreement (as discussed elsewhere in this Circular), whereby Global has granted Diebold the right to acquire Global Common Shares on favorable terms under specified circumstances, regardless of whether the Arrangement is consummated. These provisions could discourage other companies from trying to acquire Global even though those other companies might be willing to offer greater value to Global Shareholders than Diebold has offered in the Arrangement Agreement. The payment of the Termination Fee could also have a material adverse effect on Global's financial condition.

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  THE BUSINESS OF THE COMBINED COMPANY AND THE TRADING PRICE OF DIEBOLD COMMON
  SHARES MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE WHICH AFFECT THE BUSINESS OF GLOBAL AND THE TRADING PRICE OF GLOBAL COMMON SHARES.

     As a result of the Arrangement, Global's business will be integrated into Diebold's business. The combined company's business will be more diversified than that of Global, and the combined company's results of operations, as well as the trading price of Diebold Common Shares, may be affected by factors different from those affecting Global's results of operations and the price of Global Common Shares. There can be no assurance that the value of Diebold Common Shares will not decline for reasons not anticipated by Global Shareholders.

  THE NUMBER OF DIEBOLD COMMON SHARES THAT GLOBAL SHAREHOLDERS WILL RECEIVE IN EXCHANGE FOR EACH GLOBAL COMMON SHARE AND THE VALUE OF THOSE SHARES WILL NOT BE FIXED UNTIL AFTER THE MEETING.

     In the Arrangement, Global Shareholders will receive cash and Diebold Common Shares with a value per Global Common Share of U.S.$1.135, subject to there being no more than 0.03027 and no fewer than 0.02421 Diebold Common Shares issued per Global Common Share. The number of shares of Diebold Common Stock to be issued in the Arrangement will depend on the average of the daily volume weighted average prices of Diebold's Common Stock on the New York Stock Exchange for the ten consecutive trading days ending with the trading day immediately preceding the Effective Time (the "Measurement Period"). Because we can not calculate the Measurement Period value until the end of the Measurement Period, we can not know at this time the exact number of Diebold Common Shares or the value of these shares that will be issued in respect of Global Common Shares, which may be greater or less than the market price of the Diebold Common Stock on the date of this document or the date of the Meeting and will affect the value of the consideration you receive in the Arrangement. If the value of Diebold Common Shares falls significantly due to volatile market conditions or otherwise, the maximum number of Diebold Common Shares issued per Global Common Share will not exceed 0.03027 shares, which could result in Global Shareholders receiving less than U.S.$1.135 per Global Common Share.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Reference is made to Appendix F, Comparison of Shareholders' Rights, attached to this Circular, for a comparison of the rights of Global Shareholders under the BCCA and the Global Governing Documents by which Global is governed and under the Ohio General Corporation Law and the Diebold Governing Documents by which Diebold is governed.

                        DISSENTING SHAREHOLDERS' RIGHTS

     There is no statutory right of dissent under the BCCA. However, as indicated in the Notice of Meeting, under the Plan of Arrangement and pursuant to the Interim Order, a Global Shareholder is entitled to dissent and be paid the fair market value of his/her Global Common Shares in accordance with the procedure set out in Section 207 of the BCCA, as modified by the Interim Order, if the shareholder objects to the Arrangement Resolution and the Arrangement becomes effective. A shareholder may dissent only with respect to all of the Global Common Shares held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. Accordingly, a shareholder is not entitled to dissent with respect to any Global Common Shares on the Arrangement if the shareholder causes to be voted any of such shares beneficially owned by him/her in favor of the Arrangement Resolution. Only registered shareholders may exercise dissent rights.

     Under the Interim Order and in accordance with section 207 of the BCCA, in order to dissent, a registered holder of Global Common Shares must send a written notice of dissent (a "Notice of Dissent") to the Arrangement Resolution to Gowling Lafleur Henderson, LLP, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1, Attn: Brett Kagetsu to be received before 5:00 p.m. (Vancouver time) on October 18, 2001. The execution or exercise of a proxy does not constitute such a notice of dissent. A vote against the Arrangement Resolution or an abstention does not constitute such a Notice of

Dissent, but a shareholder need not vote his/her Global Common Shares against the Arrangement Resolution in order to object. Within 10 days after the approval of the Arrangement Resolution by the Global Shareholders at the Meeting, Global will send to each shareholder who has filed a Notice of Dissent a notice of intention to act (the "Company Notice"). A Company Notice is not required to be sent to any shareholder who voted for the Arrangement Resolution or who has withdrawn the Notice of Dissent.

     On sending the Notice of Dissent, a Global member ceases to have any rights as a shareholder except the right to be paid the fair value of his/her shares in respect of which he/she has dissented. Shares with respect to which a shareholder has delivered a Notice of Dissent with respect to the Arrangement Resolution will be deemed to have been purchased by Global for cancellation pursuant to the Arrangement unless the dissenting shareholder withdraws the Notice of Dissent not later than 5:00 p.m. (Vancouver time) on the Business Day that is five calendar days preceding the Effective Date or the Arrangement does not proceed, in which case such shareholder's rights are reinstated as of the date the shareholder sent the Notice of Dissent.

     Within 14 days of the giving by Global of the Company Notice, each dissenting shareholder must deliver to the registered address of Global a notice requiring Global to purchase all of his/her Global Common Stock and a Stock Certificate representing the same.

     A dissenting shareholder who has complied with the preceding paragraphs, or Global, may apply to a court to require the dissenting shareholder to sell, and Global to purchase, the shares in respect of which the notice of dissent has been given, set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors, join in the application any other dissenting shareholder who has complied with the requirements in the preceding paragraphs, and make consequential orders and give directions it considers appropriate. The price that must be paid to a dissenting shareholder for his/her shares is their fair value as of the day before the date on which the Arrangement Resolution was passed, including any appreciation or depreciation in anticipation of the vote on the resolution and every dissenting shareholder who has complied with the requirements in the preceding paragraphs must be paid the same price.

     If the Arrangement is implemented, a dissenting shareholder who is ultimately not entitled to be paid fair value for his/her Global Common Shares for any reason, including the failure of the dissenting shareholder to comply with each of the steps required to dissent, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Global Common Shares.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO PROVIDE A COMPREHENSIVE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY A SHAREHOLDER OF GLOBAL WHO WISHES TO DISSENT AND SEEK PAYMENT OF FAIR VALUE FOR HIS/HER GLOBAL COMMON SHARES. AVAILABILITY OF DISSENT RIGHTS REQUIRES STRICT ADHERENCE TO THE PROCEDURES SET FORTH HEREIN AND FAILURE TO DO SO MAY RESULT IN THE LOSS OF ALL DISSENTER'S RIGHTS. ACCORDINGLY, EACH MEMBER WHO MIGHT DESIRE TO EXERCISE DISSENTER'S RIGHTS SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF THE PLAN OF ARRANGEMENT AND CONSULT HIS/HER LEGAL ADVISER.

                         WHERE YOU CAN FIND INFORMATION

     Diebold files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information by Diebold at the public reference rooms of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in such documents filed after the date hereof may modify or supersede statements contained in this Circular. SEC filings in the United States are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Global is subject to continuous disclosure requirements of Canadian Securities Laws and the TSE. The former type of information can be requested from Micromedia, 20 Victoria Street, Toronto, Ontario, M5C 2N3 while the latter type of material can be inspected at the offices of the TSE, 3rd Floor, 2 First Canadian

Place, 130 King Street West, 18th Floor, Toronto, Ontario, M5H 3S8. Generally, such information is also available at the Internet site maintained by CDS Inc. at www.sedar.com. Global also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Global at the public reference rooms of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. SEC filings in the United States are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

          PARTICULARS OF OTHER MATTERS TO BE ACTED UPON AT THE MEETING

APPROVAL OF ISSUANCE OF ADDITIONAL GLOBAL COMMON SHARES PURSUANT TO BRIDGE LOAN, BRIDGE LOAN WARRANTS AND CONTRACT MANUFACTURING AGREEMENT

     Under the rules of the TSE, the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSE 25% Rule"), unless there has been shareholder approval of such transactions.

     Within the six-month period prior to the execution date of the Bridge Loan Documents and the Contract Manufacturing Agreement, Global had issued share purchase warrants (the "Jones Gable/Rickards Warrants") to purchase up to 700,000 Global Common Shares. The maximum number of Global Common Shares issuable pursuant to the Bridge Loan Documents, the Contract Manufacturing Agreement and the Jones Gable/Rickards Warrants is in excess of 25% of the number of Global Common Shares outstanding prior to execution of the Bridge Loan Document and the Contract Manufacturing Agreement. The TSE has conditionally approved the issuance of up to 4,388,418 Global Common Shares for issuance to Diebold pursuant to (a) Diebold's exercise of its right to convert all or a portion of the Bridge Loan into Global Common Shares; and (b) Diebold's exercise of the Bridge Loan Warrants. The TSE has also conditionally approved the issuance of an additional 16,306,922 Global Common Shares to Diebold in connection with (i) (a) and (b) above and (ii) up to 4,500,000 Global Common Shares upon Diebold's exercise of an option to convert certain payables under Global Common Shares pursuant to the Contract Manufacturing Agreement upon the satisfaction of a number of conditions, including Global's obtaining of Global Shareholder approval to approve the issuance of the aforementioned additional Global Common Shares. As such, Global requests that Global Shareholders pass an ordinary resolution in the following terms:

     "RESOLVED, as an ordinary resolution, that the issuance to Diebold, Incorporated ("Diebold") of up to an additional 16,306,922 common shares of the Company ("Global Common Shares") (in excess of 4,388,418 Global Common Shares issuable to Diebold) pursuant to (a) Diebold's exercise of its right to convert all or a portion of its U.S.$5,000,000 convertible loan to Global into Global Common Shares; (b) Diebold's exercise of a share purchase warrant to purchase up to 250,000 Global Common Shares; and (c) Diebold's exercise of a contingent option to purchase up to a maximum of 4,500,000 Global Common Shares pursuant to a contract manufacturing agreement between Diebold and Global, as amended, all as more particularly described in the accompanying Management Information Circular, is hereby approved."

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

     No insider of Global, and no associate or affiliate of an insider has, or has had, any material interest, direct or indirect, in any transaction or in any proposed transaction, which in either case has materially affected or would materially affect Global since the commencement of the most recently completed fiscal year except as disclosed elsewhere in this Circular.

     On September 20, 2001, Diebold entered into Voting Agreements, dated as of September 11, 2001 with each of Deborah Dean and Clinton H. Rickards pursuant to which the shareholders agreed to vote their shares (i) in favor of the Plan of Arrangement, Arrangement Resolution (ii) in favor of the Share Issuance and
(iii) against any proposed action by Global, the shareholders of Global or any other person which could impede, prevent, interfere with or delay completion of the Arrangement, the Share Issuance or any of the transactions contemplated by the Arrangement Agreement.

     The Voting Agreements were entered into by these shareholders of Global as an inducement to Diebold's entering into the Arrangement Agreement. The Voting Agreements will terminate on the earliest to occur of (i) the Effective Time of the Arrangement, (ii) the termination of the Arrangement Agreement pursuant to the terms thereof, provided that no termination requiring the payment by Global of the Termination Fee will be effective until such fee has been paid to Diebold and (iii) upon the election of the shareholder party to such agreement following the execution of any amendment to the Arrangement Agreement that would result in a material reduction in the value of the Transaction Consideration.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Other than as disclosed in this Circular, no director or officer of Global, no person who has served as a director or officer of Global since the commencement of Global's most recently completed fiscal year and no associate or affiliate of any of the foregoing has, any material interest, direct or indirect, by way of beneficial ownership of Global Common Shares or otherwise, in any matter to be acted on at the Meeting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Transactions will be passed upon by Gowling Lafleur Henderson LLP, Vancouver, British Columbia, and Winstead Sechrest & Minick P.C., Dallas, Texas on behalf of Global.

                              CONSENT OF VALUATOR

To: The Directors of Global Election Systems Inc.

     We refer to the formal valuation dated September 21, 2001, which we prepared for Global Election Systems Inc. in connection with the plan of arrangement involving Global Election Systems Inc. and Diebold, Incorporated. We consent to the filing of the formal valuation with applicable securities regulatory authorities, to the inclusion of the formal valuation in this Information Circular and to the references to such formal valuation in this Information Circular.

                                          /s/ EVANS & EVANS INC.

Vancouver, British Columbia
September 26, 2001

                          PARTICULARS OF OTHER MATTERS

     Management of Global knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting accompanying this Circular. However, if any other matters, which are not known to Management, should properly come before the Meeting, it is the intention of the persons named in the form of Proxy accompanying this Circular to vote upon such matters in accordance with their best judgement.

              APPROVAL OF PROXY CIRCULAR BY THE BOARD OF DIRECTORS

     The contents of the Circular and its sending to Global Shareholders have been approved by the Board of Directors of Global.

                                          By Order of the Board of Directors

                                          /s/ Brian W. Courtney
                                          --------------------------------------
                                          BRIAN W. COURTNEY
                                          Chief Executive Officer

September 26, 2001
McKinney, Texas

                          GLOBAL ELECTION SYSTEMS INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                              30 JUNE 2001 AND 2000

                                   U.S. FUNDS















                         STALEY, OKADA, CHANDLER & SCOTT

                              Chartered Accountants

MANAGEMENT'S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and all information in the annual report are the responsibility of management. The consolidated financial statements have been prepared by management in accordance with the accounting policies outlined in the notes to the consolidated financial statements. Where necessary, management has made informed judgements and estimates in accounting for transactions which were not complete at the balance sheet date. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with Canadian generally accepted accounting principles. The financial information contained elsewhere in the annual report has been reviewed to ensure consistency with that in the consolidated financial statements.

Management maintains appropriate systems of internal control. Policies and procedures are designed to give reasonable assurances that transactions are appropriately authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

Staley, Okada, Chandler & Scott, an independent firm of chartered accountants, has been engaged, as approved by a vote of the shareholders at the company's most recent annual general meeting, to examine the consolidated financial statements in accordance with Canadian generally accepted auditing standards and provide an independent professional opinion.

The audit committee has met with the auditors and management in order to determine that management has fulfilled its responsibilities in the preparation of the consolidated financial statements. The audit committee has reported its findings to the Board of Directors who have approved the consolidated financial statements.




SIGNED:  "ROBERT J. UROSEVICH"                   SIGNED:  "S. MICHAEL RASMUSSEN"
President                                                Chief Financial Officer

AUDITORS' REPORT


TO THE SHAREHOLDERS OF GLOBAL ELECTION SYSTEMS INC.:

We have audited the consolidated balance sheet of Global Election Systems Inc. as at 30 June 2001 and 2000 and the consolidated statements of changes in shareholders' equity, income (loss) and cash flows for the years ended 30 June 2001, 2000 and 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at 30 June 2001 and 2000 and the results of its operations and its cash flows for the years ended 30 June 2001, 2000 and 1999 in accordance with Canadian generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.




Burnaby, B.C.                                  "STALEY, OKADA, CHANDLER & SCOTT"
4 September 2001, except Note 18a                STALEY, OKADA, CHANDLER & SCOTT
which is effective 10 September 2001                       CHARTERED ACCOUNTANTS



COMMENTS BY AUDITORS FOR U.S. READER
     ON CANADA - U.S. REPORTING CONFLICT


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when financial statements are affected by future events, the outcome of which is indeterminable. As discussed in Note 1a, the Company's continued existence as a going concern is dependent upon the Company's ability to re-establish profitable operations, re-establish positive cash flows, remedy the non-compliance with the covenants contained in its debt instruments and obtain the necessary consent for the security granted on additional borrowings, gain continued financial support from its bankers and obtain additional financing. Our report to the shareholders dated 4 September 2001, is expressed in accordance with Canadian reporting standards which do not require a reference to such going concern considerations in the auditors' report when the situation is adequately disclosed in the financial statements.




Burnaby, B.C.                                  "STALEY, OKADA, CHANDLER & SCOTT"
4 September 2001, except Note 18a                STALEY, OKADA, CHANDLER & SCOTT
which is effective 10 September 2001                       CHARTERED ACCOUNTANTS

GLOBAL ELECTION SYSTEMS INC.                                         Statement 1

CONSOLIDATED BALANCE SHEET
AS AT 30 JUNE
U.S. Funds


 ASSETS                                                                           2001              2000
                                                                              -------------    -------------
CURRENT
   Cash and short-term deposits                                               $   1,154,658    $   1,446,613
   Accounts receivable                                                            3,288,005        6,204,048
   Contracts receivable                                                           1,028,486        6,512,549
   Work-in-progress                                                                 418,113          822,211
   Deposits and prepaid expenses                                                    424,242          286,248
   Inventory (Note 4)                                                             5,608,828        5,352,216
   Current portion of agreements receivable                                          97,276          178,808
                                                                              -------------    -------------
                                                                                 12,019,608       20,802,693
AGREEMENTS RECEIVABLE (Note 5)                                                      344,364           15,876
DEFERRED COSTS                                                                           --          587,852
CAPITAL ASSETS (Note 6)                                                           2,591,952          540,293
OTHER ASSETS (Note 7)                                                             2,088,555          549,750
                                                                              -------------    -------------
                                                                              $  17,044,479    $  22,496,464
                                                                              -------------    -------------

LIABILITIES

CURRENT
   Accounts payable and accrued liabilities                                   $   5,172,159    $   3,953,980
   Customer deposits                                                              1,140,000               --
   Deferred revenue                                                                 550,102          348,692
   Current portion of loans payable                                               4,381,299        1,768,373
   Current portion of capital lease obligations                                     540,502               --
                                                                              -------------    -------------
                                                                                 11,784,062        6,071,045
FUTURE INCOME TAXES                                                                      --          145,000
LOANS PAYABLE (Note 8)                                                              666,666        3,600,000
CAPITAL LEASE OBLIGATIONS (Note 9)                                                  948,425               --
                                                                              -------------    -------------
                                                                                 13,399,153        9,816,045
                                                                              -------------    -------------
CONTINUED OPERATIONS (Note 1a)
COMMITMENTS AND CONTINGENCIES (Note 12 and 17)

SHAREHOLDERS' EQUITY

SHARE CAPITAL (Note 10)
   Authorized:
     100,000,000 common voting shares, without par value
     20,000,000 convertible voting preferred shares, without par value
   Issued and fully paid:
      20,695,340 (18,583,672) common shares                                      11,798,062       10,217,262
RETAINED EARNINGS (DEFICIT) - Statement 2                                        (8,152,736)       2,463,157
                                                                              -------------    -------------
                                                                                  3,645,326       12,680,419
                                                                              -------------    -------------
                                                                              $  17,044,479    $  22,496,464
                                                                              -------------    -------------

ON BEHALF OF THE BOARD:

Signed:  "Robert J. Urosevich", Director

Signed:  "Clinton H. Rickards", Director



                           - See Accompanying Notes -

GLOBAL ELECTION SYSTEMS INC.                                         Statement 2

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. Funds


                                                                                               Retained
                                                                     Common Shares             Earnings
                                                               Shares           Amount         (Deficit)           Total
                                                           --------------   --------------   --------------    --------------
Balance - 30 June 1998                                         18,482,441   $   10,125,867   $      639,693    $   10,765,560
  Issuance of shares on exercise of options ($0.81
    per share)                                                      1,232              998               --               998
  Net income for the year - Statement 3                                --               --          716,045           716,045
                                                           --------------   --------------   --------------    --------------
Balance - 30 June 1999                                         18,483,673       10,126,865        1,355,738        11,482,603
  Issuance of shares on exercise of options ($0.90
    per share)                                                    100,000           90,397               --            90,397
  Net income for the year - Statement 3                                --               --        1,107,419         1,107,419
                                                           --------------   --------------   --------------    --------------
Balance - 30 June 2000                                         18,583,673       10,217,262        2,463,157        12,680,419
  Issuance of shares on exercise of options ($0.87
    per share)                                                    345,000          298,818               --           298,818
  Issuance of shares on exercise of warrants ($1.21
    per share)                                                    166,667          201,048               --           201,048
  Issuance of shares on acquisition of subsidiary
    ($0.68 per share)                                           1,600,000        1,080,934               --         1,080,934
  Net loss for the year - Statement 3                                  --               --      (10,615,893)      (10,615,893)
                                                           --------------   --------------   --------------    --------------
Balance - 30 June 2001                                         20,695,340   $   11,798,062   $   (8,152,736)   $    3,645,326
                                                           --------------   --------------   --------------    --------------




                           - See Accompanying Notes -

GLOBAL ELECTION SYSTEMS INC.                                         Statement 3

CONSOLIDATED STATEMENT OF INCOME (LOSS)
FOR THE YEARS ENDED 30 JUNE
U.S. Funds


                                                                2001             2000             1999
                                                            -------------    -------------    -------------
REVENUE
   Sales and operating income (Note 13)                     $  12,116,114    $  20,195,209    $  18,198,041
   Other income                                                    47,772           41,618          112,106
                                                            -------------    -------------    -------------
                                                               12,163,886       20,236,828       18,310,147
                                                            -------------    -------------    -------------
COSTS AND EXPENSES
   Cost of sales and operating expenses                         7,887,181       10,336,767        8,997,955
   Selling, administrative and general expenses                10,721,398        6,510,887        6,129,777
   Research and development expenses                            2,140,366          696,042          857,057
   Amortization                                                 1,292,230          372,480          388,400
   Interest                                                       883,604          543,535          325,748
                                                            -------------    -------------    -------------
                                                               22,924,779       18,459,711       16,698,937
                                                            -------------    -------------    -------------

INCOME (LOSS) BEFORE THE UNDERNOTED                           (10,760,893)       1,777,117        1,611,210
    Revaluation of used equipment                                      --         (524,698)        (873,101)
                                                            -------------    -------------    -------------
INCOME (LOSS) BEFORE INCOME TAXES                             (10,760,893)       1,252,419          738,109
    Provision for income taxes (Note 11a)                              --               --          (22,064)
    Provision for future income taxes (Note 11b)                  145,000         (145,000)              --
                                                            -------------    -------------    -------------
NET INCOME (LOSS) FOR THE YEAR                              $ (10,615,893)   $   1,107,419    $     716,045
                                                            -------------    -------------    -------------


EARNINGS (LOSS) PER SHARE - U.S. FUNDS
   Basic                                                    $       (0.53)   $        0.06    $        0.04
   Fully diluted                                            $         N/A    $        0.06    $        0.04
                                                            -------------    -------------    -------------


WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING           19,944,255       18,550,521       18,483,264
                                                            -------------    -------------    -------------




                           - See Accompanying Notes -

GLOBAL ELECTION SYSTEMS INC.                                         Statement 4

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED 30 JUNE
U.S. Funds


                                                                       2001             2000             1999
                                                                  -------------    -------------    -------------
OPERATING ACTIVITIES
   Net income (loss) for the year                                 $ (10,615,893)   $   1,107,419    $     716,045
   Items not affecting cash
     Amortization                                                     1,292,230          372,480          388,400
     Amortization of deferred costs                                     587,852           71,983               --
     Allowance for doubtful accounts                                  1,507,410               --               --
     Revaluation of used equipment                                           --          524,698          873,101
     Provision for (recovery of) future income taxes                   (145,000)         145,000               --
                                                                  -------------    -------------    -------------
                                                                     (7,373,401)       2,221,580        1,977,546
    Changes in non-cash working capital
     Accounts receivable                                              1,816,207       (1,862,645)      (2,028,540)
     Contracts receivable                                             4,759,063        3,052,129       (1,586,071)
     Work-in-progress                                                   300,934         (105,167)        (717,044)
     Deposits and prepaid expenses                                     (137,994)           5,050          (44,209)
     Inventory                                                         (256,612)      (1,269,991)      (1,812,150)
     Accounts payable and accrued liabilities                         1,218,179        1,666,513       (2,419,735)
     Customer deposits                                                1,140,000               --               --
     Deferred revenue                                                   201,410         (679,026)         822,918
                                                                  -------------    -------------    -------------
                                                                      1,667,786        3,028,443       (5,807,285)
                                                                  -------------    -------------    -------------
INVESTING ACTIVITIES
   Deferred costs                                                            --         (659,835)              --
   Capital assets acquired                                           (2,736,694)        (310,192)         (82,018)
   Other assets                                                         (65,066)              --               --
   Agreements receivable                                                173,634          296,820          462,261
                                                                  -------------    -------------    -------------
                                                                     (2,628,126)        (673,207)         380,243
                                                                  -------------    -------------    -------------
FINANCING ACTIVITIES
   Loans payable                                                     (1,320,408)      (1,620,240)       5,707,639
   Capital lease obligations                                          1,488,927               --               --
   Common shares issued                                                 499,866           90,397              998
                                                                  -------------    -------------    -------------
                                                                        668,385       (1,529,843)       5,708,637
                                                                  -------------    -------------    -------------

NET INCREASE (DECREASE) IN CASH                                        (291,955)         825,393          281,595
   Cash position - Beginning of year                                  1,446,613          621,220          339,625
                                                                  -------------    -------------    -------------
CASH POSITION - END OF YEAR                                       $   1,154,658    $   1,446,613    $     621,220
                                                                  -------------    -------------    -------------


SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
    Issuance of shares for subsidiary                             $   1,080,934    $          --    $          --
    Issuance of note payable for subsidiary                       $   1,000,000    $          --    $          --
    Goodwill acquired for shares and note                         $  (2,080,934)   $          --    $          --
    Exchange of trade receivable for agreement receivable         $     650,000    $          --    $          --
                                                                  -------------    -------------    -------------



                           - See Accompanying Notes -

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


1.   SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared using generally accepted accounting principles of Canada as follows:

     a)   CONTINUED OPERATIONS

          These consolidated financial statements are prepared on the basis of accounting principles applicable to a "going concern", which assumes that the company will continue in operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

          Several adverse conditions and events cast substantial doubt upon the validity of this assumption. The company is in non-compliance with certain covenants of its loan agreements (Note 8), has failed to obtain the required consent of a debt holder for security granted on additional borrowings (Note 8), has several contingent liabilities which may require substantive attention, has received several threats of litigation regarding unpaid trade payables which are accrued in the accounts, has identified a significant cash flow deficiency in the coming year, has significant ongoing commitments (Note 12) and a deficit of $8,152,736 as a result of the current period loss.

          The ability to continue as a going concern is dependent on its ability to:

          i) Re-establish profitable operations, as the industry recovers from the effects of the November 2000 general election.

          ii) Remedy the non-compliance with its debt covenants and obtain the necessary consent for the security granted on additional borrowings.

          iii) Receive continued financial support from its bankers including continued working capital loan arrangements with the existing banker or an alternate source beyond the current 31 October 2001 expiry date.

          iv) Successfully defend against the pending or threatened legal disputes (Note 17).

          v) Locate a strategic partner (Note 18a) and obtain additional financing (Note 18b).

          These consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate because management believes that the actions already taken or planned, as described herein, will mitigate the adverse conditions and events which raise doubts about the validity of the "going concern" assumption used in preparing these financial statements.

          If the "going concern" assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

     b)   NATURE OF OPERATIONS

          The company markets a complete electronic voting system, which includes vote tally and voter registration software. The company also participates in the ballot printing, absentee voter and remote voting sectors of the election industry.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds

1.   SIGNIFICANT ACCOUNTING POLICIES - Continued

     c)   CONSOLIDATION

          These consolidated financial statements include the accounts of the company, its wholly-owned subsidiary, Global Election Systems, Inc., a company incorporated in Delaware and operating in Texas, U.S.A. and its wholly-owned subsidiaries. The purchase method of accounting has been applied to the formation of this subsidiary.

          On 23 March 2000, the company's wholly-owned U.S. subsidiary incorporated a wholly-owned subsidiary, Global Systems Caribbean, Inc., a company incorporated in Puerto Rico. The new subsidiary remains inactive to date and is accounted for under the purchase method of accounting.

          On 26 April 2000, the company's wholly-owned U.S. subsidiary incorporated a wholly-owned subsidiary, Integrivote.com, Ltd., a company incorporated in Nevada, U.S.A. The subsidiary remained inactive and was recently dissolved.

          Effective as of 10 August 2000, the company's wholly-owned U.S. subsidiary acquired a wholly-owned subsidiary, Spectrum Print & Mail Services, Ltd. ("Spectrum"), a company incorporated in Delaware and operating in Washington, U.S.A., California, U.S.A. and British Columbia, Canada. The acquisition is accounted for under the purchase method of accounting (Note 2).

     d)   FOREIGN CURRENCY TRANSLATION

          The accounts of the company are prepared in U.S. funds and the company's Canadian operations are translated into U.S. dollars as follows:

          o    Monetary assets and liabilities at year-end rates,

          o    All other assets and liabilities at historical rates, and

          o Revenue and expense items at the average rate of exchange prevailing during the year.

          Exchange gains and losses arising from these transactions are reflected in income or expense in the year.

     e)   INVENTORY

          Inventory of finished goods is valued at the lower of cost, including direct costs, capitalized labour and overhead, and net realizable value as estimated by management. Raw materials, which consist of parts and components, are valued at the lower of average cost and net realizable value, less any allowances for obsolescence. Goods taken in trade are treated as additional discounts granted to complete sales agreements and no value is recognized in inventory.

     f)   AMORTIZATION

          Capital assets are recorded at cost and the company provides for amortization on the following basis:

          Demonstration and computer equipment - 20% to 30% declining balance method
          Manufacturing equipment - 20% declining balance method
          Manufacturing equipment under capital leases - 20% declining balance method
          Furniture and equipment - 20% declining balance method
          Leasehold improvements - straight-line over 5 years

          One-half of the rate is applied in the year of acquisition and disposition.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


1.   SIGNIFICANT ACCOUNTING POLICIES - Continued

     g)   PATENTS

          Patents are recorded at cost and the company provides for amortization on a straight-line basis over 10 years.

     h)   GOODWILL

          Goodwill is recorded at cost and the company provides for amortization on a straight-line basis over 5 years.

     i)   REVENUE RECOGNITION

          Revenue from sales of products is recognized at the time of shipment of products to customers. Revenue from sales of services is recognized on the basis of the percentage completion of the related services. The company defers a portion of revenue received related to contracted future services to match against management's estimate of the future costs of providing these services to customers. Receivables with extended payment terms less than one year are recorded as contracts receivable and those over one year are recorded as agreements receivable.

     j)   WORK-IN-PROGRESS

          Amounts related to revenues recognized in the fiscal period which remain unbilled to the customer at the end of the fiscal period are presented as work-in-progress in these consolidated financial statements.

     k)   WARRANTY RESERVE

          Provisions for future estimated warranty costs are recorded in the accounts based upon historical maintenance records. Management periodically reviews the warranty reserve to determine the adequacy of the provision.

     l)   RESEARCH AND DEVELOPMENT

          New product development costs and existing product enhancement costs are deferred to future periods when the product or process is clearly defined, the costs can be identified, the technical feasibility has been established, management intends to market the product or process, a market exists for the product or process and adequate resources exist to complete the project. The company provides for amortization on a straight-line basis over 10 years. Research costs and development costs which do not meet the preceding criteria are expensed in the period incurred. Research and development tax credits are applied against either the deferred costs or expense, as applicable, in the period in which the tax credit is received.

     m)  SHARE CAPITAL

          i) The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the company.

          ii) Share capital issued for non-monetary consideration is recorded at an amount based on fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the company.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


1.   SIGNIFICANT ACCOUNTING POLICIES - Continued

     n)   EARNINGS (LOSS) PER SHARE

          Basic earnings (loss) per share computations are based on the weighted-average number of shares outstanding during the period. Fully diluted earnings per share are based on the actual number of shares outstanding at the end of the period plus performance shares, and share purchase options and warrants as if they had been issued as at the beginning of the period. A fully diluted loss per share computation is not presented because the effect of share purchase options and warrants is anti-dilutive.

     o)   MANAGEMENT'S ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     p)   FUTURE INCOME TAXES

          The company has adopted the asset and liability method of accounting for income taxes as prescribed by the CICA Handbook, which applies current income tax rates in the determination of future income taxes.

          Under the asset and liability method, the change in the net future tax asset or liability is included in income. The income tax effects of temporary differences in the time when income and expenses are recognized in accordance with company accounting practices, and the time they are recognized for income tax purposes, are reflected as future income tax assets or liabilities. Future income tax assets and liabilities are measured using statutory rates that are expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.


2.   ACQUISITION OF SUBSIDIARY

     By a share purchase agreement effective as of 10 August 2000, the company's wholly-owned U.S. subsidiary agreed to purchase 100% of the issued and outstanding shares of Spectrum. Spectrum is involved in the ballot printing, absentee voting processing and remote voting sectors of the election industry as well as certain other commercial printing applications. The company received regulatory approval for the acquisition on 28 August 2000 and the company's statement of income (loss) includes the results of operations of Spectrum from 11 August 2000.

     The consideration for the acquisition was as follows:

     i)   Issuance of 1,600,000 common shares of the company (i);

     ii)  Cash payment of $600,000 on 29 September 2000 (paid);

     iii) Cash payment of $333,334 on 29 September 2001;

     iv)  Cash payment of $333,333 on 29 September 2002;

     v)   Cash payment of $333,333 on 29 September 2003.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


2.   ACQUISITION OF SUBSIDIARY - Continued

     A summary, as at 10 August 2000, of the consideration paid or accrued and the net identifiable assets of Spectrum is as follows:


     Consideration Paid or Accrued
     Fair market value of 1,600,000 common shares issued  (ii)                                   $    1,080,934
     Cash consideration paid                                                                            600,000
     Cash consideration payable (Note 8c)                                                             1,000,000
     Deferred interest portion related to discounted cash consideration payable (Note 8c)              (219,583)
                                                                                                 --------------
     Total consideration paid or accrued                                                         $    2,461,351
                                                                                                 --------------

     Net Identifiable Assets and Goodwill Acquired
     Cash                                                                                        $       18,837
     Other current assets                                                                                36,984
     Capital assets                                                                                   2,030,676
     Goodwill                                                                                         2,146,000
     Bank loan                                                                                          (46,952)
     Other current liabilities                                                                          (59,686)
     Capital lease obligation                                                                        (1,664,508)
                                                                                                 --------------
                                                                                                 $    2,461,351
                                                                                                 --------------

     (i) The shares were issued upon closing of the agreement except for 500,000 shares, which are subject to an escrow agreement (Note 10c).

     (ii) The share consideration has a deemed value of CDN $2.09 per the agreement and per acceptance by the regulatory authorities. Management has discounted this value to CDN $1.00 per share to recognize the estimated fair value of the common shares at 10 August 2000.

     The company has agreed to use its best efforts to obtain a release of the vendor's personal liability under certain guarantees of the obligations of Spectrum (Note 9). The company has agreed to indemnify and save harmless the vendor from any claims pursuant to these guarantees.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of accounts receivable, contracts receivable, work-in-progress, deposits, agreements receivable, accounts payable and accrued liabilities, customer deposits, loans payable and capital lease obligations approximates their fair value due to their short term maturity or capacity of prompt liquidation.

     Concentration of credit risk may arise from exposure to a single debtor or to a group of debtors having similar characteristics such that their ability to meet their obligations to the company is expected to be affected similarly by changes in economic or other conditions.

     The company's counterparty concentration is with its authorized resellers and state, county, city and municipal election customers in the United States and Canada and arises in the normal course of the company's business. The company does not normally require collateral other than a security interest on the related equipment.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


3.   FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

     Included in the 30 June 2001 gross accounts receivable of $3,737,841, are two authorized resellers which together account for $1,727,599 or 46.2% of this balance. To 4 September 2001, the company has collected $654,807 from these customers and the balance is due on specific terms. The company has made a provision of $449,836 for disputed and potentially uncollectible amounts from its trade receivables yielding a net current accounts receivable balance of $3,288,005.

     Included in the 30 June 2001 gross contracts receivable of $1,753,486 is one election customer, which accounts for $1,325,230 or 75.6% of this balance. To 4 September 2001, the company has collected $Nil from this customer on the balance owing at 30 June 2001. The balance is past due and management is currently in negotiations with the customer in an attempt to resolve certain disputes relating to the contract. A provision for loss in the amount of $725,000 has been recorded in the accounts of the company as of 30 June 2001. Should the company be unable to satisfy the customer's expectations then a mediation process is anticipated and the possible range of loss would be $Nil to the full balance owing. The net contracts receivable amounts to $1,028,486 as at 30 June 2001.

     The 30 June 2001 gross work-in-progress amounts to $521,277 representing the revenue unbilled on contracts in progress. A provision for loss in the amount of $103,164 has been established to provide for potentially uncollectible amounts on these contracts. The net work-in-progress amounts to $418,113 as at 30 June 2001.

4.   INVENTORY

     Details are as follows:


                                                                       2001             2000
                                                                    -------------   -------------
     Supplies and parts                                             $   3,462,122   $   3,115,792
     Finished goods                                                     2,146,706       2,236,424
                                                                    -------------   -------------
                                                                    $   5,608,828   $   5,352,216
                                                                    -------------   -------------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


5.   AGREEMENTS RECEIVABLE

     a)   Details of agreements receivable from customers are as follows:

                                                                                                 2001             2000
                                                                                             -------------    -------------
     Assignment receivable (Note 5b)                                                         $     420,590               --
     Sales agreement receivable with interest at 5.4% per annum commencing 15
         July 1998, repayable by 15 July 2001, secured by the underlying goods                      21,050           36,926
     Sales agreement receivable with interest at 5% per annum, repayable in
         60 equal monthly payments commencing 15 December 1995, secured by
         the underlying goods                                                                           --           80,608
     Sales agreement receivable with interest at 4.4% per annum commencing 27
         January 1998, repayable by 1 July 2000, secured by the underlying
         goods                                                                                          --           20,751
     Sales agreement receivable, non-interest bearing, repayable in July
         2000, secured by the underlying goods                                                          --           56,399
                                                                                             -------------    -------------
                                                                                                   441,640          194,684
     Less:  Current portion                                                                        (97,276)        (178,808)
                                                                                             -------------    -------------
                                                                                             $     344,364    $      15,876
                                                                                             -------------    -------------

     Scheduled principal repayments on the sales agreements receivable are as follows:


     Period to 30 June 2002                                                   $     97,276
     Period to 30 June 2003                                                         70,092
     Period to 30 June 2004                                                        109,345
     Period to 30 June 2005                                                         59,445
     Period to 30 June 2006                                                         54,836
     Period to 30 June 2007 and subsequent                                          50,646
                                                                              ------------
                                                                              $    441,640
                                                                              ------------


     b) By a letter agreement dated 28 August 2000, the company agreed to accept the future gross proceeds of certain Election Services Agreements as payment for $650,000 of trade receivable owing from the customer. An allowance of $229,410 has been provided to yield a net assignment receivable of $420,590 as a result of no payments yet received from the underlying customer. These agreements have an estimated future gross proceeds of approximately $552,000 during their eight year terms to August 2007, which would represent an implicit interest rate of approximately 10% per annum.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


6.   CAPITAL ASSETS

     Details are as follows:

                                                                                          2001              2000
                                                                     Accumulated        NET BOOK          Net Book
                                                       Cost          Amortization         VALUE             Value
                                                 ---------------   ---------------   ---------------   ---------------
     Demonstration and computer                  $     1,075,750   $       601,367   $       474,383   $       418,894
         equipment
     Manufacturing equipment                             459,952           137,278           322,674            27,084
     Manufacturing equipment under
         capital leases                                1,980,182           396,036         1,584,146                --
     Furniture and equipment                             310,490           200,750           109,740            84,019
     Leasehold improvements                              160,179            59,170           101,009            10,296
                                                 ---------------   ---------------   ---------------   ---------------
                                                 $     3,986,553   $     1,394,601   $     2,591,952   $       540,293
                                                 ---------------   ---------------   ---------------   ---------------


7.   OTHER ASSETS

     Details are as follows:


                                                                             2001             2000
                                                        Accumulated        NET BOOK         Net Book
                                           Cost         Amortization        VALUE             Value
                                      --------------   --------------   --------------   --------------
     Patents                          $      165,000   $      156,750   $        8,250   $       24,750
     Goodwill                              3,446,960        1,366,655        2,080,305          525,000
                                      --------------   --------------   --------------   --------------
                                      $    3,611,960   $    1,523,405   $    2,088,555   $      549,750
                                      --------------   --------------   --------------   --------------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


8.   LOANS PAYABLE

     a)   Details are as follows:

                                                                                           2001             2000
                                                                                       -------------    -------------
     Revolving line of credit, bearing interest at The Wall Street
          Journal prime rate plus 4%, interest payments due monthly, due in full by 31 October 2001, $3,000,000 limit, secured by a commercial security
          agreement covering certain receivables of the company (i)                    $   1,220,229    $   3,600,000

     Line of credit, bearing interest at bank prime plus 1% per annum (interest rate floor of 10%), interest payments due quarterly, due in full by 8
          September 2001, secured by a contract receivable with a balance
          receivable of $1,325,230 as at 30 June 2001 (ii)                                   546,200          904,950

     Promissory note payable, bearing interest at 10% per annum, interest payments due with scheduled principal payments or prepayments, payments due $620,319 by 15 September 2001, $880,667 by 15 December
          2001 and the balance by 15 March 2002, secured (Note 8d) (iii)
                                                                                           2,381,652               --

     Loan payable, non-interest bearing, payments due $333,334 by 29 September
          2001, $333,333 by 29 September 2002 and $333,333 by 29 September
          2003, unsecured (Note 8c)                                                          899,884               --

     Line of credit, bearing interest at bank prime plus 1% per annum                             --          480,000

     Line of credit, bearing interest at bank prime plus 1% per annum                             --          133,310

     Line of credit, bearing interest at bank prime plus 1% per annum                             --          250,113
                                                                                       -------------    -------------
                                                                                           5,047,965        5,368,373

     Less:  Current portion                                                               (4,381,299)      (1,768,373)
                                                                                       -------------    -------------

                                                                                       $     666,666    $   3,600,000
                                                                                       -------------    -------------

     (i) The loan matured on 18 July 2001 and was not repaid on maturity. Subsequently, the company obtained an extension of the maturity date to 31 October 2001. The company is in non-compliance with certain covenants of the loan agreement.

     (ii) The company is currently negotiating an extension of the due date of this line of credit and expects to receive an extension to 8 December 2001 in consideration for a payment on renewal of $250,000.

     (iii) The loan agreement contains a cross default clause providing for default of the loan in the event of the default of other debt or default of the covenants of other debt. The company failed to obtain the required consent of the debt holder for the security granted upon entering into the bridge loan agreement (Note 18b).

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


8.   LOANS PAYABLE - Continued


     b)  Scheduled principal repayments on the loans payable are as follows:

         Prior to 30 June 2002                             $   4,381,299
         Prior to 30 June 2003                                   333,333
         Prior to 30 June 2004                                   333,333
                                                           -------------
                                                           $   5,047,965
                                                           -------------

     c) The promissory note payable was issued as part consideration for the acquisition of Spectrum (Note 2) during the year ended 30 June 2001. Management has discounted the note payable using a discount rate of 13.5% per annum resulting in a deferred interest charge of $219,583.

          Details are as follows:


          Face value of note payable                                $   1,000,000
          Discount factor                                                (219,583)
                                                                    -------------
                                                                          780,417
          Interest accretion in the period                                119,467
                                                                    -------------
          Balance - 30 June 2001                                    $     899,884
                                                                    -------------


     d) The promissory note payable is denominated in Canadian funds for a total of $4,000,000. The principal payments are $1,333,333 CDN funds by 15 September 2001, $1,333,333 CDN funds by 15 December 2001 and the balance by 15 March 2002. The loan is secured by a security interest covering the inventory of the company and $4,000,000 guarantees from the company's U.S. subsidiary and a director. Prepayments are required as to 10% of collected sales by the company and 10% of any proceeds from the issuance of any debt or equity securities in excess of U.S. $7,000,000. The lender was granted 600,000 share purchase warrants (Note 10b) and the director who guaranteed the loan was granted 100,000 share purchase warrants (Note 10b).

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


9.   CAPITAL LEASE OBLIGATIONS

     a)  Details are as follows:

                                                                                  2001              2000
                                                                              ------------      ------------
     IFC Credit Corporation (Note 9b)

        Lease #01, bearing an implicit interest rate of 13.95% per annum, payable at $3,719 per month for 60 months to 20 September 2003,
        secured by the related equipment                                      $     98,144      $         --

        Lease #02, bearing an implicit interest rate of 14.28% per annum, payable at $3,948 per month for 60 months to 1 December 2004,
        secured by the related equipment                                           140,749                --

        Lease #03, bearing an implicit interest rate of 21.71% per annum, payable at $3,240 per month for 60 months to 1 January 2005,
        secured by the related equipment                                           104,913                --

        Lease #04, bearing an implicit interest rate of 14.94% per annum, payable at $3,901 per month for 60 months to 1 September 2005,
        secured by the related equipment                                           155,801                --

        Lease #05, bearing an implicit interest rate of 14.94% per annum, payable at $3,901 per month for 60 months to 1 September 2005,
        secured by the related equipment                                           155,801                --

     Newcourt Leasing Corp. (Note 9c)

         Lease, bearing an implicit interest rate of 11.39% per annum, payable at $15,718 per month for 42 months to 23 December 2001,
         secured by the related equipment                                           91,243                --

     Bankvest Capital Corp. (Note 9d)

         Lease, bearing an implicit interest rate of 10.30% per annum, payable at $11,223 per month for 42 months to 1 June 2002,
         secured by the related equipment                                          127,436                --

     Copelco Capital, Inc. (Note 9e)

         Lease, bearing an implicit interest rate of 13.14% per annum, payable at $21,751 per month for 48 months to 1 April 2004,
         secured by the related equipment                                          614,840                --
                                                                              ------------      ------------
                                                                                 1,488,927                --
     Less: Current portion                                                        (540,502)               --
                                                                              ------------      ------------
                                                                              $    948,425      $         --
                                                                              ------------      ------------


GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


9.   CAPITAL LEASE OBLIGATIONS - Continued

     b)  IFC Credit Corporation Leases

         The company must elect at least 90 days prior to the initial expiry date:

         i) To purchase the equipment at the greater of the fair market value and 10% of the lessor's capitalized cost; or

         ii) To extend the lease for five months at the same monthly payment amount and purchase the equipment at 2% of the lessor's capitalized cost; or

         iii) The lease will be automatically extended for an additional twelve months at the same monthly payment.

         Management has indicated its intention to buy-out the leases at 10% of the lessor's capitalized cost at the termination of each lease. The estimated buy-out amount has been included in the capital lease obligation.

         Title to the equipment remains with the lessor during the term of the lease. The leases are guaranteed by the former shareholder of Spectrum and the former shareholder's spouse.

     c)  Newcourt Leasing Corp. Lease

         The company must elect at least 60 days prior to the expiration of the lease term to purchase the equipment at the end of the lease term for $1. Title to the equipment remains with the lessor during the term of the lease.

     d)  Bankvest Capital Corp. Lease

         The company must elect at least 60 days prior to the expiration of the lease term to purchase the equipment at the end of the lease term for $1. Title to the equipment remains with the lessor during the term of the lease. The lease is guaranteed by the former shareholder of Spectrum.

     e)  Copelco Capital, Inc. Lease

         The company must elect at least 90 days prior to the expiration of the lease term to return the equipment or purchase the equipment at the end of the lease term at its fair market value. Title to the equipment remains with the lessor during the term of the lease.

     f)  Scheduled annual lease payments on the capital leases are as follows:

         Period to 30 June 2002                                       $  714,506
         Period to 30 June 2003                                          485,525
         Period to 30 June 2004                                          408,552
         Period to 30 June 2005                                          139,992
         Period to 30 June 2006                                           23,406
                                                                      ----------
                                                                      $1,771,981
                                                                      ----------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


10.  SHARE CAPITAL

     a)  STOCK OPTION PLAN

         The company has a stock option plan, which covers its officers and directors. The options are granted for varying terms ranging from three to five years. Options granted prior to 30 June 1998, were immediately vested upon grant. Options granted subsequent to 30 June 1998, vest over the term of the option. The following is a schedule of the activity pursuant to this stock option plan:

                                       Number of      Price per Share
                                         Shares           (CDN $)          Expiration Date
                                       ---------      ---------------      ---------------
         Balance - 30 June 1998        1,270,000      $ 1.25 to $1.80
             New options granted         205,000          $ 2.05           15 October 2001
             Options exercised            (1,232)         $ 1.25           22 August 2002

         Balance - 30 June 1999        1,473,768      $ 1.25 to $2.05
             Options expired            (100,000)         $ 1.60           13 February 2003
             Options expired             (23,768)         $ 1.25           22 August 2002
             Options exercised          (100,000)         $ 1.33           1 November 1999
             Options granted              50,000          $ 1.69           7 February 2005

         Balance - 30 June 2000        1,300,000      $ 1.25  to $2.05     15 October 2001 to
                                                                           7 February 2005
             Options granted              50,000          $ 1.25           2 August 2005
             Options granted             200,000          $ 2.39           19 January 2003
             Options granted              75,000          $ 3.25           14 May 2006
             Options exercised          (280,000)         $ 1.25           22 August 2002
             Options exercised           (15,000)         $ 2.05           15 October 2001
             Options exercised           (50,000)         $ 1.49           17 December 2002
             Options expired             (75,000)         $ 1.25           2 August 2005
             Options expired             (50,000)         $ 2.05           15 October 2001

         Balance - 30 June 2001        1,155,000      $ 1.25  to $3.25     15 October 2001 to
                                                                           14 May 2006

     b)  STOCK PURCHASE WARRANTS

         The following is a schedule of the activity pursuant to stock purchase warrants:

                                       Number of      Price per Share
                                         Shares           (CDN $)          Expiration Date
                                       ---------      ---------------      ---------------
         Balance - 30 June 1998,
           1999 and 2000                166,667           $ 1.88           31 March 2001
         Warrants exercised            (166,667)          $ 1.88           31 March 2001
         Warrants granted               600,000           $ 3.00           15 March 2006
         Warrants granted               100,000           $ 3.00           3 May 2006

                                                                           15 March 2006 to
         Balance - 30 June 2001         700,000           $ 3 .00          3 May 2006

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


10.  SHARE CAPITAL - Continued

     c)  ESCROW SHARES

         Related to the acquisition of Spectrum (Note 2), there are 500,000 shares held in escrow until 27 September 2002. The shares are in escrow to provide security to the company against claims against the vendor of Spectrum, if any, for any breach of representations and warranties under the share purchase agreement.

11.  INCOME TAXES

     a) A reconciliation of the current income tax provision of the company for the year ended 30 June 2001 is as follows:

                                                   Canadian Parent   U.S. Subsidiaries      Total
                                                   ---------------   -----------------   ------------
         Net loss before taxes per financial
             statements                              $ (1,613,406)     $ (9,147,487)     $(10,760,893)
         Future benefit of current tax loss
             (Note 11b)                                        --           962,998           962,998
                                                     ------------      ------------      ------------
         Current Taxable Loss                        $ (1,613,406)     $ (8,184,489)     $ (9,797,895)
                                                     ------------      ------------      ------------
         Statutory tax rate (i)                              16.0%             35.0%               --
                                                     ------------      ------------      ------------
         Current Income Tax Provision                $         --      $         --      $         --
                                                     ------------      ------------      ------------

         (i) No federal rate applied on application of investment tax credits (Note 11c).

     b) A reconciliation of the future income tax recovery (payable) of the company for the year ended 30 June 2001 is as follows:

                                                   Canadian Parent   U.S. Subsidiaries      Total
                                                   ---------------   -----------------   ------------
         Future benefit of Current tax loss
             (Note 11a)                              $         --      $   (962,998)     $   (972,998)
         Non-deductible amortization, interest
             and other                                         --           548,713           548,713
                                                     ------------      ------------      ------------
         Future Taxable Loss                                   --          (414,285)         (414,285)
         Statutory tax rate                                    --              35.0%             35.0%
                                                     ------------      ------------      ------------
         Future Income Tax Recovery                            --           145,000           145,000
         Future Income Taxes Payable -
             30 June 2000                                      --          (145,000)         (145,000)
                                                     ------------      ------------      ------------
         Future Income Taxes Payable -
             30 June 2001                            $         --      $         --      $         --
                                                     ------------      ------------      ------------

     c) The company has unclaimed investment tax credits, for Canadian tax purposes, arising from its research and development activities in the amount of $317,000 which may be carried forward to be applied against future federal taxes payable. The future tax benefit, if any, of the tax credits has not been recognized in the accounts and expire as follows:

         2002                                                          $ 103,000
         2004                                                             34,000
         2005                                                             63,000
         2006                                                            117,000
                                                                       ---------
                                                                       $ 317,000
                                                                       ---------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


11.  INCOME TAXES - Continued

     d) As at 30 June 2001, the company has tax losses, for Canadian tax purposes, of approximately $1,509,000, which may be carried forward, to be applied against future taxable income. The future benefit, if any, of these tax losses have not been recognized in the accounts of the company and expire in 2008.

     e) As at 30 June 2001, the company's subsidiary has tax losses, for U.S. tax purposes, of approximately $8,355,000, which may be carried forward, to be applied against future taxable income. The future benefit, if any, of these tax losses have not been recognized in the accounts of the company and expire as to $170,000 in 2010 and $8,185,000 in 2021.

12.  COMMITMENTS

     a) By way of an employment agreement, the company has secured the services of a key employee of Spectrum for an initial term, which expires 31 December 2002. The contract contains fixed annual compensation of $144,000 per annum for the initial twelve months of the agreement. The contract renews automatically for successive one-year terms unless either party gives the required 30 days notice prior to the expiration of the contract term.

     b) By way of employment agreements, the company has secured the services of two key employees of Spectrum to 31 December 2001. The contracts contain fixed annual compensation totaling $140,000 per annum and are automatically renewed for successive one year terms unless either party gives the required 30 days notice prior to the expiration of the contract term.

     c) By an agreement dated 19 January 2001, the company has secured the services of a key employee for an initial term of two years. The contract contains fixed annual compensation of $120,000 per year and is automatically renewed for successive two-year terms unless either party gives the required 30 days notice prior to the expiration of the contract term.

         The key employee was also granted 200,000 stock options at CDN $2.39 per share, which vest at 100,000, one year from the effective date and 100,000 two years from the effective date.

     d) Under the terms of a lease agreement dated 8 December 1998, the company is committed to minimum annual lease payments which increase from CDN $25,529 in the first year to CDN $35,741 by the final year, plus its share of common area costs. The lease is for a five-year term to 30 April 2004 representing a minimum lease commitment of:

                                                                        CDN $
                                                                      ----------
         Period to 30 June 2002                                       $  33,884
         Period to 30 June 2003                                          36,668
         Period to 30 June 2004                                          35,741
                                                                      ---------
                                                                      $ 106,293
                                                                      ---------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


12.  COMMITMENTS - Continued

     e) By an agreement dated 26 September 2000, the company's United States subsidiary has agreed to lease 26,100 square feet of general office and warehouse space in McKinney, Texas, for five years from 1 October 2000. The annual lease amount of $220,548 represents a minimum lease commitment of:

         Period to 30 June 2002                                        $ 220,548
         Period to 30 June 2003                                          220,548
         Period to 30 June 2004                                          220,548
         Period to 30 June 2005                                          220,548
         Period to 30 June 2006                                           55,137
                                                                       ---------
                                                                       $ 937,329
                                                                       ---------

     f) Under the terms of a production space lease agreement dated 6 June 1998, Spectrum is committed to minimum annual lease payments which increase from $23,280 in the first year to $25,440 by the final year, plus its share of common area costs. The lease is for a four-year term to 1 June 2002 representing a minimum lease commitment of $23,320 for the period to 30 June 2002.

     g) Under the terms of a production space lease agreement dated 23 December 1999, Spectrum is committed to minimum annual lease payments which commenced at $55,296 per annum. The lease provides for annual increases based on the consumer price increase for San Francisco, with a minimum increase of 3% and a maximum increase of 5% per annum, plus its share of common area costs. The lease is for a five-year term to 31 December 2004 representing a minimum lease commitment of:

         Period to 30 June 2002                                        $  57,810
         Period to 30 June 2003                                           59,544
         Period to 30 June 2004                                           61,326
         Period to 30 June 2005                                           31,116
                                                                       ---------
                                                                       $ 209,796
                                                                       ---------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


12.  COMMITMENTS - Continued

     h) By an agreement dated 19 June 2001 and subsequently amended, the company contracted Diebold, Incorporated ("Diebold") to manufacture certain election equipment related to a specific sales agreement to be completed in the 2002 fiscal year. The contract requires the following payments:

         By 31 July 2001 (i)                                         $   598,500
         By 31 August 2001 (i)                                           420,150
         By 30 September 2001 or the delivery date of goods            1,161,250
                                                                     -----------
         Total                                                       $ 2,179,900
                                                                     -----------

         (i) The agreement allows the company to defer these payments to the earlier of 30 September 2001 or the delivery date of the goods. The payments have yet to be made and the company has not yet requested deferral of these payments.

         The company granted Diebold a license to the company's operating system including any other software, computer programs, manuals, documentation and various information and intellectual property rights associated with the products. The license is for 75 years and is intended to allow Diebold to perform its responsibilities related to the agreement. Should the company breach the contract, through failure to pay or failure to warrant and indemnify Diebold against third party claims of intellectual property rights infringement, then all limitations on Diebold's ability to use the license are terminated.

         The company has granted Diebold a security interest in all inventory, equipment and goods including embedded and non-embedded software manufactured by or distributed by Diebold.

         Diebold has been granted an option to purchase common shares of the company, contingent upon the company failing to pay amounts owing from the agreement within 30 days of their due dates. The option would allow Diebold to acquire 115% of the value of the missed payment at 85% of the average of the 3 lowest closing prices during the 10 days prior to Diebold giving notice of its intention to exercise its option.

     i) By an agreement dated 28 February 2001, the company retained the services of J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard") as exclusive financial advisor to pursue and recommend alternatives to enhance shareholder value on behalf of the company for the purpose of effecting a financing, recapitalization or change of control transaction. The agreement is for two years to 28 February 2003 and may be terminated on 30 days notice by either party. Hilliard will be entitled to a transaction fee equal to the greater of $300,000 and 5% of any equity financing plus 4% of any subordinated debt plus 1.5% of any senior debt for any financing or recapitalization transaction. Hilliard will be entitled to a transaction fee equal to 1.5% of the aggregate value of any change of control transaction. If a transaction is completed within 1 year after the expiration or election of expiration of the agreement then Hilliard will receive the full transaction fee.

         By an agreement dated 29 June 2001, the parties agreed to cap the maximum transaction fee payable to Hilliard at $625,000.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


13.  SALES AND OPERATING INCOME

     Details of sales and operating income generated from customers which individually account for approximately 10% or more of that year's consolidated sales and operating income are as follows:

                                                            2001              2000             1999
                                                       -------------     -------------     -------------
     Number of Large Customers                                     3                --                 2
                                                       -------------     -------------     -------------
     Amount of Sales to Large Customers                $   6,891,783     $          --     $   3,620,295
                                                       -------------     -------------     -------------
     Total Consolidated Sales and Operating Income     $  12,116,114     $  20,195,209     $  18,198,041
                                                       -------------     -------------     -------------
     Total Percentage of Consolidated Sales and
         Operating Income Generated from Large
         Customers                                              56.9%              0.0%             19.9%
                                                       -------------     -------------     -------------

     Due to the nature of the company's business, large sales to individual customers are generated on a non-recurring basis. As a result, the company is not dependent on any single customer or small group of customers such that the loss of any of these would have a material adverse effect on the future results of the company.

     In the current period, with the acquisition of Spectrum (Note 2), the company has acquired certain election related printing contracts which are expected to produce recurring business for the company. In the current period, one such customer accounted for $1,703,694 of the company's consolidated sales and operating income. Management believes that as it expands this area of its business, that its dependency on this customer will be reduced and the loss of such a customer would not have a material adverse effect on the future results of the company.

14.  RELATED PARTY TRANSACTIONS

     In addition to items disclosed elsewhere in these consolidated financial statements, the company conducted the following transactions with related parties:

     a)  EXPENDITURES

         Details are as follows:

                                                                2001             2000              1999
                                                           -------------     -------------     -------------
         Paid/accrued salaries and fees to officers and
             directors                                     $   1,134,427     $     625,392     $     629,036
         Paid/accrued election support, promotion,
             marketing and project management fees to a
             company with a director in common                   410,564                --                --
                                                           -------------     -------------     -------------
                                                           $   1,544,991     $     625,392     $     629,036
                                                           -------------     -------------     -------------

     b) At 30 June 2001, $139,712 remained payable for election support, promotion, marketing and project management fees to a company with a director in common.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


15.  SEGMENT INFORMATION

     The company operated in only one industry segment in Canada and the United States as follows:

                                          CANADA        UNITED STATES   ELIMINATION      CONSOLIDATION
                                       ------------     -------------   ------------     -------------
                                           2001             2001            2001             2001
                                       ------------     ------------    ------------     ------------
     Sales to customers                $  1,087,648     $ 11,028,466    $         --     $ 12,116,114
     Sales between the segments              34,014          375,451        (409,465)              --
                                       ------------     ------------    ------------     ------------
     Total sales revenue               $  1,121,662     $ 11,403,917    $   (409,465)    $ 12,116,114
                                       ------------     ------------    ------------     ------------
     Operating profits                 $    498,172     $  3,545,934    $         --     $  4,044,106
                                       ------------     ------------    ------------     ------------
     General corporate expenses                                                           (13,921,395)
     Interest                                                                                (883,604)
     Future income taxes                                                                      145,000
                                                                                         ------------
     Net income (loss)                                                                   $(10,615,893)
                                                                                         ------------
     Identifiable assets               $    537,688     $ 16,529,398    $    (22,607)    $ 17,044,479
                                       ------------     ------------    ------------     ------------
     Capital expenditures              $     17,713     $  2,718,981    $         --     $  2,736,694
                                       ------------     ------------    ------------     ------------
     Amortization of capital
       assets                          $     19,233     $    665,802    $         --     $    685,035
                                       ------------     ------------    ------------     ------------

                                          Canada        United States   Elimination      Consolidation
                                       ------------     -------------   ------------     -------------
                                           2000             2000            2000             2000
                                       ------------     ------------    ------------     ------------
     Sales to customers                $  1,584,899     $ 18,610,310    $         --     $ 20,195,209
                                       ------------     ------------    ------------     ------------
     Sales between the segments             282,168          839,373      (1,121,541)              --
                                       ------------     ------------    ------------     ------------
     Total sales revenue               $  1,867,067     $ 19,449,683    $ (1,121,541)    $ 20,195,209
                                       ------------     ------------    ------------     ------------
     Operating profits                 $  1,001,256     $  8,898,805    $         --     $  9,900,061
                                       ------------     ------------    ------------     ------------
     General corporate expenses                                                            (7,579,409)
     Interest                                                                                (543,535)
     Revaluation of used equipment                                                           (524,698)
     Income taxes                                                                                  --
     Future income taxes                                                                     (145,000)
                                                                                         ------------
     Net income (loss)                                                                   $  1,107,419
                                                                                         ------------
     Identifiable assets               $  1,838,040     $ 20,681,031    $    (22,607)    $ 22,496,464
                                       ------------     ------------    ------------     ------------
     Capital expenditures              $     12,964     $    297,228    $         --     $    310,192
                                       ------------     ------------    ------------     ------------
     Amortization of capital
       assets                          $     18,279     $    354,201    $         --     $    372,480
                                       ------------     ------------    ------------     ------------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


15.  SEGMENT INFORMATION - Continued

                                          Canada        United States   Elimination      Consolidation
                                       ------------     -------------   ------------     -------------
                                           1999             1999            1999             1999
                                       ------------     ------------    ------------     ------------
     Sales to customers                $    824,232     $ 17,373,809    $         --     $ 18,198,041
     Sales between the segments             957,198          550,677      (1,507,875)              --
                                       ------------     ------------    ------------     ------------
     Total sales revenue               $  1,781,430     $ 17,924,486    $ (1,507,875)    $ 18,198,041
                                       ------------     ------------    ------------     ------------
     Operating profits                 $  1,266,249     $  8,045,943    $         --     $  9,312,192
     General corporate expenses                                                            (7,374,234)
     Interest                                                                                (325,748)
     Revaluation of used equipment                                                           (873,101)
     Income taxes                                                                             (22,064)
     Future income taxes                                                                           --
                                                                                         ------------
     Net income (loss)                                                                   $    716,045
                                                                                         ------------
     Identifiable assets               $    518,440     $ 21,290,568    $    (22,607)    $ 21,786,401
                                       ------------     ------------    ------------     ------------
     Capital expenditures              $     12,672     $     69,346    $         --     $     82,018
                                       ------------     ------------    ------------     ------------
     Amortization of capital
       assets                          $     19,912     $    368,488    $         --     $    388,400
                                       ------------     ------------    ------------     ------------

16. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. Any differences in United States accounting principles as they pertain to the accompanying consolidated financial statements are not material except as follows:

     a)  COMPENSATION EXPENSE

         Under accounting principles generally accepted in the United States, there is a compensation expense associated with the release of escrowed shares of the company, as those shares become eligible for release. No compensation expense is applied under accounting principles generally accepted in Canada.

     b)  DEFERRED COSTS

         Under accounting principles generally accepted in the United States, expenditures related to research and development projects are expensed in the period incurred. Under accounting principles generally accepted in Canada, research expenditures are expensed as incurred and development expenses, which meet certain prescribed criteria (Note 1l), may be deferred and amortized against future income. During the current fiscal year, the deferred costs for Canadian purposes were written-off as the prescribed criteria were not met.

     c)  AMORTIZATION OF ASSETS UNDER CAPITAL LEASE

         Under accounting principles generally accepted in the United States, amortization of assets under capital leases, where there is no bargain purchase option or confirmed transfer of the asset to the lessor at the end of the lease term, is determined on a straight-line basis over the term of the lease. Under accounting principles generally accepted in Canada, such assets may be amortized over their estimated useful life.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


16. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - Continued

     d)  FINANCIAL STATEMENT RECONCILIATION

                                                                     2001           2000           1999
                                                                -------------   ------------   ------------
         i)   Deferred costs - Canadian basis                   $          --   $    587,852   $         --
              Less: Deferred costs expensed - current year                 --       (587,852)            --
                                                                -------------   ------------   ------------
              Deferred costs - U.S. basis                       $          --   $         --   $         --
                                                                -------------   ------------   ------------
         ii)  Capital assets - Canadian basis                   $   2,591,952   $    540,293   $    376,081
              Less: Additional amortization of assets under
                  capital leases                                     (227,660)            --             --
                                                                -------------   ------------   ------------
              Capital assets - U.S. basis                       $   2,364,292   $    540,293   $    376,081
                                                                -------------   ------------   ------------
         iii) Share capital - Canadian basis                    $  11,798,062   $ 10,217,262   $ 10,126,865
              Add: Escrow share compensation expense - prior
                 years                                              3,194,621      3,194,621      3,194,621
                                                                -------------   ------------   ------------
              Share capital - U.S. basis                        $  14,992,683   $ 13,411,883   $ 13,321,486
                                                                -------------   ------------   ------------
         iv)  Retained earnings (Deficit) - Canadian
               basis                                            $  (8,152,736)  $  2,463,157   $  1,355,738
              Less: Deferred costs expensed - current year                 --       (587,852)            --
              Less: Additional amortization of assets under
                  capital lease                                      (227,660)            --             --
              Less: Escrow share compensation expense -
                 prior years                                       (3,194,621)    (3,194,621)    (3,194,621)
                                                                -------------   ------------   ------------
              Deficit - U.S. basis                              $ (11,575,017)  $ (1,319,316)  $ (1,838,883)
                                                                -------------   ------------   ------------
         v)   Net income (loss) for the year - Canadian
               basis                                            $ (10,615,893)  $  1,107,419   $    716,045
              Add: Deferred costs - Canadian basis -
                 written-off in current year                          587,852             --             --
              Less: Deferred costs expensed - current year                 --       (587,852)            --
              Less: Additional amortization of assets under
                  capital lease                                      (227,660)            --             --
                                                                -------------   ------------   ------------
              Net income (loss) for the year - U.S basis        $ (10,255,701)  $    519,567   $    716,045
                                                                -------------   ------------   ------------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 JUNE 2001 AND 2000
U.S. Funds


16. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - Continued


     d)  FINANCIAL STATEMENT RECONCILIATION - Continued

         vi)  U.S. GAAP consolidated statement of shareholders' equity

                                                            Common Shares
                                                        Shares          Amount          Deficit           Total
                                                     ------------    ------------    ------------     ------------
         Balance - 30 June 1998 - U.S. basis           18,482,441    $ 13,320,488    $ (2,554,928)    $ 10,765,560
           Issuance of shares on exercise of
              options ($0.81 per share)                     1,232             998              --              998
           Net income for the year                             --              --         716,045          716,045
                                                     ------------    ------------    ------------     ------------
         Balance - 30 June 1999 - U.S. basis           18,483,673      13,321,486      (1,838,883)      11,482,603
           Issuance of shares on exercise of
              options ($0.90 per share)                   100,000          90,397              --           90,397
           Net income for the year                             --              --         519,567          519,567
                                                     ------------    ------------    ------------     ------------
         Balance - 30 June 2000 - U.S. basis           18,583,673      13,411,883      (1,319,316)      12,092,567
           Issuance of shares on exercise of
              options ($0.87 per share)                   345,000         298,818              --          298,818
           Issuance of shares on exercise of
              warrants ($1.21 per share)                  166,667         201,048              --          201,048
           Issuance of shares on acquisition of
              subsidy ($0.68 per share)                 1,600,000       1,080,934              --        1,080,934
           Net loss for the year                               --              --     (10,255,701)     (10,255,701)
                                                     ------------    ------------    ------------     ------------
         Balance - 30 June 2001 - U.S. basis           20,695,340    $ 14,992,683    $(11,575,017)    $  3,417,666
                                                     ------------    ------------    ------------     ------------

     e)  EARNINGS (LOSS) PER SHARE

                                                                2001              2000              1999
                                                           -------------     -------------     -------------
         Weighted average number of common shares
             outstanding - Basic                              19,944,255        18,550,521        18,483,264
         Add:  Dilutive stock options and warrants                   N/A         1,466,667         1,640,435
                                                           -------------     -------------     -------------
         Weighted average number of common shares
             outstanding - Fully diluted                      19,944,255        20,017,188        20,123,699
                                                           -------------     -------------     -------------
         Net income (loss) for the year - U.S. basis       $ (10,255,701)    $     519,567     $     716,045
                                                           -------------     -------------     -------------
             Basic and fully diluted earnings (loss)
                per share - U.S. basis
             - Basic                                       $       (0.51)    $        0.03     $        0.04
                                                           -------------     -------------     -------------
             - Fully diluted                               $         N/A     $        0.03     $        0.04
                                                           -------------     -------------     -------------

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 June 2001 and 2000
U.S. Funds


17.  CONTINGENCIES

     a) The company is aware of a potential claim for the alleged breach of an agreement, which has been filed in the State of Michigan but which has yet to be served upon the company. The claimant has estimated damages, including training costs and lost profits in excess of $1,000,000.

         The company is confident that it will prevail in the dispute and intends to vigorously defend itself.

         The outcome of this dispute and the amount of damages, if any, cannot be reasonably determined at this time. No provision for loss has been provided in these financial statements.

     b) The company is aware of a potential claim for misrepresentations and the alleged breach of certain commitments. The claimant seeks the company to purchase 63,275 shares of the company from the claimant in the amount of approximately $127,000.

         The company is confident that it will prevail in the dispute and intends to vigorously defend itself.

         The outcome of this dispute and the amount of damages, if any, cannot be reasonably determined at this time. No provision for loss has been provided in these financial statements.

     c) The company is aware of a potential claim for penalties pursuant to a clause in a specific sales contract. Management has estimated the maximum claim at approximately $350,000.

         At this time no specific claim has been made or threatened. The company is confident that it would prevail should such a dispute be initiated and would vigorously defend itself.

         The outcome of this dispute and the amount of damages, if any, cannot be reasonably determined at this time. No provision for loss has been provided in these financial statements.

18.  SUBSEQUENT EVENTS

     a) By an agreement dated 10 September 2001, which is subject to regulatory and shareholder approval, the company has reached an agreement with Diebold, whereby Diebold would acquire 100% of the issued and outstanding shares of the company at approximately $1.135 per share in a combination of Diebold common stock and cash. The Diebold common stock would be exchanged for the company's common stock by dividing
         0.908 by the 10 day weighted average trading price of Diebold's common shares. The exchange ratio shall not be less than 0.02421 or greater than 0.03027 per company share. The cash consideration would be $0.227 per company share.

         Should the company fail to receive shareholder approval or fail to meet certain other conditions precedent to the deal, then Diebold would be entitled to a break-up fee of $1,000,000 plus all transaction costs and expenses incurred by Diebold in connection with the agreements and their due diligence procedures.

         Should the deal not be consummated, other than upon failure to receive shareholder approval, and another deal occurs within an 18 month period, then Diebold would be granted an option to purchase up to 10% of the company's then issued and outstanding shares at $1.135 per share.

GLOBAL ELECTION SYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
30 June 2001 and 2000
U.S. Funds


18.  SUBSEQUENT EVENTS - Continued

     b) By a bridge loan agreement dated 29 June 2001 and amended 3 August 2001, the company arranged a $5,000,000 loan from Diebold with interest at 12% per annum and repayable 180 days from the dates of advance of the loan. The first advance of the loan of $1,550,000, less origination fees and lender expenses of $350,000, was received on 5 July 2001. The second and final advance of the loan in the amount of $3,450,000, less lender costs of $43,300, was received on 3 August 2001.

         The lender may elect, at any time, upon 2 days notice, to convert any portion of the unpaid loan amounts into common stock of the company. The lender is not entitled to convert unpaid loan amounts into common stock of the company such that more than 19.9% of the total issued and outstanding shares of the company may be so issued, without prior shareholder approval. The conversion price is the lesser of $1.135 and 85% of the fair market value of the company's common shares based upon the average closing price of the 10 days prior to the conversion.

         The company may prepay the loan at any time prior to maturity at the greater of 145% of the unpaid principal plus accrued interest and 145% of the conversion rights with respect to the unpaid principal plus accrued interest.

         The company shall prepay the loan at the greater of 145% of the unpaid principal plus accrued interest and 145% of the conversion rights with respect to the unpaid principal plus accrued interest upon the company entering into a sale agreement with a third party.

         The lender was granted a warrant for 250,000 shares of the company at the price of $1.135 and expiring 3 August 2006 or earlier under specific conditions.

         The loan agreement further provides that the company may not issue or sell shares, nor grant options at a price less than $1.135 prior to the later of full repayment of the loan and the date the warrants attached to the loan are exercised or expire.

         The loan is secured by a security in all assets of the company and the joint and several guarantees of the company's wholly-owned subsidiaries, Global Election Systems, Inc. and Spectrum Print & Mail Services, Ltd. for complete payments and performance of the obligations of the borrower. The security interest is prior to all other lines on the collateral other than the security provided on the loans payable (Note 8) which existed prior to the bridge loan agreement.

     c) On 11 July 2001, the company placed a refundable cash deposit of approximately $298,000, in lieu of a bid bond, related to a tender for voting equipment to be supplied in fiscal 2002.

     d) On 7 August 2001, the company appointed a new chief executive officer on a per diem basis and granted the employee 200,000 stock options at $1.135 for a period of up to 5 years, subject to regulatory approval.